      AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON MAY 20, 1998

                                                      REGISTRATION NO. 333-48107
================================================================================

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 4

                                       TO

                                    FORM S-1
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933

                                  COM21, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

               DELAWARE                                 7370                                94-3201698
       (STATE OF INCORPORATION)             (PRIMARY STANDARD INDUSTRIAL            (INTERNAL REVENUE SERVICE
                                            CLASSIFICATION CODE NUMBER)          EMPLOYER IDENTIFICATION NUMBER)

                                750 TASMAN DRIVE
                           MILPITAS, CALIFORNIA 95035
                                 (408) 953-9100
    (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                OF THE REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                PETER D. FENNER
                     PRESIDENT AND CHIEF EXECUTIVE OFFICER
                                  COM21, INC.
                                750 TASMAN DRIVE
                           MILPITAS, CALIFORNIA 95035
                                 (408) 953-9100
  (NAME AND ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA
                          CODE, OF AGENT FOR SERVICE)

                                   COPIES TO:

               THOMAS W. KELLERMAN, ESQ.                                  JEFFREY D. SAPER, ESQ.
                  ARMANDO CASTRO, ESQ.                                 PATRICK J. SCHULTHEIS, ESQ.
               ELIZABETH A. R. YEE, ESQ.                                   ROBERT G. DAY, ESQ.
                PETER S. BUCKLAND, ESQ.                                    ANIL P. PATEL, ESQ.
            BROBECK, PHLEGER & HARRISON LLP                          WILSON SONSINI GOODRICH & ROSATI
                 TWO EMBARCADERO PLACE                                   PROFESSIONAL CORPORATION
                     2200 GENG ROAD                                         650 PAGE MILL ROAD
              PALO ALTO, CALIFORNIA 94303                              PALO ALTO, CALIFORNIA 94304
                     (650) 424-0160                                           (650) 493-9300

        APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC:
  As soon as practicable after this Registration Statement becomes effective.

    If the only securities being registered on this form are being offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If the securities being registered on this form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, as amended (the "Securities Act"), other than securities offered only in connection with dividend or interest reinvestment plans, please check the following box. [ ]

    If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------


                        CALCULATION OF REGISTRATION FEE


==============================================================================================================
                                                                          PROPOSED              PROPOSED
                                                                          MAXIMUM               MAXIMUM
                                                     AMOUNT               OFFERING             AGGREGATE
            TITLE OF SECURITIES                      TO BE                 PRICE                OFFERING
              TO BE REGISTERED                   REGISTERED(1)          PER SHARE(2)            PRICE(2)
--------------------------------------------------------------------------------------------------------------
Common Stock, .001 value per share              5,750,000 shares           $12.00             $69,000,000
==============================================================================================================

-------------------------------------------------------------------
                                                   AMOUNT OF
            TITLE OF SECURITIES                   REGISTRATION
              TO BE REGISTERED                       FEE(3)
----------------------------------------------------------------------------------------
Common Stock, .001 value per share                  $20,355
-------------------------------------------------------------------------------------------------------------
--------------------------------------------------------------------------------------------------------------



(1) Includes 750,000 shares which the Underwriters have the option to purchase to cover over-allotments, if any.



(2) Estimated solely for the purpose of computing the amount of the registration fee pursuant to Rule 457(a).



(3) Includes $14,927 which was previously paid.



    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THE REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(A) OF THE SECURITIES ACT OF 1933 OR UNTIL THIS REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE SECURITIES AND EXCHANGE COMMISSION, ACTING PURSUANT TO SAID SECTION 8(A) MAY DETERMINE.

================================================================================

Information contained herein is subject to completion or amendment. A registration statement relating to these securities has been filed with the Securities and Exchange Commission. These securities may not be sold nor may offers to buy be accepted prior to the time the registration statement becomes effective. This Prospectus shall not constitute an offer to sell or the solicitation of an offer to buy nor shall there be any sale of these securities in any State in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of any such State.


SUBJECT TO COMPLETION, DATED MAY 20, 1998


COM21 LOGO
--------------------------------------------------------------------------------


5,000,000 SHARES


COMMON STOCK
--------------------------------------------------------------------------------


All of the 5,000,000 shares of Common Stock, par value $0.001 per share ("Common Stock"), offered hereby (the "Offering") are being sold by Com21, Inc. (the "Company"). Prior to this Offering, there has been no public market for the Common Stock. It is currently estimated that the initial public offering price will be between $10.00 and $12.00 per share. See "Underwriting" for a discussion of the factors considered in determining the initial public offering price. The Company has applied to have the Common Stock approved for quotation on the Nasdaq National Market under the symbol "CMTO."


FOR INFORMATION CONCERNING CERTAIN RISK FACTORS WHICH SHOULD BE CONSIDERED BY PROSPECTIVE INVESTORS, SEE "RISK FACTORS" COMMENCING ON PAGE 5.

THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION NOR HAS THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A CRIMINAL OFFENSE.

                                         PRICE TO        UNDERWRITING    PROCEEDS TO
                                         PUBLIC          DISCOUNT(1)      COMPANY(2)
Per Share                                $               $               $

Total(3)                                 $               $               $

(1) The Company has agreed to indemnify the Underwriters against certain liabilities, including liabilities under the Securities Act of 1933, as amended. See "Underwriting."
(2) Before deducting expenses estimated at $1,050,000, payable by the Company.

(3) The Company has granted the Underwriters an option, exercisable within thirty (30) days of the date hereof, to purchase up to 750,000 additional shares of Common Stock solely to cover over-allotments, if any. If such option is exercised in full, the total Price to Public, Underwriting
    Discount and Proceeds to Company will be $        , $        and $        ,
    respectively. See "Underwriting."


The shares of Common Stock offered hereby are offered by the Underwriters, subject to prior sale, when, as and if delivered to and accepted by them, and subject to approval of certain legal matters by counsel and certain other conditions. The Underwriters reserve the right to withdraw, cancel or modify such offer and to reject orders in whole or in part. Delivery of the shares of Common Stock offered hereby to the Underwriters is expected to be made in New
York, New York on or about           , 1998.
DEUTSCHE MORGAN GRENFELL
                              MERRILL LYNCH & CO.
  DAIN RAUSCHER WESSELS
                                        A DIVISION OF DAIN RAUSCHER INCORPORATED
The date of this Prospectus is             , 1998.

                                   COM21 LOGO

     Except as set forth in the financial statements or as otherwise specified herein, all information in this Prospectus (i) assumes no exercise of the Underwriters' over-allotment option, (ii) reflects the 1-for-2 reverse split of the outstanding shares of Common Stock and Preferred Stock, effected May 13, 1998 and (iii) reflects the conversion of all of the Company's outstanding shares of Preferred Stock into shares of Common Stock upon the effectiveness of the registration statement related to the Offering made hereby. See "Underwriting" and "Description of Capital Stock."

     CERTAIN PERSONS PARTICIPATING IN THIS OFFERING MAY ENGAGE IN TRANSACTIONS THAT STABILIZE, MAINTAIN OR OTHERWISE AFFECT THE PRICE OF THE COMMON STOCK, INCLUDING BY ENTERING STABILIZING BIDS, EFFECTING SYNDICATE COVERING TRANSACTIONS OR IMPOSING PENALTY BIDS OR OTHERWISE. SUCH ACTIVITIES, IF COMMENCED, MAY BE DISCONTINUED AT ANY TIME. FOR A DESCRIPTION OF THESE ACTIVITIES, SEE "UNDERWRITING."

                               PROSPECTUS SUMMARY

    The following summary should be read in conjunction with, and is qualified in its entirety by, the more detailed information and Financial Statements and Notes thereto appearing elsewhere in this Prospectus.

                                  THE COMPANY

    Com21, Inc. designs, develops, markets and sells value-added, high-speed communications solutions for the broadband access market. The Company's ComUNITY Access system enables cable operators to provide high-speed, cost-effective Internet access to corporate telecommuter, small office/home office ("SOHO") and residential users in the U.S. and internationally, and enables them to address the distinct price, performance, security and other needs of these different end-user groups. Com21's products include headend equipment, subscriber cable modems, network management software and noise containment technologies. Cable operators can use the Company's ComUNITY Access system to increase revenue opportunities by offering up to 16 different operator-defined transmission rates at varying price points to multiple markets. The Company's system is designed to be deployed on a limited capital budget and can be upgraded and scaled as subscriber penetration grows. The Company's system enables cable operators to lower their ongoing cost of ownership through cost-effective noise management and remote cable modem upgrades. The ComUNITY Access system also supports future features and service offerings, such as desktop video conferencing and cable telephony applications. The Company is developing an MCNS-compliant modem for the North American cable market intended primarily to address the basic requirements of the residential end-user base, which typically tolerates lower performance and security than the business user. The Company is working with Cisco to develop interoperable MCNS-compliant products that are expected to be commercially available in the second half of 1998. In 1997, the Company shipped approximately 170 ComCONTROLLER headends and more than 12,000 ComPORT modems for use in 61 locations worldwide. In the North American market, the Company sells directly to cable operators and has sold systems to major operators such as Charter Communications, Prime Cable and TCI. Internationally, the Company sells to systems integrators, including Philips and Siemens, which in turn sell to cable operators.

    The Company was incorporated in Delaware on June 29, 1992. The Company's principal executive offices are located at 750 Tasman Drive, Milpitas, California 95035, and its telephone number at that address is (408) 953-9100.

                                  THE OFFERING


Common Stock offered........................................  5,000,000 shares
Common Stock to be outstanding after the Offering(1)........  17,764,512 shares
Use of proceeds.............................................  For general corporate purposes, including working capital, product development and
                                                              capital expenditures. See "Use of
                                                              Proceeds."
Proposed Nasdaq National Market symbol......................  CMTO


                             SUMMARY FINANCIAL DATA
                                 (In thousands)

                                                                                        THREE MONTHS ENDED
                                                         YEARS ENDED DECEMBER 31,            MARCH 31,
                                                      ------------------------------    -------------------
                                                       1995        1996       1997       1997        1998
                                                      -------    --------    -------    -------    --------
STATEMENTS OF OPERATIONS DATA:
Total revenues......................................  $    --    $  1,000    $15,649    $   500    $  7,020
Gross profit........................................       --       1,000      7,277        500       2,344
Total operating expenses............................    6,922      15,913     20,540      4,365       6,661
Loss from operations................................   (6,922)    (14,913)   (13,263)    (3,865)     (4,317)
Net loss............................................   (6,666)    (14,471)   (13,055)    (3,828)     (4,232)


                                                                        MARCH 31, 1998
                                                              -----------------------------------
                                                                  ACTUAL         AS ADJUSTED(2)
                                                              --------------    -----------------
BALANCE SHEETS DATA:
Cash and cash equivalents...................................     $14,082             $64,182
Working capital.............................................      15,508              65,608
Total assets................................................      28,377              78,477
Long-term obligations.......................................       1,441               1,441
Total stockholders' equity..................................      19,121              69,221


---------------
(1) Based on the number of shares outstanding as of March 31, 1998 and the automatic conversion of all outstanding shares of Convertible Preferred Stock into Common Stock. Excludes: (i) 1,420,967 shares of Common Stock issuable upon exercise of stock options outstanding under the Company's 1998 Stock Incentive Plan at a weighted average exercise price of $2.64 per share; (ii) 1,102,543 shares of Common Stock reserved for future issuance under the 1998 Stock Incentive Plan (which includes a 500,000-share increase in the 1998 Plan approved on April 22, 1998 and from which reserve options to purchase 505,250 shares at $9.00 per share were granted on April 22,
    1998); (iii) 250,000 shares of Common Stock reserved for future issuance under the 1998 Employee Stock Purchase Plan; and (iv) 46,286 shares of Common Stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $7.76 per share. See "Capitalization," "Management -- Option Grants Under the 1998 Stock Incentive Plan," "Management -- Benefit Plans" and Notes 6 and 11 of Notes to Financial Statements.


(2) Adjusted to reflect the sale of 5,000,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $11.00 per share and after deducting the estimated underwriting discount and the estimated offering expenses. See "Use of Proceeds" and "Capitalization."

                                  THE COMPANY

     Com21, Inc. (the "Company" or "Com21") designs, develops, markets and sells value-added, high-speed communications solutions for the broadband access market. The Company's ComUNITY Access system enables cable operators to provide high-speed, cost-effective Internet access to corporate telecommuter, small office/home office ("SOHO") and residential users in the U.S. and internationally, and enables them to address the distinct price, performance, security and other needs of these different end-user groups. Com21's products include headend equipment, subscriber cable modems, network management software and noise containment technologies.

     The volume of data traffic across communications networks has increased significantly over the last several years with the growth of network-based communications and electronic commerce. Corporate telecommuters, SOHO and residential consumer users are increasingly accessing data networks, primarily the Internet, to communicate, collect and publish information and conduct business. With the increased dependence on communications networks and the growing demand for multimedia and other bandwidth-intensive information, slow transmission speeds have become less tolerable and can negatively affect business productivity.

     Typically, the limiting factor in overall data transmission performance is the "last mile" of the communications infrastructure. Today there are multiple technologies that attempt to address the need for digital high-speed last mile connections, and while each of these technologies has certain advantages, the cable infrastructure currently provides the highest-available absolute speed, with peak data transmission speeds of 30 megabits per second ("Mbps") and "always on" availability providing instant access. Cable operators have already begun to address the burgeoning market for cable modem Internet service. Industry sources estimate that there are currently more than 100 commercial deployments worldwide, including sites in the U.S., Argentina, Australia, Canada, France, The Netherlands and Switzerland. In the North American cable market, leading cable operators have developed the Multimedia Cable Network System ("MCNS") specification to define interoperability standards and to accelerate the mass market residential adoption of cable modems.

     The Company's principal strategy is to provide products that enhance the value of cable operators' cable modem deployments over the life of the investment. Cable operators can use the Company's ComUNITY Access system to increase revenue opportunities by offering up to 16 different operator-defined transmission rates at varying price points to multiple markets. In a typical flat-rate cable modem system, all subscribers are charged the same price, regardless of individual bandwidth service and pricing requirements, which results in lost revenue to the cable operators. The Company's system is designed to be deployed on a limited capital budget and can be upgraded and scaled as subscriber penetration grows. The Company's system enables cable operators to lower their ongoing cost of ownership through cost-effective noise management and remote cable modem upgrades.

     In addition to the high-speed, always-on and cost advantages of the ComUNITY Access system, the system also supports future features and service offerings, such as desktop video conferencing, cable telephony applications and parallel port modem connectivity. The Company is developing an interoperable MCNS-compliant modem for the North American cable market. The MCNS specification is intended to address the basic requirements of the residential end-user base, which typically tolerates lower performance and security than the business user. The Company is leveraging its expertise in radio frequency ("RF") and noise management technology in its MCNS-compliant cable modem and is working with Cisco Systems, Inc. ("Cisco") to develop interoperable MCNS products that are expected to be commercially available in the second half of 1998.

     In 1997, the Company shipped approximately 170 ComCONTROLLER headends and more than 12,000 ComPORT modems for use in 61 locations worldwide. In the North American market, the Company sells directly to cable operators and has sold systems to major operators such as Charter Communications, Inc. ("Charter"), Prime Cable and TCI.Net, a subsidiary of Tele-Communications, Inc. ("TCI"). Internationally, the Company sells to systems integrators, including Philips Broadband Networks ("Philips"), a division of Philips Electronics N.V. , and Siemens AG ("Siemens"), which in turn sell to cable operators.

                                  RISK FACTORS

     An investment in the shares of Common Stock offered hereby involves a high degree of risk. The following factors, in addition to the other information contained in this Prospectus, should be carefully considered in evaluating the Company and its business before purchasing the Common Stock offered hereby. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results could differ materially from those discussed in the forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed below and in "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Business," as well as those discussed elsewhere in this Prospectus.

     LIMITED OPERATING HISTORY; HISTORY OF LOSSES; NO ASSURANCE OF PROFITABILITY. The Company did not commence product shipments until April 1997, and, as a result, has a limited operating history upon which investors may evaluate the Company and its prospects. The Company has incurred net losses since its inception and expects to continue to operate at a loss through at least fiscal 1999. As of March 31, 1998, the Company had an accumulated deficit of approximately $39.6 million. Because the market for the Company's products is new and evolving, the Company cannot accurately predict the future growth rate, if any, or the ultimate size of the data-over-cable market. To achieve profitable operations on a continuing basis, the Company must successfully design, develop, test, manufacture, introduce, market and distribute its products on a broad commercial basis. There can be no assurance that the Company will ever achieve profitability. The Company's ability to generate future revenues will depend on a number of factors, many of which are beyond the Company's control. Such factors include the rate at which cable operators upgrade their cable infrastructures, the ability of the Company and cable operators to coordinate timely and effective marketing campaigns with the availability of such upgrades, the success of the cable operators in marketing data-over-cable services and the Company's modems to subscribers, the prices that the cable operators set for data transmission installation service and the installation of subscriber site equipment, and the rate at which the cable operators can complete the installations required to initiate service for new subscribers. As a result of the foregoing factors, the Company is unable to forecast its revenues or the rate at which the Company's systems will be adopted by cable operators with any degree of accuracy. Accordingly, there can be no assurance that the Company will ever achieve, or be able to sustain, profitability. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     POTENTIAL FLUCTUATIONS IN OPERATING RESULTS. The Company's operating results are likely to fluctuate significantly in the future on a quarterly and annual basis as a result of a variety of factors, many of which are beyond the Company's control. Factors that will influence the Company's operating results include: (i) the Company's ability to retain existing cable operator customers, to attract new customers at a steady rate, to maintain customer satisfaction and to obtain significant orders; (ii) the timing of upgrades of cable plants to hybrid fiber-coaxial ("HFC") and the ability and willingness of cable operators to deploy cable modems and offer either one-way or two-way data transmission service; (iii) the Company's ability to manage inventory and fulfillment operations; (iv) the announcement or introduction of new services and products by the Company and its competitors and the timely introduction of MCNS-compliant products by the Company; (v) the Company's product mix; (vi) price competition or pricing changes in the Internet, cable and telecommunication industries, pricing of the Company's products and its ability to reduce to the costs of its products over time; (vii) the level of use of the Internet as a replacement for private wide area networks; (viii) the Company's ability to develop new products in a timely and cost-effective manner; (ix) the amount and timing of operating costs and capital expenditures relating to expansion of the Company's business; operating results and infrastructure; (x) governmental regulation; and (xi) general economic conditions and economic conditions specific to the cable and electronic data transmission industries. In recent quarters the Company has recognized a substantial portion of its revenues in the last month of each quarter, and, in particular, within the last two weeks of that month. A significant portion of the Company's expenses are fixed in advance based in large part on future revenue forecasts. If revenues are below expectations in any given period, the adverse impact of such a shortfall may be magnified by the Company's inability to adjust spending to compensate for the shortfall. Therefore, a shortfall in revenues from those expected would have a material adverse effect on the Company's business, operating results and financial condition. In addition, the Company plans to increase operating expenses to fund additional research and development, sales and marketing and general and administrative activities. To the extent that these expenses are not accompanied by an increase in revenues, the Company's business, operating results and financial condition would be materially adversely affected.

     The Company anticipates that it will experience decreases in the average selling price of its cable modem products and that it may experience declines in the average selling prices of its other products. Any price decline that is not offset by a decline in the cost of the product could have an adverse effect on the Company's gross margin. The sales mix of the Company's headend equipment and modems also affects its gross margin. The Company's modems have a lower gross margin than does the Company's headend equipment. The Company anticipates that its sales mix will be increasingly weighted toward lower margin modems in the foreseeable future, as headends become more broadly deployed and as MCNS-compliant products are deployed by cable operators. As a result, the Company expects to experience continued downward pressure on its gross margin. Due to all of the foregoing factors, it is likely that the Company's operating results in one or more future periods will fail to meet or exceed the expectations of securities analysts or investors. In such event, the trading price of the Common Stock would likely be materially adversely affected. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     EARLY STAGE OF MARKET FOR CABLE MODEMS; UNPROVEN ACCEPTANCE OF THE COMPANY'S PRODUCTS. The Company's success will depend on the timely adoption of its products by cable operators and end-users. The market for the Company's products has only recently begun to develop, is rapidly evolving and is characterized by an increasing number of market entrants that have introduced or developed, or are in the process of introducing or developing, cable modem systems, including headend equipment, cable modems and system management software, that compete with the Company's products. The Company did not commence product shipments until April 1997. The Company shipped its ComUNITY Access System for commercial deployment to nine cable operator customers in the second quarter of 1997, seven cable operator customers in the third quarter of 1997 and two cable operator customers in the first quarter of 1998. Critical issues concerning the use of cable modems, including security, reliability, cost, ease of deployment and administration, and quality of service, remain largely unresolved and may adversely affect the Company's growth and the market acceptance of its products. Because the market for the Company's products is new and evolving, the Company cannot accurately predict the future growth rate, if any, or the ultimate size of the cable modem market. If the market fails to develop, or develops more slowly than expected, the Company's business, operating results and financial condition would be materially adversely affected. Some cable operators will, prior to purchasing the Company's products, require that their internal technical personnel certify the Company's products for integration into their systems. There can be no assurance that any cable operator will certify the Company's products in a timely manner, if at all, or that the Company, in order for its products to be certified by any cable operator, will not have to make significant modifications to its products. Failure to become certified could render the Company unable to deploy its products in timely manner, or at all, with one or more cable operators. Any or all of these possibilities could have a material adverse effect on the Company's business, operating results and financial condition. There can be no assurance that the market for cable modems will develop as the Company anticipates, or that the Company will be able to compete with new entrants to the market should the market develop. There can be no assurance that the Company's products will achieve acceptance in their markets, and the failure of the Company's products to achieve such market acceptance would have a material adverse effect upon the Company's business, operating results and financial condition.

     DEPENDENCE ON CABLE OPERATORS. The Company depends on cable operators to purchase its headend equipment and cable modems and to market data transmission service to end-users. Cable operators have a limited number of programming channels over which they can offer services, and there can be no assurance that they will choose to provide data transmission services to their subscribers. Even if a cable operator chooses to provide data transmission services, there can be no assurance that it would choose the Company's products. The future success of services providing data transmission over cable will depend, in large part, upon the ability of cable systems to support two-way communications. While many cable operators are in the process of upgrading, or have announced their intention to upgrade, their cable infrastructures to HFC to provide increased quality and speed of transmission and, in certain cases, two-way transmission capabilities, many cable operators, particularly cable operators in the U.S., have delayed their planned upgrades. Cable operators have limited experience with such upgrades, and investments in upgrades place a significant strain on the financial, managerial, operational and other resources of the cable operators, most of which are already highly leveraged and face intense competition from telephone companies, satellite television and broadband wireless system operators. Cable operators may not have the capital required to upgrade their infrastructure or to offer new services that require substantial start-up costs. As a result, it is uncertain whether cable operators will upgrade to HFC or whether they will offer additional services, such as Internet access in the near term, or at all. After installation, the Company will be highly dependent on cable operators to continue to maintain their cable infrastructure in such a manner that the Company's products will operate at a consistently high performance level and reliable environment. Accordingly, the success and future growth of the Company's business will be subject to economic and other factors affecting the cable television industry generally, particularly the industry's ability to continue to finance the substantial capital expenditures necessary to use the Company's products effectively.

     Whenever cable operators wish to upgrade their cable plants from coaxial cable to HFC, they are required to obtain certain city and county permits. There can be no assurance that such permits will be obtained, or even if they are obtained, that they will be obtained in a timely and cost-effective manner. Further, cable operators must periodically renew their franchises with city or county governments. As a condition of obtaining such renewal, the cable operator may have to meet certain conditions imposed by the issuing jurisdiction. Meeting such conditions may cause the cable operator to delay upgrades or the implementation of data over cable services. The failure of cable operators to complete these upgrades or implement these services in a timely and satisfactory manner, or at all, would adversely affect the market for the Company's products. Although the Company's commercial success depends on the successful and timely completion of these infrastructure upgrades, cable operators are under no obligation to upgrade systems or to roll out, market or promote the Company's products. Any failure to upgrade or delay in upgrading could have a material adverse effect on the Company's business, operating results and financial condition.

     COMPETING TECHNOLOGIES AND EVOLVING INDUSTRY STANDARDS. The market for high-speed data transmission services is characterized by several competing technologies that offer alternative solutions. Competitive technologies include telco-related wireline technologies that utilize telephone copper twisted-pair wiring, such as Integrated Services Digital Network ("ISDN") and digital subscriber line ("DSL") implementations, as well as wireless technologies such as local multipoint distribution service ("LMDS"), multichannel multipoint distribution service ("MMDS") and direct broadcast satellite ("DBS"). In addition, new modulation technologies, such as the synchronous code division multiple access ("S-CDMA") technology being developed by one of the Company's competitors, may become commercially available to address upstream noise in cable plants. Significant market acceptance of alternative solutions for high-speed data transmission could decrease the demand for the Company's products if such alternatives are viewed as providing faster access, greater reliability, increased cost-effectiveness or other advantages over cable solutions. Because of the ubiquity of the telephone network infrastructure, competition from telco-related solutions is expected to be intense. There can be no assurance that cable modem technology will compete effectively against wireline or wireless technologies in the market for high bandwidth access in the local loop.

     The Company's headend equipment and cable modem products currently are not interoperable with the headend equipment and modems of other suppliers of broadband Internet access products, other than certain cable modems manufactured by 3Com Corporation ("3Com"). As a result, potential customers who wish to purchase broadband Internet access products from multiple suppliers may be reluctant to purchase the Company's products. The emergence or evolution of industry standards, either through adoption by official standards committees or widespread use by cable operators or telcos, could require the Company to redesign its products. The Company's products are not currently in full compliance with the standards and developing specifications proposed by Digital Audio Video Interactive Council ("DAVIC"), MCNS, Institute of Electrical and Electronics Engineers, Inc. ("IEEE") or Internet Engineering Task Force ("IETF"), and other relevant standards bodies. The Company expects the MCNS standard to achieve substantial market acceptance, and the Company is currently developing MCNS-compliant products. If such standards become widespread and the Company's products are not in compliance, the Company's customers and potential customers may refuse to purchase the Company's products, which would materially adversely affect its business, operating results and financial condition. Moreover, different implementations of the same specification could potentially slow deployment of the Company's products if such different implementations cause the Company's products to fail to become interoperable with other companies' products. The anticipated widespread adoption of the MCNS standard is likely to cause increased price competition in the North American market. Further, such adoption could result in lower sales of headend products by the Company in the North American market. Any such increased price competition or reduction in sales of headend products would result in downward pressure on the Company's gross margin, which could have a material adverse effect on the Company's business, operating results and financial condition.

     The rapid development of new competing technologies and standards increases the risk that current or new competitors could develop products that would reduce the competitiveness of the Company's products. Market acceptance of new technologies or the failure of the Company to develop and introduce new products or enhancements directed at new industry standards could have a material adverse effect on the Company's business, operating results and financial condition.

     COMPETITION. The markets for the Company's products are intensely competitive, rapidly evolving and subject to rapid technological change. The principal competitive factors in this market include, or are likely to include, product performance and features, reliability, technical support and service, relationships with cable system operators and systems integrators, compliance with industry standards, compatibility with the products of other suppliers, sales and distribution interoperability, strength of brand name, price, long-term cost of ownership to cable operators and general industry and economic conditions. Many of the Company's current and potential competitors have longer operating histories, greater name recognition and significantly greater financial, technical, marketing and distribution resources than the Company. Such competitors may undertake more extensive marketing campaigns, adopt more aggressive pricing policies and devote substantially more resources to developing new products than the Company. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures faced by the Company will not materially adversely affect the Company's business, operating results and financial condition. In response to changes in the competitive environment, the Company may make certain pricing, service, marketing or other strategic decisions that could have a material adverse effect on the Company's business, operating results or financial condition. There can be no assurance that the Company's competitors will not develop enhancements to, or future generations of, products that will offer price or performance superior to that of the Company's products. The Company believes that the broad adoption of MCNS will cause increased competition in the North American market, which is likely to negatively affect the Company's gross margin. There can be no assurance that competitors will not more quickly develop MCNS-compliant products than the Company. Current customers of the Company that move to the MCNS platform could choose alternative cable modem suppliers or choose to purchase MCNS-compliant cable modems from multiple suppliers. Such competition could materially adversely affect the Company's business, operating results and financial condition.

     The Company's current and potential competitors include 3Com, Cisco, the LANcity division of Bay Networks, Inc., Hybrid Networks, Inc. ("Hybrid"), General Instrument Corporation, Motorola, Inc., Terayon Communication Systems and Zenith Electronics Corporation. Some of these competitors have existing relationships with many of the Company's prospective customers. There can be no assurance that the Company will establish relationships with cable operators who have existing relationships with those competitors, and failure to establish such relationships could have a material adverse effect on the Company's business, operating results and financial condition. In addition, the Company anticipates that some large consumer electronics companies, such as Matsushita Electronic Industrial Co., Ltd. (which markets products under the brand name Panasonic)("Matsushita"), Sony Corp., Thomson Consumer Electronics International S.A. ("Thomson") and Toshiba America, Inc., will likely introduce competitive cable modem products in the future. As the MCNS specification is adopted for the North American market, the distribution of cable modems may move into the retail channel. If this occurs, the large consumer electronics companies could gain a competitive advantage, due to their well-established retail distribution capabilities. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures faced by the Company will not have a material adverse effect on the Company's business, operating results and financial condition. See
"Business -- Competition."

     LENGTHY SALES CYCLE. The sale of the Company's products typically involves a significant technical evaluation and commitment of capital and other resources by cable operators, with delays frequently associated with cable operators' internal procedures to approve large capital expenditures, to engineer deployment of new technologies within their networks and to test and accept new technologies that affect key operations. For these and other reasons, the sales cycle associated with the Company's products is typically lengthy, generally lasting six to twelve months, and is subject to a number of significant risks, including cable operators' budgetary constraints and internal acceptance reviews, that are beyond the Company's control. The announcement and project product introduction of MCNS-compliant products have already affected sales cycles, as most domestic cable operators have chosen to delay large scale deployment of cable modems until MCNS-compliant products are available. Because of the lengthy sales cycle, if deployments forecasted for a specific cable operator for a particular period are not realized in that period, the Company's operating results for that period could be materially adversely affected.

     NEED TO REDUCE COST OF MODEMS. Certain of the Company's competitors currently offer modems at prices lower than those of the Company's modems. Market acceptance of the Company's products, and the Company's future success, will depend in significant part on the cost of its modems. The Company expects that as headend equipment becomes more widely deployed, the price of modems and other products will decline. In particular, Company believes that the adoption of industry standards such as MCNS will cause increased price competition for cable modems. However, there can be no assurance that the Company will be able to reduce the cost of its modems sufficiently to enable it to compete with other cable modem suppliers. If the Company is unable to reduce the cost of its cable modems, its gross margin and profitability would be adversely affected. In order to address ongoing competitive and pricing pressures, the Company will have to reduce the cost of manufacturing its cable modems. The Company is dependent on its manufacturers to secure components at favorable prices, and there can be no assurance that additional volume purchase or manufacturing arrangements will be available to the Company on terms that the Company considers acceptable, if at all. To the extent that the Company enters into a high-volume or long-term purchase or supply arrangement and subsequently decides that it cannot use the products or services provided for in the agreement, the Company's business, operating results and financial condition could be materially adversely affected.

     PATENTS AND PROPRIETARY RIGHTS; PATENT LITIGATION. The Company relies on a combination of patent, copyright and trademark laws, and on trade secrets and confidentiality provisions and other contractual provisions to protect its proprietary rights. These measures afford only limited protection. The Company currently has five issued U.S. patents and several pending patent applications. There can be no assurance that the Company's means of protecting its proprietary rights in the U.S. or abroad will be adequate or that competitors will not independently develop similar technologies. The Company's future success will depend in part on its ability to protect its proprietary rights to the technologies used in its principal products. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use trade secrets or other information that the Company regards as proprietary. In addition, the laws of some foreign countries do not protect the Company's proprietary rights as fully as do the laws of the U.S. There can be no assurance that any issued patent will preserve the Company's proprietary position, or that competitors or others will not develop technologies similar to or superior to the Company's technology. Failure of the Company to enforce and protect its intellectual property rights could have a material adverse effect on the Company's business, operating results and financial condition.


     From time to time, third parties, including competitors of the Company, have asserted patent, copyright and other intellectual property rights to technologies that are important to the Company. The Company expects that it will increasingly be subject to infringement claims as the number of products and competitors in the cable modem market grows and the functionality of products overlaps. In this regard, in 1997 the Company received a written notice from Hybrid in which Hybrid claimed to have patent rights in certain cable modem technology and requested that the Company review its own products in light of Hybrid's alleged patent rights to U.S. Patent No. 5,586,121 (the "121 patent") issued on December 17, 1996 and entitled "Asymmetric Hybrid Access System and Method" and U.S. Patent No. 5,347,304 (the "304 patent") issued on September 13, 1994 and entitled "Remote Link Adapter for Use in TV Broadcast Data Transmission Systems" (collectively, the "Hybrid patents"). The Company informed Hybrid that it believes that the Company's products do not infringe any valid claim of the Hybrid patents. In January 1998, Hybrid filed an action against the Company in the U.S. District Court for the Eastern District of Virginia, accusing the Company of willfully infringing the Hybrid patents, among other claims. Subsequently, the Company filed suit for declaratory relief against Hybrid in the U.S. District Court for the Northern District of California asserting that it does not infringe the Hybrid patents and that the Hybrid patents are invalid. The Company then filed a motion in the Virginia District Court to transfer the action filed by Hybrid to the Northern District of California, and that motion was granted and the actions were consolidated in the Northern District of California on April 29, 1998. Hybrid's complaint seeks injunctive relief and unspecified damages, among other relief. Hybrid's complaint also identifies a pending application for reissuance of the 304 patent to broaden the scope of its claims, which the U.S. Patent and Trademark Office has allowed for reissuance with respect to certain claims, and states that once the reissue application is issued, it will be substituted for the 304 patent in the action. On April 21, 1998, the 304 patent was reissued; however, to date Hybrid has not moved to amend its complaint. The Company has received opinions of its patent counsel that the claims of the Hybrid patents, including the claims set forth in Hybrid's 304 patent as reissued, are either invalid or not infringed by the Company's products. However, there can be no assurance that some or all of the Company's products will not ultimately be determined to infringe the Hybrid patents, including the 304 patent as reissued, and the Company anticipates that Hybrid will continue to pursue litigation with respect to these claims. The results of any litigation matter are inherently uncertain. In the event of an adverse result in the Hybrid litigation, or in any other litigation with third parties that could arise in the future with respect to intellectual property rights relevant to the Company's products, the Company could be required to pay substantial damages, including treble damages if the Company is held to have willfully infringed, to cease the manufacture, use and sale of infringing products, to expend significant resources to develop non-infringing technology, or to obtain licenses to the infringing technology. There can be no assurance that licenses will be available from Hybrid, or any other third party that asserts intellectual property claims against the Company, on commercially reasonable terms, or at all. In addition, litigation frequently involves substantial expenditures and can require significant management attention, even if the Company ultimately prevails. Accordingly, there can be no assurance that the Hybrid matter, or any other infringement claim or litigation against or by the Company, will not have a material adverse effect on the Company's business, operating results and financial condition.

     Because of the early stage of this litigation, and because Hybrid has sought unspecified damages, neither the ultimate outcome of this litigation nor any costs and payments resulting from the litigation or any settlement can presently be determined. Accordingly, no provision for any loss which may result from the Hybrid litigation has been recorded in the accompanying financial statements. "See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Intellectual Property; Patent Litigation" and Note 11 to Notes to Financial Statements.

     MANAGEMENT OF GROWTH. To fully exploit the market for its products and services, the Company must rapidly execute its sales strategy and develop new and enhanced products while managing anticipated growth by implementing effective planning and operating processes. To manage its anticipated growth, the Company must, among other things, continue to implement and improve its operational, financial and management information systems, hire and train additional qualified personnel, continue to expand and upgrade core technologies and effectively manage multiple relationships with various customers, suppliers and other third parties. The Company may in the future experience difficulties meeting the demand for its products and services. The installation and use of the Company's products requires training. If the Company is unable to provide training and support for its products, the implementation process will be longer and customer satisfaction may be lower. There can be no assurance that the Company's systems, procedures or controls will be adequate to support the Company's operations or that the Company's management will be able to achieve the rapid execution necessary to exploit fully the market for the Company's products and services. Any failure of the Company to manage its growth effectively could have a material adverse effect on the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," and Note 6 to Notes to Financial Statements.

     DEPENDENCE ON KEY PERSONNEL AND HIRING OF ADDITIONAL PERSONNEL. The Company's future success will depend to a significant extent on the ability of its management to operate effectively, both individually and as a group. Given the Company's early stage of development, the Company is dependent on its ability to retain and motivate high quality personnel, in addition to attracting new personnel. Competition for qualified personnel in the cable networking equipment and telecommunications industries is intense, and there can be no assurance that the Company will be successful in attracting and retaining such personnel. The Company believes that there may be only a limited number of persons with the requisite skills to serve in those positions and it may become increasingly difficult to hire such persons. The Company is seeking to hire additional skilled engineers for research and development, who are in short supply. The Company's business, operating results and financial condition could be adversely affected if it encounters delays in hiring additional engineers. Competitors and others have in the past and may in the future attempt to recruit the Company's employees. The Company does not have employment contracts with any of its key personnel, nor does it maintain key person life insurance on its key personnel. The loss of the services of any of the key personnel, the inability to attract or retain qualified personnel in the future or delays in hiring required personnel, particularly engineers, could have a material adverse effect on the Company's business, operating results and financial condition.

     DEPENDENCE UPON STRATEGIC RELATIONSHIPS. The Company's business strategy relies to a significant extent on its strategic relationships with other companies. These relationships include software license arrangements with third party vendors pursuant to which the Company incorporates software into its network management system, as well as marketing arrangements with Philips and Siemens. Further, in developing an MCNS-compliant modem the Company is working with Cisco to ensure the interoperability of this modem with Cisco's previously announced MCNS-compliant Universal Broadband Router. There can be no assurance that these relationships will be successful or that the Company will continue to maintain or develop strategic relationships or to replace strategic partners in the event any such relationships were terminated or that licenses between the Company and any third party will be renewed or extended at their expiration dates. The Company's failure to renew or extend a key license or maintain any strategic relationship could materially and adversely affect the Company's business, operating results and financial condition.

     LIMITED MANUFACTURING EXPERIENCE; DEPENDENCE ON THIRD-PARTY
MANUFACTURING. The Company relies on contract manufacturers for the manufacture of certain of its products. In particular, the Company relies upon CMC Industries, Inc. ("CMC") for the manufacture of printed circuit assemblies for its headend products and upon Celestica, Inc. ("Celestica") for the manufacture of its modems. The Company maintains only a limited in-house manufacturing capability for final assembly, testing and integration of headend products. The Company's future success will depend, in significant part, on its ability to manufacture, or have others manufacture, cost-effectively and in volumes sufficient to meet customer demand. There are a number of risks associated with the Company's dependence upon third party manufacturers, including, but not limited to, reduced control over delivery schedules, quality assurance, manufacturing yields and costs, the potential lack of adequate capacity during periods of excess demand, limited warranties on products supplied to the Company, increases in prices and the potential misappropriation of the Company's intellectual property. A manufacturing disruption could impact the production of the Company's products for a substantial period of time, which could have a material adverse effect on the Company's business, operating results and financial condition. The Company has no long-term contracts or arrangements with any of its vendors that guarantee the availability of product, the continuation of particular payment terms or the extension of credit limits. There can be no assurance that the Company will not experience manufacturing or supply problems in the future from any of its manufacturers. While to date the Company has not experienced any such manufacturing supply problems, any such difficulties, if experienced in the future, could have a material adverse effect on the Company's business, operating results and financial condition.

     In addition, Celestica is a foreign corporation, and the Company may increase its use of foreign manufacturers in the future. Any foreign or domestic regulations regarding foreign exports and imports, trade barriers and tariffs currently in place or imposed in the future could materially and adversely affect the Company's ability to obtain modems. Because lead times for materials needed to produce modems and headend equipment can be between eight and 26 weeks, the Company may not be able to meet the demand for its products, which could adversely affect the Company's ability to support cable operators' expansion of cable modem service to cable operators' customers. The Company has had only limited experience manufacturing and arranging for the manufacture of its products, and there can be no assurance that the Company or any manufacturer of the Company's products will be successful in increasing its manufacturing volume. The Company may need to procure additional manufacturing facilities and equipment, adopt new inventory controls and procedures, substantially increase its personnel and revise its quality assurance and testing practices, and there can be no assurance that any of these efforts will be successful. See
"Business -- Manufacturing."


     SOLE-SOURCED COMPONENTS AND DEPENDENCY ON KEY SUPPLIERS. Certain parts, components and equipment used in the Company's products are obtained from sole sources of supply. The Company has designed its headend equipment to incorporate a radio frequency modulation chip from one specific vendor, transmit/receive components from another and the Asynchronous Transfer Mode ("ATM") headend switch from still another. Additional sole-sourced parts may be incorporated into the Company's headend equipment in the future. The Company anticipates entering into long-term supply contracts to ensure sources of supply for various components necessary to manufacture the Company's products. However, if the Company fails to able to obtain components in sufficient quantities when required, this failure could have an adverse impact on the Company's operating results and financial condition. The Company's suppliers also sell products to the Company's competitors. There can be no assurance that the Company's suppliers will not enter into exclusive arrangements with the Company's competitors, stop selling their products or components to the Company at commercially reasonable prices or refuse to sell their products or components to the Company at any price. The Company's inability to obtain sufficient quantities of sole-sourced components, or to develop alternative sources for components and/or products would have a material adverse effect on the Company's business, operating result and financial condition. The Company relies on Stanford Telecommunications, Inc. and Broadcom Corp., suppliers of demodulation components; Atmel Corporation, the fabricator of the Company's semiconductor devices; Virata Limited, formerly Advanced Telecommunications Modules Limited
(ATML), a supplier of ATM switches; and Hewlett-Packard Company, Wind River Systems and Objectivity, Inc., suppliers of embedded software. If any of these manufacturers delay or halt production of any of the Company's products such failure could have a material adverse effect on the Company's business, operating results and financial condition.

     CUSTOMER CONCENTRATION. The Company's customer base is highly concentrated. A relatively small number of customers has accounted for a significant portion of the Company's revenues to date, and the Company expects that this trend will continue for the foreseeable future. In 1997 and the three months ended March 31, 1998, the top six customers comprised 66% and 85% of the Company's total revenues, respectively. Further, in 1997, revenues attributable to Philips, 3Com and Siemens accounted for 21%, 16% and 12% of total revenues, respectively. In the three months ended March 31, 1998, revenues attributable to TCI, Philips, Siemens, Prime Cable and Cablecom Holding AG ("Cablecom") accounted for 31%, 13%, 13%, 11% and 10% of total revenues, respectively. The Company expects that its largest customers in future periods could be different from its largest customers in prior periods due to a variety of factors, including customers' deployment schedules and budget considerations. Because a limited number of cable operators account for a majority of the Company's prospective customers, the Company's future success will depend upon its ability to establish and maintain relationships with these companies. Any reduction or delay in sales of the Company's products to any of these current significant customers could have a material adverse effect on the Company's business, operating results and financial condition. There can be no assurance that the Company will retain these current accounts or that it will be able to obtain additional accounts. Both in the U.S. and internationally, a substantial majority of homes passed are controlled by a relatively small number of cable operators. The loss of one or more of the Company's customers or the inability of the Company to successfully develop relationships with additional significant cable operators could have a material adverse effect on the Company's business, operating results and financial condition.

     RISKS ASSOCIATED WITH NEW PRODUCT DEVELOPMENT. The market for cable modem systems and products is characterized by rapidly changing technologies and short product life cycles. The Company's future success will depend in large part upon the Company's ability to identify and respond to emerging technological trends in the market, develop and maintain competitive products, enhance its products by adding innovative features that differentiate its products from those of its competitors, bring products to market on a timely basis at competitive prices and respond effectively to new technological changes or new product announcements by others. There can be no assurance that product development and enhancements will not take longer than planned, or that having to rework portions of the effort will not delay the date of the targeted delivery of future products. There can be no assurance that the Company's design and introduction schedules for new products or additions or enhancements to its existing and future products will be met. The Company's future success will depend in part upon its ability to enhance its existing products and to develop and introduce, on a timely basis, new products and features that meet changing customer requirements and emerging industry standards. In particular, as the MCNS specification is emerging for the North American market and the Company's success in penetrating this market will depend on its ability to successfully develop, introduce in a timely manner and market MCNS-compliant products. In making new product decisions, the Company must anticipate well in advance future demand for product features and performance characteristics, as well as available supporting technologies, manufacturing capacity, industry standards and competitive product offerings. The technical innovations required for the Company to remain competitive are inherently complex and require long development cycles. The Company will be required to continue to invest in research and development in order to attempt to maintain and enhance its existing technologies and products, and there can be no assurance that it will have the funds available to do so, or that such investments will serve the needs of customers or be compatible with changing technological requirements or standards. Much of such expenses must be incurred before the technical feasibility or commercial viability can be ascertained. There can be no assurance that revenues from future products or product enhancements will be sufficient to recover the development costs associated with such products or enhancements.

     NEED TO DEVELOP ADDITIONAL DISTRIBUTION CHANNELS. The Company presently focuses on selling its products to cable operators and systems integrators. The Company believes that much of the North American cable modem market may shift to a retail distribution model. Accordingly, the Company anticipates that it will shift a greater amount of focus to selling its modems directly to retail distributors and end users. Thus, it will need to focus its efforts on developing new distribution channels for its products. There can be no assurance that the Company will be able to develop such additional distribution channels, or that, if the Company does establish additional channels, it will have the capital required or the ability to hire the additional personnel necessary to foster and enhance such distribution channels. In addition, there can be no assurance that the Company can form relationships with retail distributors to establish such a channel. Failure by the Company to establish such channels could have a material adverse affect on the Company's business, operating results and financial condition. To the extent that large consumer electronics companies enter the cable modem market, their well established retail distribution capabilities would provide them with a significant competitive advantage.

     RISKS ASSOCIATED WITH INTERNATIONAL MARKETS. In 1997 and the three months ended March 31, 1998, revenues attributable to international customers accounted for 64% and 50% of total revenues, respectively. The Company expects that a significant portion of its sales will continue to be concentrated in international markets for the foreseeable future. The Company intends to expand operations in the international markets that it serves currently and to enter new international markets, which will demand significant management attention and financial commitment. There can be no assurance that the Company will successfully expand its international operations. In addition, a successful expansion by the Company of its international operations and sales in certain markets will require the Company to develop relationships with international systems integrators and distributors. There can be no assurance that the Company will identify, attract or retain suitable international systems integrators or distributors or, that if such parties are identified, that successful relationships will result. Further, to increase revenues in international markets, the Company will need to continue to establish foreign operations, to hire additional personnel to run such operations and maintain good relations with its foreign systems integrators and distributors. To the extent that the Company is unable to successfully do so, the Company's growth in international sales will be limited. The failure to expand international sales could have a material adverse effect on the Company's business, operating results and financial condition.

     If other countries begin to regulate the cable modem industry more heavily or introduce standards or specifications with which the Company's products do not comply, the Company will be unable to offer products in those countries until its products comply with such standards or specifications and the Company may have to incur substantial cost in order to comply with such standards or specifications. For instance, should the DAVIC standards for ATM-based digital video be established internationally, the Company will be required to conform its cable modems in order to compete. Further, many countries do not have regulations for installation of cable modem systems or for upgrading existing cable operating systems to accommodate the Company's products. Whether the Company currently operates in such a country or enters into the market in a country where no such regulations exist, there can be no assurance that such regulations will not be proposed at any time, and if imposed, that they would not place limitations on that country's cable operators' ability to upgrade to support the Company's products. There can be no assurance that the cable operators in such countries would be able to comply with such regulations, or that compliance with such regulations would not require a long, costly process.

     The Company's international sales to date have been denominated in U.S. dollars. The Company does not currently engage in any foreign currency hedging transactions. A decrease in the value of foreign currencies relative to the U.S. dollar could make the Company's products more expensive in international markets. In addition to currency fluctuation risks, international operations entail a number of risks not typically present in domestic operations. Such risks include: changes in regulatory requirements; costs and risks of deploying systems in foreign countries; availability of suitable export financing; timing and availability of export licenses; tariffs and other trade-barriers; political and economic instability; difficulties in staffing and managing foreign operations; potentially adverse tax consequences; the burden of complying with a wide variety of complex foreign laws and treaties; difficulties in managing distributors; difficulties in obtaining governmental approvals for products; and the possibility of difficult accounts receivable collections. Distributors' customer purchase agreements may be governed by foreign laws which may differ significantly from laws of the U.S. The Company is also subject to the risks associated with the imposition of legislation and regulations relating to the import or export of high technology products. The Company cannot predict whether quotas, duties, taxes or other charges or restrictions upon the importation or exportation of the Company's products will be implemented by the U.S. or other countries, leading to a reduction in sales and profitability in that country. Future international activity may result in sales dominated by foreign currencies. Gains and losses on the conversion to U.S. dollars of accounts receivable, accounts payable and other monetary assets and liabilities arising from international operations may contribute to fluctuations in the Company's operating results. Any of these factors could materially and adversely affect the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     RISKS ASSOCIATED WITH REGULATION OF INFORMATION SECURITY PRODUCTS. The Company's products make use of encryption, and are therefore subject to export restrictions administered by the U.S. Department of Commerce, which permit the export of encryption products only with the required level of export license. The Company may therefore be at a disadvantage in competing for international sales compared to companies located outside the U.S. that are not subject to such restrictions. International customers may be unwilling to purchase the Company's products that are eligible for export due to perceptions that such products are inferior to those marketed within the U.S., may contain undocumented features which undermine the products' security architecture, or are required to incorporate security features which are unacceptable to the customer. Although the Company has been granted all currently required U.S. export licenses, there can be no assurance that the Company will continue to be able to secure such licenses in a timely manner in the future, or at all. In certain foreign countries, the Company's distributors are required to secure licenses or formal permission before products that incorporate encryption features can be imported. There can be no assurance the Company's distributors will make the effort, or be successful in the effort, to obtain the necessary licenses or permission to import the Company's products into certain countries. The regime of export administration, and resulting regulations in the U.S. are in a stage of transition due to political controversy concerning their purposes and legality. Consequently, the uncertainty concerning the interpretation and application of such regulations may unduly delay or prevent the export of Company's products, leading to a loss of revenues and market position.

     Recent legislative proposals have indicated the possibility that the Company's products sold for use within the U.S. may be required to incorporate certain features to assist law enforcement agencies in recovering suspect communications. If such proposals are enacted into law, the Company may be obligated to incur significant expense in complying with such regulations. In addition, the market opportunities and customer acceptance of the Company's products could be adversely affected by the Company's compliance with such laws, leading to a commensurate loss of revenues and market share.

     YEAR 2000 COMPLIANCE. Many existing computer systems and applications, and other control devices, use only two digits to identify a year in the date code field, and were not designed to account for the upcoming change in the century. As a result, such systems and applications could fail or create erroneous results unless corrected so that they can process data related to the year 2000. The Company relies on its systems, applications and devices in operating and monitoring all major aspects of its business, including financial systems (such as general ledger, accounts payable and accounts receivable modules), customer services, infrastructure, embedded computer chips, networks and telecommunications equipment and end products. The Company also relies, directly and indirectly, on external systems of business enterprises such as customers, suppliers, creditors, financial organiza-tions, and of governmental entities, both domestic and international, for accurate exchange of data. Despite the Company's efforts to address the year 2000 impact on its internal systems, the Company has not fully identified such impact or whether it can resolve such impact without disruption of its business or without incurring significant expense. Based on the information currently available, the Company believes that the costs associated with the year 2000 issue, and the consequences of incomplete or untimely resolution of the year 2000 issue, will not have a material adverse effect on its business, operating results and financial condition in any given year. In addition, even if the internal systems of the Company are not materially affected by the year 2000 issue, the Company could be materially adversely affected through disruption in the operation of the enterprises with which the Company interacts.

     RISKS OF PRODUCT DEFECTS, PRODUCT RETURNS AND PRODUCT LIABILITY. Products as complex as those offered by the Company frequently contain undetected errors, defects or failures, especially when first introduced or when new products are released. In the past, such errors have occurred in the Company's products and there can be no assurance that errors will not be found in the Company's current and future products. The occurrence of such errors, defects or failures could result in delays in installation, product returns and other losses to the Company or to its cable operators or end-users. Such occurrence could also result in the loss of or delay in market acceptance of the Company's products, which could have a material adverse effect on the Company's business, operating results and financial condition. With respect to any new products introduced, the Company would have limited experience with the problems that could arise with such products. Although the Company has not experienced any product liability claims to date, the sale and support of the Company's products entails the risk of such claims. A successful product liability claim brought against the Company could have a material adverse effect on the Company's business, operating results and financial condition.

     GOVERNMENT REGULATIONS. The Company's products are subject to the regulations of the Federal Communications Commission (the "FCC") and other federal and state communications regulatory agencies. Changes in the regulatory environment relating to the Internet connectivity market, including regulatory changes that, directly or indirectly, affect telecommunications costs, limit usage of subscriber-related information or increase the likelihood or scope of competition from telecommunications companies, could affect the prices at which cable operators sell their services and thus indirectly impact the Company. In addition, the Company cannot predict the impact, if any, that future regulation or regulatory changes might have on its business. Regulation of cable television rates may affect the speed at which the cable operators upgrade their cable infrastructures to two-way HFC.

     Changes in current or future laws or regulations which negatively impact the Company's products and technologies, in the U.S. or elsewhere, could materially and adversely affect the Company's business, operating results and financial condition.

     DEPENDENCE ON THE INTERNET. The Company's products will depend in part upon the increased use of the Internet by corporate telecommuters, SOHOs and residential consumer users. Businesses are increasingly using the Internet, intranets and extranets, not only for communication within and outside the firm, but also to create cost-effective, secure data connections known as virtual private networks ("VPNs") between corporate sites or remote locations. Critical issues concerning the commercial use of the Internet, such as ease of access, security, reliability, cost and quality of service, remain unresolved and may affect the growth of Internet use, especially in the business and consumer markets targeted by the Company. Despite growing interest in the commercial possibilities for the Internet, many businesses have been deterred from adopting Internet-based data communications systems for a number of reasons, including inconsistent quality of service, lack of availability of cost-effective, high-speed service, a limited number of local access points for corporate users, inability to integrate business applications on the Internet, the need to deal with multiple and frequently incompatible vendors, inadequate protection of the confidentiality of stored data and information moving across the Internet and a lack of tools to simplify Internet access and use. There can be no assurance that such issues can be resolved and that such concerns can be alleviated. Failure of the Internet community to address and resolve such problems, to develop or to develop more slowly than expected could have a material adverse affect on the Company's business, operating results and financial condition.

     POTENTIAL NEED FOR ADDITIONAL CAPITAL. The Company currently anticipates that the proceeds of the Offering, together with its existing cash balances and available line of credit and cash flow expected to be generated from future operations, will be sufficient to meet the Company's liquidity needs for at least the next twelve months. However, the Company may need to raise additional funds if its estimates of revenues, working capital and/or capital expenditure requirements change or prove inaccurate or in order for the Company to respond to unforeseen technological or marketing hurdles or to take advantage of unanticipated opportunities. In addition, the Company expects to review potential acquisitions that would complement its existing product offerings or enhance its technical capabilities. While the Company has no current agreements or negotiations underway with respect to any such acquisition, any future transaction of this nature could require potentially significant amounts of capital. There can be no assurance that any such funds will be available at the time or times needed, or available on terms acceptable to the Company. If adequate funds are not available, or are not available on acceptable terms, the Company may not be able to take advantage of market opportunities, to develop new products or otherwise respond to competitive pressures. Such inability could have a material adverse effect on the Company's business, operating results and financial condition. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


     CONTROL BY PRINCIPAL STOCKHOLDERS; CERTAIN ANTI-TAKEOVER PROVISIONS. A substantial majority of the Company's capital stock is held by a limited number of stockholders. After completion of this Offering, the Company's officers, directors, five percent or greater stockholders and parties affiliated or related to such persons, will own approximately 40.1% of the outstanding shares of Common Stock. Accordingly, such stockholders are likely, for the foreseeable future, to continue to be able to control major decisions of corporate policy and determine the outcome of any major transaction or other matter submitted to the Company's stockholders or Board of Directors, including potential mergers or acquisitions involving the Company, amendments to the Company's Articles of Incorporation and other similar transactions. Stockholders other than such principal stockholders are therefore likely to have little or no influence on decisions regarding such matters.


     Upon completion of this Offering, the Company's Board of Directors will have the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company. The Company has no current plans to issue shares of Preferred Stock. The Company is also subject to certain provisions of Delaware law which could have the effect of delaying, deterring or preventing a change in control of the Company, including Section 203 of the Delaware General Corporation Law, which prohibits a Delaware corporation from engaging in any business combination with any interested stockholder for a period of three years from the date the person became an interested stockholder unless certain conditions are met. In addition, the Company's certificate of incorporation and bylaws contain certain provisions that, together with the ownership position of the officers, directors and their affiliates, could discourage potential takeover attempts and make more difficult attempts by stockholders to change management, which could adversely affect the market price of the Company's Common Stock. See "Principal Stockholders" and "Description of Capital Stock."

     BENEFITS OF THE OFFERING TO CURRENT STOCKHOLDERS. As of March 31, 1998, and including the conversion of all outstanding shares of Preferred Stock into Common Stock, there were outstanding 12,764,512 shares of Common Stock held of record by approximately 176 stockholders. The Offering will provide substantial benefits to existing stockholders of the Company, particularly the present directors, executive officers, principal stockholders and their affiliates and related persons. These benefits include the creation of a public market for the Company's Common Stock, which will afford them the ability to liquidate their investments, subject in certain cases to volume limitations and other limitations and restrictions upon the sale of their Common Stock. See "Risk Factors -- Shares Eligible for Future Sale." Based upon a public offering price of $11.00 per share and a weighted average price per share of $4.68 paid by the Company's existing stockholders, upon the closing of the Offering, the present directors, executive officers, principal stockholders and their affiliates and related persons will realize an increase in the aggregate market value of the Common Stock held by them equal to approximately $46,431,000. See "Principal Stockholders."



     MANAGEMENT'S BROAD DISCRETION OVER ALLOCATION OF PROCEEDS OF THE
OFFERING. The net proceeds to the Company from the sale and issuance of the 5,000,000 shares of Common Stock offered hereby are estimated to be approximately $50.1 million at an assumed initial public offering price of $11.00 per share after deducting the estimated underwriting discount and the estimated offering expenses. The primary purposes of this Offering are to obtain additional capital, create a public market for the Common Stock and facilitate future access to public markets. The Company expects to use the net proceeds primarily for general corporate purposes, including working capital, product development and capital expenditures. A portion of the net proceeds also may be used to acquire or invest in complementary business or products or to obtain the right to use complementary technologies. Accordingly, the Company's management will retain broad discretion as to the allocation of the proceeds of this Offering. The failure of management to apply such funds effectively could have a material adverse effect on the Company's business, operating results and financial condition. See "Use of Proceeds."



     SHARES ELIGIBLE FOR FUTURE SALE. Sales of substantial amounts of the Company's Common Stock in the public market after this Offering could adversely affect the prevailing market price of the Common Stock from time to time and could impair the Company's ability to raise capital through the sale of equity or debt securities. In addition to the 5,000,000 shares of Common Stock offered hereby (assuming no exercise of the Underwriters' over-allotment option), as of the date of this Prospectus, there will be 12,764,512 shares of Common Stock outstanding, all of which are restricted shares ("Restricted Shares") under the Securities Act of 1933, as amended (the "Securities Act"). As of such date, no Restricted Shares will be eligible for sale in the public market. All 12,764,512 Restricted Shares will be available for sale in the public market following the expiration of one hundred eighty (180)-day lock-up agreements. In addition, the holders of warrants for 46,286 shares of Preferred Stock can exercise such warrants at any time, but such shares cannot be sold until the expiration of the 180-day lock-up period following the date of the Prospectus. Beginning six months after the date of this Prospectus the holders of 9,957,604 Restricted Shares and the holders of warrants for 46,286 shares of Common Stock are entitled to certain rights with respect to registrations of such shares for sale in the public market, assuming no exercise of the Underwriters' over-allotment option. If such holders sell in the public market, such sales could have a material adverse effect on the market price of the Company's Common Stock. Immediately after this Offering, the Company intends to file a registration statement on Form S-8 which would allow shares issuable upon exercise of options under the Company's 1998 Stock Option Plan to be freely tradeable, subject to compliance with Rule 144 in the case of Affiliates of the Company and except to the extent that such shares are subject to a market stand-off provision in each optionee's stock purchase agreement whereby such optionee has agreed not to sell or otherwise dispose of any shares of Common Stock for a period of one hundred eighty (180) days after the date of the Prospectus. Such registration would cover approximately 3,045,080 shares which includes all shares reserved under the Company's 1998 Stock Incentive Plan and the 1998 Employee Stock Purchase Plan. All officers and directors and certain stockholders and certain option holders of the Company have entered into lock-up agreements generally providing that they will not offer, pledge, sell, contract to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly (or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of), any shares of Common Stock or any securities convertible into or exercisable or exchangeable for shares of Common Stock, for a period of one hundred eighty
(180) days after the date of this Prospectus, without the prior written consent of Deutsche Morgan Grenfell Inc. Deutsche Morgan Grenfell Inc. also may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. See "Management -- Benefit Plans," "Shares Eligible for Future Sale" and "Underwriting."

     NO PRIOR TRADING MARKET; EXPECTED VOLATILITY OF STOCK PRICE. In recent years the stock market in general, and the market for shares of high technology companies in particular, have experienced extreme price fluctuations, which have often been unrelated to the operating performance of affected companies. The trading price of the Company's Common Stock is expected to be subject to extreme fluctuations in response to both business-related issues, such as quarterly variations in operating results, announcements of new products by the Company or its competitors and the gain or loss of subscribers, and stock market-related influences, such as changes in analysts' estimates, the presence or absence of short-selling of the Company's Common Stock and events affecting other companies that the market deems to be comparable to the Company. In addition, technology stocks have from time to time experienced extreme price and volume fluctuations that often have been unrelated or disproportionate to the operating performance of these companies. These broad market fluctuations may adversely affect the trading price of the Company's Common Stock. There can be no assurance that the trading price of the Company's Common Stock will not decline below its initial offering price to the public. See "Underwriting."


     IMMEDIATE AND SUBSTANTIAL DILUTION. Purchasers of the Common Stock in this Offering will suffer immediate and substantial dilution of $7.10 per share based upon an assumed public offering price of $11.00 per share. To the extent that outstanding options or warrants to purchase the Company's Common Stock are exercised, there may be further dilution. See "Dilution."

                                USE OF PROCEEDS


     The net proceeds to the Company from the sale and issuance of the 5,000,000 shares of Common Stock offered hereby are estimated to be approximately $50.1 million (approximately $57.8 million if the Underwriters' over-allotment option is exercised in full), at an assumed initial public offering price of $11.00 per share and after deducting the estimated underwriting discount and the estimated offering expenses. The Company intends to use the net proceeds for general corporate purposes, including working capital, product development and capital expenditures. A portion of the net proceeds may also be used to acquire or invest in complementary businesses or products or to obtain the right to use complementary technologies. The Company has no agreements or commitments with respect to any such acquisition or investment, and the Company is not currently engaged in any material negotiations with respect to any such transaction. Pending such uses, the net proceeds of this Offering will be invested in short-term, interest-bearing, investment grade securities.


                                DIVIDEND POLICY

     The Company has never declared or paid any cash dividends on its capital stock and does not anticipate paying any cash dividends on its capital stock in the foreseeable future. The Company currently intends to retain earnings, if any, for use in its business. The Company's line of credit arrangement prohibits the payment of dividends by the Company without the lender's prior consent.

                                 CAPITALIZATION


     The following table sets forth the capitalization of the Company as of March 31, 1998 (i) on an actual basis, (ii) on a pro forma basis to reflect the conversion of the Preferred Stock into 9,957,604 shares of Common Stock upon the effectiveness of the registration statement related to this Offering and (iii) as adjusted to reflect the receipt by the Company of the estimated net proceeds from the sale of the 5,000,000 shares of Common Stock offered by the Company hereby at an assumed initial public offering price of $11.00 per share and after deducting the estimated underwriting discount and the estimated offering expenses:



                                                                         MARCH 31, 1998
                                                              ------------------------------------
                                                               ACTUAL     PRO FORMA    AS ADJUSTED
                                                              --------    ---------    -----------
                                                               (IN THOUSANDS, EXCEPT SHARE DATA)
Current portion of long-term obligations....................  $  1,219    $  1,219      $    1,219
                                                              --------    --------      ----------
Long-term obligations.......................................  $  1,441    $  1,441      $    1,441
                                                              --------    --------      ----------
Stockholders' equity:
  Preferred Stock, $0.001 par value per share; 22,000,000
    shares authorized, actual and pro forma, 5,000,000
    shares authorized, as adjusted; 9,957,604 shares issued
    and outstanding, actual, no shares issued and
    outstanding, pro forma and as adjusted..................        10          --              --
  Common Stock, $0.001 par value per share; 35,000,000
    shares authorized, actual and pro forma, 40,000,000
    shares authorized, as adjusted; 2,806,908 shares issued
    and outstanding, actual, 12,764,512 shares issued and
    outstanding, pro forma and 17,764,512 shares issued and
    outstanding, as adjusted(1).............................         3          13              18
  Additional paid-in capital................................    58,784      58,784         108,879
  Deferred stock compensation...............................      (108)       (108)           (108)
  Accumulated deficit.......................................   (39,568)    (39,568)        (39,568)
                                                              --------    --------      ----------
    Total stockholders' equity..............................    19,121      19,121          69,221
                                                              --------    --------      ----------
         Total capitalization...............................  $ 21,781    $ 21,781      $   71,881
                                                              ========    ========      ==========


---------------

(1) Excludes: (i) 1,420,967 shares of Common Stock issuable upon exercise of stock options outstanding under the Company's 1998 Stock Incentive Plan at a weighted average exercise price of $2.64 per share; (ii) 1,102,543 shares of Common Stock reserved for future issuance under the Company's 1998 Stock Incentive Plan (which includes a 500,000-share increase in the 1998 Plan approved on April 22, 1998 and from which reserve options to purchase 505,250 shares at $9.00 per share were granted on April 22, 1998); (iii) 250,000 shares of Common Stock reserved for future issuance under the 1998 Employee Stock Purchase Plan; and (iv) 46,286 shares of Common Stock issuable upon the exercise of outstanding warrants at a weighted average exercise price of $7.76 per share. See "Management -- Option Grants Under the 1998 Stock Incentive Plan," "Management -- Benefit Plans" and Notes 6 and 11 of Notes to Financial Statements.

                                    DILUTION


     The pro forma net tangible book value of the Company as of March 31, 1998 was approximately $19,121,000, or $1.50 per share of Common Stock. "Pro forma net tangible book value per share" represents the amount of total tangible assets less total liabilities, divided by the number of shares of Common Stock then outstanding, assuming the conversion of all outstanding shares of Preferred Stock into shares of Common Stock upon the effectiveness of the registration statement related to this Offering. After giving effect to the sale by the Company of the 5,000,000 shares of Common Stock offered hereby at an assumed initial public offering price of $11.00 per share (after deducting the estimated underwriting discount and the estimated offering expenses), the Company's pro forma net tangible book value as of March 31, 1998 would have been $69,221,000, or $3.90 per share of Common Stock. This represents an immediate increase in pro forma net tangible book value of $2.40 per share to existing stockholders and an immediate dilution of $7.10 per share to new public investors. The following table illustrates this per share dilution:



Assumed initial public offering price per share.............           $11.00
  Pro forma net tangible book value per share as of March
     31, 1998...............................................  $1.50
  Increase per share attributable to new investors..........   2.40
                                                              -----
Pro forma net tangible book value per share after the
  Offering..................................................             3.90
                                                                       ------
Dilution per share to new investors.........................           $ 7.10
                                                                       ======


     The following table summarizes, as of March 31, 1998, on the pro forma basis described above, the difference between the number of shares of Common Stock purchased from the Company, the total consideration paid and the average price per share paid by the existing stockholders and by new public investors purchasing shares of Common Stock in this Offering (before deducting the estimated underwriting discount and the estimated offering expenses):


                                                                               WEIGHTED
                                 SHARES PURCHASED      TOTAL CONSIDERATION      AVERAGE
                               --------------------   ----------------------     PRICE
                                 NUMBER     PERCENT      AMOUNT      PERCENT   PER SHARE
                               ----------   -------   ------------   -------   ---------
Existing stockholders........  12,764,512     71.9%   $ 59,765,634     52.1%     $4.68
New investors................   5,000,000     28.1%     55,000,000     47.9%     11.00
                               ----------    -----    ------------    -----
          Total..............  17,764,512    100.0%   $114,765,634    100.0%
                               ==========    =====    ============    =====


     The foregoing computations are based on the number of shares of Common Stock outstanding as of March 31, 1998 and exclude 1,420,967 shares of Common Stock issuable upon exercise of stock options outstanding under the Company's 1998 Stock Incentive Plan at a weighted average exercise price of $2.64 per share, 1,102,543 shares of Common Stock reserved for future issuance under the Company's 1998 Stock Incentive Plan (which includes a 500,000-share increase in the 1998 Plan approved on April 22, 1998 from which reserve options to purchase 505,250 shares at $9.00 per share were granted on April 22, 1998), 250,000 shares of Common Stock reserved for future issuance under the 1998 Employee Stock Purchase Plan, and 46,286 shares of Common Stock issuable upon the exercise of outstanding warrants at an average exercise price of $7.76 per share. To the extent that any of these options or warrants are exercised, there could be further dilution to new investors. See "Capitalization,"
"Management -- Option Grants Under the 1998 Stock Incentive Plan,"
"Management -- Benefit Plans," "Description of Capital Stock" and Notes 6 and 11 of Notes to Financial Statements.

                            SELECTED FINANCIAL DATA

     The following selected financial data should be read in conjunction with the Company's financial statements and related notes thereto and "Management's Discussion and Analysis of Financial Condition and Results of Operations" included elsewhere in this Prospectus. The statements of operations data for each of the years in the three-year period ended December 31, 1997, and the balance sheets data at December 31, 1996 and 1997, are derived from financial statements of the Company which have been audited by Deloitte & Touche LLP, independent auditors, and are included herein. The statements of operations data for the years ended December 31, 1993 and 1994 and the balance sheets data at December 31, 1993, 1994 and 1995 are derived from audited financial statements not included herein. The statements of operations data for the three-month periods ended March 31, 1997 and 1998 and the balance sheet data at March 31, 1998 are derived from unaudited interim financial statements included elsewhere in this Prospectus and include, in the opinion of the Company, all adjustments, consisting only of normal recurring adjustments, necessary for a fair presentation of the Company's results of operations for those periods and financial position at that date. The historical results are not necessarily indicative of the operating results to be expected in the future.

                                                                                              THREE MONTHS
                                                                                                  ENDED
                                                      YEARS ENDED DECEMBER 31,                  MARCH 31,
                                           ----------------------------------------------   -----------------
                                           1993     1994     1995       1996       1997      1997      1998
                                           -----   ------   -------   --------   --------   -------   -------
                                                         (IN THOUSANDS, EXCEPT PER SHARE DATA)
STATEMENTS OF OPERATIONS DATA:
Total revenues...........................  $  --   $   --   $    --   $  1,000   $ 15,649   $   500   $ 7,020
Cost of total revenues...................     --       --        --         --      8,372        --     4,676
                                           -----   ------   -------   --------   --------   -------   -------
    Gross profit.........................     --       --        --      1,000      7,277       500     2,344
Operating expenses:
  Research and development...............     79      545     5,233     12,395     13,481     3,128     4,278
  Sales and marketing....................     --       --       770      1,970      5,277       870     1,803
  General and administrative.............     60      349       919      1,548      1,782       367       580
                                           -----   ------   -------   --------   --------   -------   -------
Total operating expenses.................    139      894     6,922     15,913     20,540     4,365     6,661
Loss from operations.....................   (139)    (894)   (6,922)   (14,913)   (13,263)   (3,865)   (4,317)
Total other income.......................     --       58       257        447        229        37        94
                                           -----   ------   -------   --------   --------   -------   -------
Loss before income taxes.................   (139)    (836)   (6,665)   (14,466)   (13,034)   (3,828)   (4,223)
Income taxes.............................     --        1         1          5         21        --         9
                                           -----   ------   -------   --------   --------   -------   -------
         Net loss........................  $(139)  $ (837)  $(6,666)  $(14,471)  $(13,055)  $(3,828)  $(4,232)
                                           =====   ======   =======   ========   ========   =======   =======
Net loss per share, basic and
  diluted(1).............................  $  --   $(0.54)  $ (3.53)  $  (7.64)  $  (6.15)  $ (1.95)  $ (1.69)
                                           =====   ======   =======   ========   ========   =======   =======
Shares used in computation,
  basic and diluted(1)...................     --    1,562     1,887      1,894      2,124     1,968     2,497
                                           =====   ======   =======   ========   ========   =======   =======
Pro forma net loss per share, basic and
  diluted(2).............................                                        $  (1.27)  $ (0.43)  $ (0.34)
                                                                                 ========   =======   =======
Shares used in pro forma computation,
  basic and diluted(2)...................                                          10,279     8,909    12,455
                                                                                 ========   =======   =======


                                                            DECEMBER 31,
                                           ----------------------------------------------       MARCH 31,
                                           1993     1994     1995       1996       1997           1998
                                           -----   ------   -------   --------   --------   -----------------
                                                                (IN THOUSANDS)
BALANCE SHEETS DATA:
Cash and cash equivalents................  $   7   $2,082   $ 3,273   $ 12,427   $ 17,950        $14,082
Working capital (deficit)................   (321)   2,023     2,328      9,097     19,523        15,508
Total assets.............................     21    2,308     4,606     17,036     31,573        28,377
Long-term obligations....................     --       --       275      1,292      1,508         1,441
Total stockholders' equity (deficit).....   (307)   2,222     3,288     12,056     23,283        19,121


---------------
(1) The diluted net loss per share computation excludes potential shares of Common Stock (Convertible Preferred Stock, warrants to purchase Convertible Preferred Stock, options to purchase Common Stock and Common Stock subject to repurchase rights held by the Company), as their effect would be antidilutive. See Note 1 of Notes to Financial Statements for a detailed explanation of the determination of the shares used in computing basic and diluted net loss per share.

(2) Includes the weighted average number of shares resulting from the assumed conversion of all outstanding shares of Convertible Preferred Stock upon the effectiveness of the registration statement related to this Offering. See
    Note 1 of Notes to Financial Statements for a detailed explanation of the determination of the shares used in computing pro forma net loss per share. The diluted pro forma net loss per share computation excludes potential shares of Common Stock (warrants to purchase Convertible Preferred Stock, options to purchase Common Stock and Common Stock subject to repurchase rights by the Company).

                      MANAGEMENT'S DISCUSSION AND ANALYSIS
                OF FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     The following discussion and analysis should be read in conjunction with "Selected Financial Data" and the Company's financial statements and notes thereto included elsewhere in this Prospectus. This Prospectus contains forward-looking statements that involve risks and uncertainties. The Company's actual results may differ materially from the results discussed in such forward-looking statements. Factors that might cause such a difference include, but are not limited to, those discussed below and in "Risk Factors" and "Business," as well as those discussed elsewhere in this Prospectus.

OVERVIEW

     Com21, Inc. ("the Company" or "Com21") designs, develops, markets and sells value-added, high-speed communications solutions for the broadband access market. The Company's ComUNITY Access system enables cable operators to provide high-speed, cost-effective Internet access to corporate telecommuter, small office/home office ("SOHO") and residential users in the U.S. and internationally, and enables them to address the distinct price, performance, security and other needs of these different end-user groups. Com21's products include headend equipment, subscriber cable modems, network management software and noise containment technologies.

     The Company was incorporated in June 1992. From inception through April 1997, the Company's operating activities related primarily to establishing a research and development organization, testing prototype designs, building application-specific integrated circuit ("ASIC") design infrastructure, commencing the staffing of marketing, sales and field service and technical support organizations and establishing manufacturing relationships. Since the Company's first customer shipment in April 1997, the Company has also focused on commencing trials with cable operators, developing customer relationships, marketing the Com21 brand, investing in field service and customer support, continuing to develop new products and technologies and to enhance existing products. Since inception, the Company has incurred significant losses and, as of March 31, 1998, had an accumulated deficit of $39.6 million. See "Risk Factors -- Limited Operating History; History of Losses; No Assurance of Profitability."

     The Company's revenues consist primarily of sales of headend equipment, cable modems and, to a lesser extent, the licensing of network management software. The Company recognizes revenue upon commercial shipment of its products. As the cable operators that purchase the Company's products make data-over-cable services broadly available to their customers, the Company expects its product mix to shift more heavily toward sales of cable modems. Pursuant to a Technology License and Reseller Agreement with 3Com (the "3Com Agreement"), the Company received certain non-refundable technology fees in the quarters ended June 30, 1996 and March 31, 1997. In addition, the terms of the 3Com Agreement provide that, until December 31, 1998, 3Com is obligated to pay a per unit royalty fee on sales by 3Com of the first 100,000 cable modems incorporating the Company's technology. 3Com prepaid $1.0 million of this obligation in April 1996, and the Company recorded this payment as deferred revenue. The Company will earn such revenues on the earlier of (i) the sale of the Company's cable modems by 3Com or (ii) at the expiration of the royalty period on December 31, 1998. Through March 31, 1998 an aggregate of approximately $1.5 million has been recognized as technology licensing fees and royalties pursuant to this agreement. See "Certain Transactions," and Note 9 of Notes to Financial Statements.

     To date, gross margin on sales of headend and related equipment and software licenses has been significantly higher than gross margin on sales of cable modems. The Company expects to experience decreasing average selling prices of its cable modems due to greater competition and price sensitivity of cable modem sales particularly as interoperable MCNS-compliant products become widely available from multiple vendors. The Company expects that gross margin on sales of headend equipment will continue to be higher than gross margin on sales of cable modems for the foreseeable future. As a result, the Company expects that gross margin will decline in 1998 as sales of cable modems increase as a percentage of total product revenues.

     Com21 tests and assembles the ComCONTROLLER headend equipment in the Company's facility in Milpitas, California. Com21 outsources turnkey manufacturing of the ComPORT cable modem to Celestica, a contract manufacturer located in Toronto, Canada. The Company has taken, and continues to take, steps to reduce the manufacturing costs of its cable modem products by consolidating functionality and component parts into ASICs, making them easier to manufacture, using parts the Company believes will be sold in high volume by a number of vendors. The Company is also working with Celestica to facilitate more efficient manufacturing of the Company's cable modems and to enable Com21 to benefit from Celestica's volume purchasing capability. However, there can be no assurance that such cost-reduction efforts will be successful. See "Risk Factors -- Need to Reduce Cost of Modems" and "-- Limited Manufacturing Experience; Dependence on Third Party Manufacturing."

     Research and development expenses consist principally of salaries and related personnel expenses, consultant fees and prototype expenses related to the design, development, testing and enhancement of headend equipment, cable modems and network management software. As of March 31, 1998, all research and development costs had been expensed as incurred. The Company believes that continued investment in research and development is critical to attaining its strategic product and cost reduction objectives and, as a result, expects these expenses to increase significantly in absolute dollars in the future. Sales and marketing expenses consist of salaries and related expenses for personnel engaged in marketing, sales and field service support functions, as well as trade show and promotional expenditures. The Company intends to pursue sales and marketing campaigns aggressively and therefore expects these expenses to increase significantly in absolute dollars in the future. In addition, the Company expects that it may be required to devote resources to the development of a retail or other end user sales channel, which would also result in an increase in sales and marketing expenses. General and administrative expenses consist primarily of salaries and related expenses for executive, accounting and administrative personnel, recruiting expenses, professional fees and other general corporate expenses. The Company expects general and administrative expenses to increase in absolute dollars as the Company adds personnel and incurs additional costs related to the growth of its business and operation as a public company. One of the Company's challenges to future success is its ability to attract and retain qualified personnel which is partly dependent on the compensation package the Company can offer these personnel. An important component of the compensation package offered by the Company is the grant of stock options. The Board of Directors in granting stock options determines fair market value of the Common Stock underlying such options on the date of grant after taking into consideration many factors applicable to the Company's business environment. See "Risk Factors -- Dependence on Key Personnel and Hiring of Additional Personnel" and Note 6 of Notes to Financial Statements.

     The Company relies on its systems, applications and devices in operating and monitoring all major aspects of its business, including its financial systems. The Company also relies, directly or indirectly, on the external systems of business enterprises such as customers and suppliers. Despite the Company's efforts to address the year 2000 impact on its internal systems, the Company has not fully identified such impact or whether it can resolve such impact without disruption of its business or without incurring significant expense. Based on the information currently available, the Company believes that the costs associated with the year 2000 issue, and the consequences of incomplete or untimely resolution of the year 2000 issue, will not have a material adverse effect on the Company's business, operating results and financial condition in any given year. In addition, even if the internal systems of the Company are not materially affected by the year 2000 issue, the Company's business, operating results and financial condition could be materially adversely affected through disruption in the operation of the enterprises with which the Company interacts. See "Risk Factors -- Year 2000 Compliance."

     The Company did not commence product shipments until April 1997, and, as a result, has a limited operating history upon which investors may evaluate the Company and its prospects. The Company has incurred net losses since its inception and expects to continue to operate at a loss through at least fiscal 1999. As of March 31, 1998, the Company had an accumulated deficit of approximately $39.6 million. Because the market for the Company's products is new and evolving, the Company cannot accurately predict the future growth rate, if any, or the ultimate size of the data-over-cable market. To achieve profitable operations on a continuing basis, the Company must successfully design, develop, test, manufacture, introduce, market and distribute its products on a broad commercial basis. There can be no assurance that the Company will ever achieve profitability. The Company's ability to generate future revenues will depend on a number of factors, many of which are beyond the Company's control. Such factors include the rate at which cable operators upgrade their cable infrastructures, the ability of the Company and cable operators to coordinate timely and effective marketing campaigns with the availability of such upgrades, the success of the cable operators in marketing data-over-cable services and the Company's modems to subscribers, the prices that the cable operators set for data transmission installation service and the installation of subscriber site equipment, and the rate at which the cable operators can complete the installations required to initiate service for new subscribers. As a result of the foregoing factors, the Company is unable to forecast its revenues or the rate at which the Company's systems will be adopted by cable operators with any degree of accuracy. Accordingly, there can be no assurance that the Company will ever achieve, or be able to sustain, profitability. See "Risk Factors -- Limited Operating History; History of Losses; No Assurance of Profitability."


     From time to time, third parties, including competitors of the Company, have asserted patent, copyright and other intellectual property rights to technologies that are important to the Company. In 1997 the Company received a written notice from Hybrid in which Hybrid claimed to have patent rights in certain cable modem technology and requested that the Company review its own products in light of Hybrid's alleged patent rights. In January 1998, Hybrid filed an action against the Company in the U.S. District Court for the Eastern District of Virginia, accusing the Company of willfully infringing the Hybrid patents, among other claims. Subsequently, the Company filed suit for declaratory relief against Hybrid in the U.S. District Court for the Northern District of California asserting that it does not infringe the Hybrid patents and that the Hybrid patents are invalid. The Company then filed a motion in the Virginia District Court to transfer the action filed by Hybrid to the Northern District of California, and that motion was granted and the actions were consolidated in the Northern District of California on April 29, 1998. The Company has received opinions of its patent counsel that the claims of the Hybrid patents are either invalid or not infringed by the Company's products. However, there can be no assurance that some or all of the Company's products will not ultimately be determined to infringe the Hybrid patents, and the Company anticipates that Hybrid will continue to pursue litigation with respect to these claims. The results of any litigation matter are inherently uncertain. In the event of an adverse result in the Hybrid litigation, the Company could be required to pay substantial damages, including treble damages if the Company is held to have willfully infringed, to cease the manufacture, use and sale of infringing products, to expend significant resources to develop non-infringing technology, or to obtain licenses to the infringing technology. There can be no assurance that licenses will be available from Hybrid on commercially reasonable terms, or at all. In addition, litigation frequently involves substantial expenditures and can require significant management attention, even if the Company ultimately prevails. Accordingly, there can be no assurance that the Hybrid matter will not have a material adverse effect on the Company's business, operating results and financial condition.


     Because of the early stage of this litigation and because Hybrid has sought unspecified damages, neither the ultimate outcome of this litigation nor any costs and payments resulting from the litigation or any settlement can presently be determined. Accordingly, no provision for any loss which may result from the Hybrid litigation has been recorded in the accompanying financial statements. See "Risk Factors -- Patents and Proprietary Rights," "Business -- Intellectual Property, Patent Litigation" and Note 11 to Notes to Financial Statements.

     On May 13, 1998, the Company filed an amendment to its Amended and Restated Certificate of Incorporation to effect a one-for-two reverse split of the outstanding shares of common and convertible preferred stock. All share and per share amounts in this Prospectus have been adjusted to give effect to the reverse stock split.

RESULTS OF OPERATIONS -- THREE MONTHS ENDED MARCH 31, 1997 AND 1998

     Total Revenues. Total revenues increased from $500,000 in the first quarter of 1997 to $7.0 million in the first quarter of 1998. Total revenues for the first quarter of 1997 consisted entirely of a technology licensing fee of $500,000 pursuant to the 3Com Agreement. Total revenues for the first quarter of 1998 consisted primarily of sales of headend and related equipment and cable modems and, to a lesser extent, network management software fees. Total revenues attributable to international customers accounted for 50% of total revenues for the first quarter of 1998.

     Cost of Total Revenues. The Company did not record product sales in the first quarter of 1997. Cost of total revenues was $4.7 million in the first quarter of 1998 and consisted primarily of materials and software technology fees paid to third parties. For the first quarter of 1998, gross margin was 33.4% as compared to 42.2% in the quarter ended December 31, 1997. The decrease in gross margin was attributable to the decrease in license fees from network management software and increased sale of cable modems as a percentage of sales.

     Research and Development. Research and development expenses increased from $3.1 million in the first quarter of 1997 to $4.3 million in the first quarter of 1998. The increase was attributable to higher costs related to increased personnel, greater consulting costs and higher depreciation as more equipment was purchased to support added development.

     Sales and Marketing. Sales and marketing expenses increased from $870,000 in the first quarter of 1997 to $1.8 million for the same quarter of 1998. The increase was attributable to higher costs associated with increased personnel, commissions on sales, consulting and more trade advertising and promotion.

     General and Administrative. General and administrative expenses increased from $367,000 in the first quarter of 1997 to $580,000 for the same quarter of 1998. The increase was attributable to higher legal expenses, higher consulting costs and increased salary costs.

     Total Other Income. Total other income increased from $37,000 in the first quarter of 1997 to $94,000 for the same quarter of 1998. The increase was attributable to higher earnings on cash balances available during the first quarter of 1998.

RESULTS OF OPERATIONS -- YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997

     Total Revenues. Total revenues increased from $1.0 million in 1996 to $15.6 million in 1997. During 1995, the Company was primarily engaged in product development and, accordingly, did not record any revenues. Total revenues in 1996 consisted entirely of technology licensing fees from the 3Com Agreement. Total revenues in 1997 consisted of an additional technology licensing fee of $500,000 pursuant to the 3Com Agreement and $15.1 million from the sale of products that commenced in April 1997. A majority of revenues attributable to product sales during 1997 resulted from sales of headend and related equipment, cable modems and network management software fees. Revenues attributable to international customers were 64% of total revenues in 1997. The Company expects to derive a significant portion of its revenues from international markets for the foreseeable future. The Company intends to expand operations in the international markets that it serves currently and to enter new international markets, which will demand significant management attention and financial commitment. To date, revenues attributable to international customers have been denominated in U.S. dollars. The Company does not currently engage in any foreign currency hedging transactions. A decrease in the value of foreign currencies relative to the U.S. dollar could make the Company's products more expensive in international markets. See "Risk Factors -- Risks Associated with International Markets" and Note 8 of Notes to Financial Statements.

     Cost of Total Revenues. Cost of total revenues was $8.4 million in 1997. The Company commenced product shipments in April 1997 and therefore did not incur any costs associated with the sale of products in 1995 or 1996. Cost of total revenues in 1997 consisted primarily of materials cost and software technology license fees paid to third parties. In 1997 the Company's gross margin was 46.5%. The Company expects that gross margin will decline in 1998 as sales of cable modems increase as a percentage of total product revenues.

     Research and Development. Research and development expenses increased from $5.2 million in 1995 to $12.4 million in 1996 and $13.5 million in 1997. The increases for both 1996 and 1997 were primarily the result of increased personnel in the Company's research and development organization associated with product development.

     Sales and Marketing. Sales and marketing expenses increased from $770,000 in 1995 to $2.0 million in 1996 and $5.3 million in 1997. The increases for both 1996 and 1997 were primarily due to higher costs associated with increased personnel in the Company's sales and marketing organizations. The increase in 1997 also reflects the significant costs associated with the increased selling efforts resulting from the commencement of the commercial shipment of the Company's products in April 1997. These costs include travel expenses, trade shows, print advertising, public relations and other promotional costs. The Company expects sales and marketing expenses to increase on both an absolute dollar basis and as a percentage of sales in 1998 primarily because the Company will incur selling expenses for twelve months of commercial selling efforts, as opposed to nine months in 1997.

     General and Administrative. General and administrative expenses increased from $919,000 in 1995 to $1.5 million in 1996 and $1.8 million in 1997. The increases in both 1996 and 1997 were primarily attributable to increased personnel in the Company's finance and administrative organization, as well as increased professional fees.

     Total Other Income. Total other income increased from $257,000 in 1995 to $447,000 in 1996 and decreased to $229,000 in 1997. The increase in 1996 was primarily attributable to higher earnings on cash balances as a result of higher average cash and cash equivalents balances in 1996. The decrease in 1997 was primarily attributable to interest expense associated with capital leases as well as a charge for the issuance of warrants in connection with establishing a line of credit, offset in part by higher earnings on increased average cash balances.

QUARTERLY RESULTS OF OPERATIONS

     The following table sets forth certain unaudited statements of operations data in dollars and as a percentage of total revenues for the Company's five most recent quarters. In management's opinion, this unaudited information has been prepared on the same basis as the annual financial statements and includes all adjustments necessary (consisting only of normal recurring adjustments) to present fairly the unaudited quarterly results. This information should be read in conjunction with the financial statements and related notes thereto included elsewhere in this Prospectus. The operating results for any quarter are not necessarily indicative of results for any future period.

                                                             QUARTERS ENDED
                                     ---------------------------------------------------------------
                                     MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,
                                       1997        1997         1997            1997         1998
                                     ---------   --------   -------------   ------------   ---------
STATEMENTS OF OPERATIONS DATA:
Total revenues.....................   $   500    $ 2,878       $ 5,577        $ 6,694      $   7,020

Cost of total revenues.............        --      1,520         2,986          3,866          4,676
                                      -------    -------       -------        -------      ---------
Gross profit.......................       500      1,358         2,591          2,828          2,344

Operating expenses:
  Research and development.........     3,128      3,041         3,309          4,003          4,278
  Sales and marketing..............       870      1,145         1,363          1,899          1,803
  General and administrative.......       367        405           432            578            580
                                      -------    -------       -------        -------      ---------
     Total operating expenses......     4,365      4,591         5,104          6,480          6,661
                                      -------    -------       -------        -------      ---------
Loss from operations...............    (3,865)    (3,233)       (2,513)        (3,652)        (4,317)
Total other income (expense).......        37        (18)           34            176             94
                                      -------    -------       -------        -------      ---------
Loss before income taxes...........    (3,828)    (3,251)       (2,479)        (3,476)        (4,223)
Income taxes.......................        --         12             2              7              9
                                      -------    -------       -------        -------      ---------
Net loss...........................   $(3,828)   $(3,263)      $(2,481)       $(3,483)     $  (4,232)
                                      =======    =======       =======        =======      =========

                                                             QUARTERS ENDED
                                     ---------------------------------------------------------------
                                     MARCH 31,   JUNE 30,   SEPTEMBER 30,   DECEMBER 31,   MARCH 31,
                                       1997        1997         1997            1997         1998
                                     ---------   --------   -------------   ------------   ---------
AS A PERCENTAGE OF TOTAL REVENUES:
Total revenues.....................     100.0%     100.0%        100.0%         100.0%         100.0%

Cost of total revenues.............        --       52.8          53.5           57.8           66.6
                                      -------    -------       -------        -------      ---------
Gross margin.......................     100.0       47.2          46.5           42.2           33.4

Operating expenses:
  Research and development.........     625.6      105.6          59.4           59.8           60.9
  Sales and marketing..............     174.0       39.8          24.4           28.4           25.7
  General and administrative.......      73.4       14.1           7.8            8.6            8.3
                                      -------    -------       -------        -------      ---------
     Total operating expenses......     873.0      159.5          91.6           96.8           94.9
                                      -------    -------       -------        -------      ---------
Loss from operations...............    (773.0)    (112.3)        (45.1)         (54.6)         (61.5)
Total other income (expense).......       7.4       (0.7)          0.6            2.7            1.3
                                      -------    -------       -------        -------      ---------
Loss before income taxes...........    (765.6)    (113.0)        (44.5)         (51.9)         (60.2)
Income taxes.......................        --        0.4            --            0.1            0.1
                                      -------    -------       -------        -------      ---------
Net loss...........................    (765.6)%   (113.4)%       (44.5)%        (52.0)%        (60.3)%
                                      =======    =======       =======        =======      =========

     Total revenues from inception through March 31, 1997 were limited to technology licensing fees earned under the 3Com Agreement. The Company commenced product sales in April 1997, and in the quarters ended June 30, 1997, September 30, 1997, December 31, 1997 and March 31, 1998 recorded total revenues of $2.9 million, $5.6 million, $6.7 million and $7.0 million, respectively. During 1997 and in the three months ended March 31, 1998, revenues attributable to international customers constituted 64% and 50% of total revenues, respectively. During 1997 and in the three months ended March 31, 1998, approximately 97% and 100% of the Company's total revenues, respectively, were derived from sales of headend and related equipment, cable modems and network management software fees. Cost of total revenues increased sequentially for each quarter presented on an absolute dollar basis as a result of increased revenues in each period. Cost of total revenues also increased as a percentage of revenues primarily due to an increase in sales of cable modems as a percentage of product revenues.

     Over the past five quarters, total operating expenses increased in dollar amount. The Company incurred significant research and development expenses from inception through March 31, 1997 associated with prototype development and testing in connection with the headend and cable modem products that were commercially introduced in April 1997. Research and development expenses declined in dollar amount in the second quarter of 1997 due to completion of the Company's initial products but increased in dollar amount in the subsequent two fiscal quarters due to the development efforts related to new products and the enhancement of existing products. Sales and marketing expenses increased in dollar amount in each quarter of 1997 and as a percentage of revenues in the quarter ended December 31, 1997, as compared to the prior quarter, as a result of increased personnel and spending on trade shows, print advertising, public relations and other promotional expenditures to build brand awareness. General and administrative expenses increased in dollar amount in each quarter presented as a result of increased salaries, recruiting costs associated with the hiring of additional personnel and increased professional fees.

     The Company's operating results are likely to fluctuate significantly in the future on a quarterly and annual basis as a result of a variety of factors, many of which are beyond the Company's control. Factors that will influence the Company's operating results include: (i) the Company's ability to retain existing cable operator customers, to attract new customers at a steady rate, to maintain customer satisfaction and to obtain significant orders; (ii) the timing of upgrades of cable systems to HFC and the ability and willingness of cable operators to deploy cable modems and offer either one-way or two-way data transmission service; (iii) the Company's ability to manage inventory and fulfillment operations; (iv) the announcement or introduction of new services and products by the Company and its competitors and the timely introduction of MCNS-compliant products by the Company; (v) the Company's product mix; (vi) price competition or pricing changes in the Internet, cable and telecommunications industries, pricing of the Company's products and its ability to reduce to the costs of its products over time; (vii) the level of use of the Internet as a replacement for private wide area networks; (viii) the Company's ability to develop new products in a timely and cost-effective manner;
(ix) the amount and timing of operating costs and capital expenditures relating to expansion of the Company's business, operating results and infrastructure;
(x) governmental regulation; and (xi) general economic conditions and economic conditions specific to the cable and electronic data transmission industries. In recent quarters the Company has recognized a substantial portion of its revenues in the last month of each quarter, and, in particular, within the last two weeks of that month. A significant portion of the Company's expenses are fixed in advance based in large part on future revenue forecasts. If revenues are below expectations in any given period, the adverse impact of the shortfall on the Company's operating results may be magnified by the Company's inability to adjust spending to compensate for the shortfall. Therefore, a shortfall in revenues from those expected would have a material adverse effect on the Company's business, operating results and financial condition. In addition, the Company plans to increase operating expenses to fund additional research and development, sales and marketing and general and administrative activities. To the extent that these expenses are not accompanied by an increase in revenues, the Company's business, operating results and financial condition would be materially adversely affected.

LIQUIDITY AND CAPITAL RESOURCES

     Since inception, the Company has financed its operations primarily through private sales of Common Stock and Preferred Stock which, through March 31, 1998, provided net cash proceeds of approximately $58.6 million. Net cash used in operating activities in 1996 was $11.6 million and was primarily attributable to a net loss of $14.5 million, partially offset by $1.0 million in deferred revenue from the 3Com Agreement, an increase in accounts payable and accrued expenses, and depreciation and amortization expenses. Cash used in investing activities in 1996 consisted of $2.3 million in capital expenditures primarily to support its engineering activities. Cash flows from financing activities were $23.1 million in 1996 and consisted primarily of $23.2 million of net proceeds from the issuance of Series F Preferred Stock partially offset by the net repayment on borrowing arrangements.

     Net cash used in operating activities in 1997 was $16.1 million and resulted primarily from a net loss of $13.1 million and the increase of $5.0 million and $2.6 million in total accounts receivable and inventories, respectively, offset in part by a total increase of $2.4 million in accounts payable, accrued expenses and other current liabilities and $2.2 million in depreciation and amortization expenses. Cash used in investing activities in 1997 consisted of $2.1 million in capital expenditures primarily to support product development and manufacturing activities. Cash flows from financing activities in 1997 consisted primarily of net proceeds of $23.7 million from the issuance of Series E Preferred Stock and Series G Preferred Stock and $530,000 from the sale of Common Stock upon exercise of stock options.

     Net cash used in operating activities in the three months ended March 31, 1998 was $3.3 million and resulted primarily from a net loss of $4.2 million and an increase in total accounts receivable of $1.4 million offset primarily by a decrease of $974,000 in inventories and an increase of $830,000 in accounts payable. Cash used in investing activities in the three months ended March 31, 1998 consisted of $389,000 in capital expenditures primarily to support product development and manufacturing activities. Net cash used in financing activities in the three months ended March 31, 1998 was $199,000 and consisted primarily of repayments on debt and capital lease obligations.

     In future periods, the Company anticipates significant increases in working capital on a period-to-period basis primarily as a result of planned increased product sales and higher relative levels of inventory. The Company contracts for the manufacture of cable modems and integrated circuit boards on a turnkey basis. The Company has no long-term contracts or arrangements with any of its vendors that guarantee the availability of product, the continuation of particular payment terms or the extension of credit limits. The Company's future success will depend, in significant part, on its ability to manufacture, or have others manufacture, its products successfully, cost-effectively and in volumes sufficient to meet customer demand. The Company's dependence upon third party manufacturers involves a number of risks. See "Risk Factors -- Limited Manufacturing Experience; Dependence on Third Party Manufacturing."

     At March 31, 1998, the Company had $14.1 million of cash and cash equivalents. In addition, the Company had a $5.0 million line of credit subject to borrowing base requirements. To date, the Company has not drawn upon its line of credit. Other than capital lease commitments, the Company has no material commitments for capital expenditures. However, the Company anticipates it will increase its capital expenditures and lease commitments consistent with anticipated growth in operations, infrastructure and personnel. The Company may establish sales offices and lease additional space, which will require it to commit to additional lease obligations, purchase equipment and install leasehold improvements.

     The Company believes that the net proceeds from this Offering, together with its current cash and cash equivalents, will be sufficient to meet its anticipated cash requirements for at least twelve months, although the Company may seek to raise additional capital during that time period. The sale of additional equity or convertible debt securities could result in additional dilution to the Company's stockholders. There can be no assurance that financing will be available in amounts or on terms acceptable to the Company, if at all. See "Risk Factors -- Potential Need for Additional Capital."

                                    BUSINESS

     Com21, Inc. designs, develops, markets and sells value-added, high-speed communications solutions for the broadband access market. The Company's ComUNITY Access system enables cable operators to provide high-speed, cost-effective Internet access to corporate telecommuter, small office/home office ("SOHO") and residential users in the U.S. and internationally, and enables them to address the distinct price, performance, security and other needs of these different end-user groups. Com21's products include headend equipment, subscriber cable modems, network management software and noise containment technologies. Cable operators can use the Company's ComUNITY Access system to increase revenue opportunities by offering up to 16 different operator-defined transmission rates at varying price points to multiple markets. The Company's system is designed to be deployed on a limited capital budget and can be upgraded and scaled as subscriber penetration grows. The Company's system enables cable operators to lower their ongoing cost of ownership through cost-effective noise management and remote cable modem upgrades. The ComUNITY Access system also supports future features and service offerings, such as desktop video conferencing and cable telephony applications. The Company is developing an MCNS-compliant modem for the North American cable market intended primarily to address the basic requirements of the residential end-user base, which typically tolerates lower performance and security than the business user. The Company is working with Cisco to develop interoperable MCNS-compliant products that are expected to be commercially available in the second half of 1998. In 1997, the Company shipped approximately 170 ComCONTROLLER headends and more than 12,000 ComPORT modems for use in 61 locations worldwide. In the North American market, the Company sells directly to cable operators and has sold systems to major operators such as Charter Communications, Prime Cable and TCI. Internationally, the Company sells to systems integrators, including Philips and Siemens, which in turn sell to cable operators.

INDUSTRY BACKGROUND

     The volume of data traffic across communications networks has increased significantly over the last several years due to the proliferation of network-based communications and electronic commerce. Businesses, ranging from large corporate enterprises to SOHOs, are increasingly using the Internet, intranets and extranets, not only for communication within and outside the firm, but also to create cost-effective secure data connections known as virtual private networks ("VPNs") between corporate sites or remote locations. VPNs extend corporate network access to remote employees and external organizations, including business partners, suppliers and customers. Consumers are increasingly accessing data networks, primarily the Internet, to communicate, collect and publish information and conduct retail purchases. Because of its global reach, accessibility, use of open standards and ability to enable real-time interaction, the Internet has become a valuable communications medium for both businesses and consumers.

     The Internet and devices used to access it are expected to continue their rapid growth. International Data Corporation ("IDC") estimates that between 1995 and 1997 the number of devices that had access to the Internet grew from approximately 15 million to 64 million and anticipates that the number of such devices will grow to more than 232 million by 2000. Similarly, the available content and number of users on the Internet is increasing rapidly. IDC estimates that the number of World Wide Web ("Web") pages grew from approximately 18 million in 1995 to 250 million in 1997 and is expected to increase to 2.3 billion by 2000. The number of Web users in the U.S. is expected to increase from approximately 29 million in 1997 to 72 million in 2000. A substantial percentage of worldwide growth is expected to come from Western Europe and Asia, which is projected to grow from approximately 18 million users in 1997 to 50 million users in 2000. In addition to the substantial increase in the number of users in recent years, demand has increased among business and consumer users for high-speed Internet access to multimedia and other bandwidth-intensive information, consisting of data, voice and video in the form of value-added services and applications. This has resulted in a growing need for higher transmission performance throughout the Internet. With the increasing dependence on communications networks and the growing demand for bandwidth-intensive information, existing transmission speeds have become less tolerable and can negatively affect business productivity.

     Typically, the limiting factor in overall data transmission performance is the "last mile" of the communications infrastructure. Consisting primarily of copper twisted-pair wire or coaxial cable, this infrastructure was originally designed for analog transmission, such as analog voice or one-way analog video signals, rather than high-speed two-way broadband digital transmission. Today, there are multiple technologies that attempt to address the need for high-speed last mile connections, including (i) wireline telephone infrastructure technologies, such as 56 kilobits per second ("Kbps") dial-up modem technologies, Integrated Services Digital Network ("ISDN") and asymmetric digital subscriber line ("ADSL") and other digital subscriber line ("xDSL") technologies; (ii) wireless infrastructure technologies, such as direct broadcast satellite ("DBS"), multichannel multipoint distribution service ("MMDS") and local multipoint distribution service ("LMDS"); and (iii) hybrid fiber-coaxial ("HFC") cable infrastructure technologies such as cable modems. While each of these technologies has certain advantages, the cable infrastructure currently provides the highest available transmission speed, with peak data transmission speeds of 30 megabits per second ("Mbps") and "always-on" availability providing instant access. In addition, cable infrastructure is widely available. Paul Kagan Associates, Inc. estimates that at the end of 1997, cable infrastructure passed approximately 95 million U.S. homes and more than 185 million homes in Western Europe and Asia. Recognizing the opportunity to capture additional revenues by offering data-over-cable services, cable operators have begun to address the burgeoning market for cable modem Internet access. Industry sources estimate that there are currently in excess of 100 initial commercial deployments of cable modem systems worldwide, including sites in the U.S., Argentina, Australia, Canada, France, The Netherlands and Switzerland.

     To fully realize the benefits of two-way data-over-cable communications, cable operators must activate a data transmission return path that travels from subscriber sites upstream to the cable operator through the cable plant. Previously, cable operators have not been required to activate an upstream return path because television broadcast only requires downstream transmission. A critical factor related to two-way cable modem service involves the reduction, containment and management of "noise" in the upstream return path. Noise accumulates from subscriber sites on the upstream channel and interferes with transmission throughout the entire cable plant. Excessive noise impairs the quality of upstream transmissions and, in certain cases, results in significant performance degradation. Cable plant noise consists of ambient background noise in the cable plant itself and specific ingress noise introduced through subscriber sites as a result of loose fittings and connectors, cracks in coaxial cable shielding and other physical plant imperfections. Common sources of ingress noise at subscriber sites include electronic motors in appliances, consumer electronics devices and office equipment. One approach to dealing with excessive noise involves signal encoding or modulation techniques that compensate for higher noise levels. Such techniques, however, typically result in decreased data transmission rates. Other approaches for identifying and containing ingress noise, such as the installation of high pass filters at subscriber sites, are expensive and inefficient because they block upstream transmission entirely and must be physically removed prior to enabling two-way cable modem service. Once the high pass filter is removed, ingress noise can re-enter the system from that site. As a result, reducing noise to the low tolerance level required by most two-way cable modem systems involves significant cost and time for the cable operator, often delaying the commencement of service and the consequent generation of revenue from subscribers.

     Recently, cable operators have begun upgrading their plants to an HFC cable infrastructure that enables them to offer more channels, to add greater services and consequently to compete better with DBS television providers' digital video offerings. HFC cable infrastructure also facilitates reliable upstream data transmission and contains noise by isolating portions of the network into smaller distinct nodes. Each node typically serves 500 to 2,000 homes and has a separate return path. In order to enable data service over HFC, cable operators must install return path receivers at the headend based on the number of nodes to be activated rather than on the number of potential cable modem subscribers. To reduce the number of return path receivers that cable operators would otherwise have to purchase, cable operators can recombine separate return paths. However, the number of return paths that can be combined is limited by the accumulated noise from each path. As a result, early deployment costs can be significant compared to the revenues generated by initial cable modem subscribers.

     In order to accelerate time-to-market and revenue generation, and to reduce initial deployment costs, some cable modem Internet access systems offer one-way "telephone return" service, with cable transmission downstream and slower dial-up modem transmission upstream. This approach enables earlier deployment of cable modem systems by postponing the need to address upstream noise issues and enables cost-effective determination of which markets are most likely to be economically feasible for larger-scale, two-way installations. However, with most currently available cable modems, the eventual upgrade from one-way to two-way service requires the purchase of a new two-way modem and generally requires a field service visit to replace and install the dedicated one-way modem with a two-way modem.

     Cable operators are seeking to accelerate the acceptance of cable modem service by their subscribers. Many major domestic cable operators have established or invested in value-added data-over-cable services such as @Home Network ("@Home"), Time Warner Cable's Roadrunner service and US West Media Group's MediaOne Express service. In addition, several domestic cable operators have recently cooperated to create the Multimedia Cable Network System ("MCNS") specification to define multi-vendor interoperable cable modems. This specification is expected to be widely adopted for the North American consumer market. While a number of suppliers are developing MCNS-compliant two-way cable modems, no such modems are currently commercially available.

     Beyond the challenges of deploying cable modem Internet services, most cable modem systems enable operators to offer only a single level of service at a single monthly rate and do not enable customized features that meet the special requirements of distinct market segments. Offering a single service and rate to all subscribers does not permit cable operators to maximize revenue opportunities. For example, a residential subscriber with only limited access and speed requirements such as sending and receiving e-mail, may elect not to subscribe to a 256 Kbps service at $50 per month. In contrast, a business subscriber who would be willing to pay significantly more for enhanced service, would pay only the fixed $50 per month rate. The lost revenue opportunity is particularly acute in business markets, where telecommuting and SOHO users are generally willing to pay more for the additional speed, security and VPN features they require.

     In addition to data-over-cable service, telephony-over-cable service has recently been made possible for cable operators due to regulatory changes both in the U.S. and internationally. Such deregulation has allowed cable operators to compete in the local telephone market.

     The Company believes that there is a significant opportunity for a provider of a cable modem system solution that would reduce the total cost of deployment and ownership of a cable modem system and enable different tiers of data transmission service and other value-added features for distinct market segments. To reduce the total cost of deployment and ownership, there is a need for a cable modem system that provides reliable two-way data service on noisy cable plants without significantly reducing data transmission rates, enables cable operators to remotely identify sources of ingress noise and manages system noise in a manner that permits equipment purchases to more closely scale with subscriber penetration. In order to accelerate time-to-market, such a system would also provide for cost-effective remote software-based migration of cable modems from one-way to two-way service. By enabling higher noise tolerance with a software-based migration path from one-way to two-way service, cable operators could more rapidly deploy data service and observe penetration patterns in order to identify prime markets for the service. In addition, the ability to offer different tiers of service and value-added features such as VPNs and enhanced security for distinct business and consumer market segments would enable cable operators to more fully exploit the cable modem opportunity. The Company believes that such a system solution would be attractive to cable operators because it would allow cable operators to increase revenues and profitability, while lowering deployment cost and risk and accelerating time-to-market.

THE COM21 SOLUTION

     Com21 designs, develops, markets and sells value-added, high-speed communications solutions for the broadband access market. The Company's ComUNITY Access system enables cable operators to provide high-speed, cost-effective Internet access to corporate telecommuter, SOHO and residential users in the U.S. and internationally, and enables them to address the distinct price, performance, security and other needs of these different end-user groups. Com21's products include headend equipment, subscriber cable modems, network management software and noise containment technologies. The Company's cable modem systems provide the following key benefits:

     Increase Service Revenues. The Company's ComUNITY Access system enables cable operators to increase revenues by offering up to 16 different cable operator-defined transmission rates at varying price points to multiple markets. In a typical flat-rate cable modem system, all subscribers are charged the same price, regardless of individual bandwidth service and pricing requirements (see Figure 1), which results in lost revenue opportunities for cable operators. In addition, the ComUNITY Access system enables cable operators to provide value-added services, such as multiple VPNs and enhanced security, targeted to business users. To accommodate future value-added broadband applications, the Company's underlying ATM-based technology can also enable integrated services such as toll-quality voice and desktop video.

FIGURE 1.

LOGO

                                                                            LOGO

     Reduce Deployment Costs. The ComUNITY Access system was designed to lower deployment costs by providing a flexible solution to address the needs of cable operators and their subscribers at each step of cable modem system deployment. The Company believes its radio frequency ("RF") technology tolerates a higher level of background and ingress noise than do other commercially available RF technologies, thereby avoiding the costs otherwise necessary to limit noise before deploying two-way cable modem service. The Company is developing a Return Path Multiplexer ("RPM"), which is expected to be commercially available in mid-1998, that is designed to reduce the number of return path receivers required in a cable operator's headend equipment. The RPM will enable cable operators to purchase less headend equipment initially and then cost-effectively scale the system over time as subscriber penetration grows.

     Accelerate Time-to-Market. The ComUNITY Access system provides a comprehensive solution that enables cable operators to bring broadband services to market quickly. In the initial stage of deployment, the ComUNITY Access system can be implemented as a one-way telephone return system. Upon implementation of a two-way service, a cable operator can upgrade to a two-way system with a simple software download to the end-user's existing ComPORT cable modem. The

Company is also developing the capability to enable ComPORT cable modems to communicate to PCs through parallel port interfaces, which will reduce the time and resources needed to connect modems at subscribers' locations.

     Mitigate Deployment Risks. The ComUNITY Access system's comprehensive solution mitigates deployment risks by enabling cable operators to rapidly implement data-over-cable service using telephone return service and observe service penetration patterns. Cable operators can then deploy the capital necessary to upgrade the plant, and build a larger-scale two-way cable modem system, only in those markets where they observe sufficient penetration to warrant such investment.

     Reduce Long-Term Cost of Ownership. The ComUNITY Access system reduces the long-term cost of ownership for cable operators. Because a cable modem system's operational and maintenance expenses typically exceed the costs of the capital equipment over the expected life of the system, a system that requires less plant maintenance will reduce the long-term cost of ownership for cable operators. The Company's Network Management Provisioning System ("NMAPS") lowers ongoing operating costs by enabling cable operators to remotely detect, diagnose and manage network problems from a single workstation. In addition, ComPORT cable modems can be remotely upgraded with software downloads. The ComUNITY Access system can be deployed with lower operational overhead because the cable operator can use the Company's Ingress Noise Blocker ("INB") as an intelligent filter to prevent ingress noise from contaminating the upstream return path. The INB opens only to allow data to be transmitted upstream, and is closed otherwise, preventing aggregation of noise in the upstream return path. The INB also enables a cable operator to more quickly identify ingress noise sources, which reduces maintenance costs because a cable operator need not devote substantial amounts of personnel and resources to the identification of the source and site of intermittent ingress noise.

     Offer Significant Benefits to End-Users. In addition to high-speed, always-on and cost advantages, the ComUNITY Access system enables cable operators to offer differentiated services with significant benefits to their subscriber end users. In addition to value-added services such as VPNs and enhanced security, each ComPORT cable modem can support up to eight PCs. The ComUNITY Access system supports multiple protocols, including IP, IPX, AppleTalk and NETBEUI. ComPORT modems have an expansion slot to accommodate Application Interface Modules ("AIMs") which can support future features and service offerings such as desktop video conferencing, cable telephony applications and parallel port modem connectivity.

THE COM21 STRATEGY

     Com21's business strategy includes the following key elements:

     Enhance Value to Cable Operators. The Company's principal strategy is to provide products that enhance the value of cable operators' cable modem deployments over the life of the investment. Cable operators assess the viability, and ultimately the success, of an investment in a cable modem system by considering the cost of initial investment in cable modem equipment, service reliability, overall operating and maintenance expenses and the service revenues that can be generated. The Company's ComUNITY Access system is designed to be deployed on a limited capital budget and can be upgraded and scaled as subscriber penetration grows. The Company's system enables cable operators to lower their ongoing cost of ownership through cost-effective noise management and remote cable modem upgrades. Cable operators can use the Company's system to increase revenues by offering multiple tiers of service at varying prices to multiple market segments. As a result of the value provided by its products, the Company believes it will continue to be able to successfully differentiate and sell its products based upon tangible benefits delivered to the cable operator.

     Leverage Technology Leadership. The Company's ATM cell-based architecture is the foundation upon which the Company has built an end-to-end Ethernet broadband communications system with networking advantages. Technological developments in multi-service scheduling optimization, protocol simulation and application specific integrated circuit ("ASIC") integration enable the Company to offer a scalable system to deliver tiered service levels, VPNs and low-latency voice and video applications. Moreover, the Company's internal development of a network management system, high performance, cost-effective RF transmitters/receivers and fast RF switching systems lowers the cost to cable operators of deploying and operating the Company's equipment. The Company focuses on the development of new value-added features for its products, including its recently announced RPM, which will enable cable operators to purchase less headend equipment initially and then scale their systems as subscriber penetration grows. In addition, the Company is leveraging its RF and noise management technology in its MCNS-compliant cable modem for the North American consumer market and is working with Cisco Systems, Inc. ("Cisco") to develop interoperable MCNS-compliant products.

     Aggressively Penetrate Global Markets. The Company believes the market for cable modem systems is global and has developed strategies to sell its products in regions where cable is widely available, such as the U.S., Canada, Europe and Japan, and in regions where cable is being aggressively deployed, such as China and Latin America. In 1997, the Company shipped approximately 170 ComCONTROLLER headends and more than 12,000 ComPORT modems for use in 61 locations worldwide. In the North American market, the Company sells directly to cable operators and has sold systems to major operators such as Charter Communications, Prime Cable and TCI. Internationally, the Company sells primarily to systems integrators, including Philips and Siemens, which in turn sell to cable operators.

     Lower Product Costs. While the Company intends to continue to seek premium prices for its products, it anticipates that the cable modem market will be characterized by declining prices. As a result, the Company seeks to decrease product costs, particularly with respect to its end-user modem products. The Company recently improved its tuner design to decrease manufacturing costs, integrated its modem design to one printed circuit board and increased its use of standard components. The Company is working to achieve a higher level of ASIC integration and improve the design of its products to increase manufacturing efficiencies. In addition, because product design and manufacturing quality affect product costs, the Company is working to further enhance its internal engineering and manufacturing processes and expects to obtain ISO 9001 certification in 1998.

     Integrate Toll-Quality Voice. The Company intends to integrate toll-quality voice capability with the current data capability of the ComUNITY Access system. The Company's existing products have been designed with the Quality of Service ("QoS") capability to support a toll-quality voice transmission across the broadband cable plant. Recently, the Company entered into an agreement to license certain digital telephony technology from e-Net, Inc. ("e-Net"). In the future, the Company intends to introduce telephony-over-cable capability as an integrated component of its existing ComUNITY Access system product line.

PRODUCTS

     The Company's product offerings are depicted in the following diagram.

  The ComUNITY Access System

     The ComUNITY Access system consists of three parts: (i) the ComCONTROLLER, which is the channel switch located at the cable operator's headend; (ii) the ComPORT, which is the cable modem located at the subscriber's site; and (iii) NMAPS, which is the integrated network management software. Additionally, the Company offers the INB, an intelligent filter used to block noise in the upstream channel.

     The ComCONTROLLER Headend Switch. The ComCONTROLLER controls the flow of data communications between the ComPORT modems located at a subscriber's site and an external network, such as the Internet or a corporate network, typically through routers. The ComCONTROLLER is designed with multiple expansion slots that can accommodate 10 Ethernet interfaces. The ComCONTROLLER transmits data downstream at 30 Mbps (using 64 quadrature amplitude modulation ("64QAM")). The expansion slots enable the addition of up to twelve 2.56 Mbps (using quadrature phase shift key ("QPSK")) upstream channel modules, scaling the upstream path to an aggregate throughput of 30 Mbps. The upstream channels can be added on an incremental, hot-insertion basis, enabling a cable operator to respond rapidly to system faults. A single ComCONTROLLER is designed to support up to 2,000 ComPORT modems.

     ComPORT Cable Modem. The ComPORT cable modem is deployed within a subscriber's home or office. In addition to its cable connection, the ComPORT is designed with a 10BaseT Ethernet port for direct connection to the subscriber's PC Ethernet card or an Ethernet hub for interconnecting up to eight PCs. Each ComPORT can be used either on a one-way or two-way cable plant and can be remotely configured for either plant by the Company's NMAPS software. The ComPORT features an expansion port for the insertion of future modules that will support applications such as secure IP communications and toll-quality voice.

     Network Management and Provisioning System. NMAPS is a network management software package that facilitates subscriber provisioning, fault isolation, network configuration, field inventory, auto-discovery and performance for the ComUNITY Access system. NMAPS enables the cable operator to remotely monitor and manage the ComUNITY Access system through a graphical user interface and to remotely upgrade ComPORT cable modems. NMAPS is a Simple Network Management Protocol ("SNMP") manager running on a UNIX workstation connected to the ComCONTROLLER via a separate out-of-band 10BaseT Ethernet channel. The Company believes that the ability of NMAPS to manage the network elements of the ComUNITY Access system from a remote site will further reduce cable operators' long-term cost of ownership by reducing the number of visits cable operator technicians will need to make to headend and subscriber sites. A standard PC Web browser can be used to monitor and manage cable modems via an Internet server application on the NMAPS station. A single NMAPS station can manage up to 50 ComCONTROLLERs and 100,000 ComPORTs.

     The ComUNITY Access system incorporates the following features:

     - Multiple Service Levels. The ATM-based architecture provides up to 16 levels of service that can be configured by the cable operator, each with specified upstream and downstream data rates. This feature enables the cable operator to tailor data-over-cable service and pricing to different end-user demands, thereby increasing the ability to capture additional subscriber revenues by matching supply with demand.

     - Robust, High-Speed Architecture. The ComUNITY Access system transmits downstream traffic at a rate of up to 30 Mbps in one 6 MHz channel. Each
       1.8 MHz channel of the upstream spectrum can transmit traffic at a rate of 2.56 Mbps, and the system enables the cable operator to aggregate up to twelve upstream channels, permitting total upstream throughput of 30 Mbps.

     - One-Way and Two-Way Cable. The ComUNITY Access system can be configured to support both one-way and two-way cable plants. The ComPORT modem works with the subscriber's personal computer and a dial-up Internet access service operated either by the cable operator or an Internet service provider ("ISP") to enable a one-way system. The ComPORT can be reconfigured remotely from one-way mode to two-way mode through a software download without replacing a subscriber's modem.

     - Superior Noise Technology. The Company's has developed noise containment technology which allows the system to tolerate higher levels of noise, thereby enabling cable operators to install the system on noisy cable plants that could not otherwise be used for two-way data transmission.

     - Multiple Protocols. The ComUNITY Access system supports multiple protocols include IP, IPX, AppleTalk and NETBEUI.

     - Privacy from Other Subscribers. The ComPORT can be configured by the cable operator to block all non-IP protocols, preventing subscribers on the same cable network from accidentally gaining access to others' files.

     - Data Security. Data Encryption Standard ("DES") encryption and public key management enable secure upstream and downstream data communications between the ComCONTROLLER and the ComPORT.

     - Enables High-Value Business Networking. The Company's ComUNITY Access system enables cable operators to establish private, secure sub-networks within a ComCONTROLLER while providing dedicated bandwidth. These sub-networks are known as virtual local area networks ("VLANs"). Using NMAPS, the cable operator can configure secure VPNs for the business connectivity markets by partitioning the transmission channels into several VLANs, then assigning cable modems to each VLAN.

     - Early Fault Detection. NMAPS offers high network visibility and control via a suite of configurable alarms, diagnostic tools and performance monitoring features.

     The Ingress Noise Blocker. The INB is an external noise filter designed to meet the needs of cable operators whose cable networks have excessive ingress noise and who want to deploy two-way data service prior to solving costly overall system noise issues. The INB works with both two-way HFC and coaxial-only cable plants and attaches to the cable tap outside the subscriber's site. The INB, which is remotely controlled by the ComPORT, opens to allow upstream transmission of traffic and closes at all other times, which limits the ability of noise to enter the system. Because noise passes through the INB only when data is being transmitted from a subscriber's site, the INB allows NMAPS to rapidly detect and isolate sources of noise. Although it is currently necessary for the subscriber to have a ComPORT modem to control the INB, the Company plans to license the INB control circuitry to other cable equipment vendors.

  Products Under Development

     MCNS-Compliant Cable Modem. The Company is leveraging its RF and noise management technology to develop an MCNS-compliant ComPORT modem for the North American consumer market. The Company is working with Cisco to ensure the interoperability of this new modem with Cisco's previously announced MCNS-compliant Universal Broadband Router. The MCNS-compliant ComPORT is expected to be commercially available in the second half of 1998.

     Return Path Multiplexer. The Company is currently developing the Return Path Multiplexer ("RPM"), a high-speed, multiport analog switching device which will allow up to eight upstream return paths to be connected to a single ComCONTROLLER RF receiver without electrically combining the accumulated noise from the return paths. The RPM is designed to solve the problem of accumulated noise inherent in HFC cable installations configured with large numbers of return paths from distributed fiber nodes. The RPM utilizes a high-speed RF switching technology that enables it to pass one upstream return path at a time to the ComCONTROLLER. This technology prevents the noise accumulation that would otherwise occur if multiple upstream returns were combined at the ComCONTROLLER. Since the RPM will allow eight upstream connections, the Company believes that the installation of RPMs on a cable operator's network will reduce the number of return path receivers required in the cable operator's headend equipment and therefore reduce the capital costs for a large-scale HFC cable modem deployment. The RPM is expected to be available in mid-1998.

     Mini ComCONTROLLER. The Company is developing a smaller version of the ComCONTROLLER which will have only three expansion slots for upstream receiver and Ethernet modules. The Company believes that this smaller headend product will address the requirements of smaller cable operators and specialized applications (such as cable systems within a hotel) that cannot justify the additional expense of the larger ComCONTROLLER. The Mini ComCONTROLLER is expected to be available in mid-1998.

     Parallel Port and Secure IP Modules. The Company is developing a parallel port interface module and a secure IP module to be inserted in the ComPORT's AIM expansion slot. The Company believes that the parallel port interface module will reduce cable operators' long-term cost of ownership by eliminating the time needed to install a 10BaseT Ethernet card in a subscriber's PC. The Company believes that the secure IP module will increase cable operators' service revenues by providing them with an advanced security feature to sell to their subscribers. The secure IP module is expected to become available in mid-1998, and the parallel port module is expected to become available by the end of 1998.

     Toll-Quality Voice Module and Telephony Gateway. The Company is developing an AIM module for the ComPORT to allow cable operators to provide toll quality voice-over-cable through a standard RJ11 telephone interface. In addition, the Company is developing a telephony gateway for the ComCONTROLLER. The Company also recently entered into an agreement to license e-Net's digital telephony technology. In the future, the Company intends to introduce telephony-over-cable capability as an integrated component of its existing ComUNITY Access system product line.

     The market for cable modem systems and products is characterized by rapidly changing technologies and short product life cycles. The Company's future success will depend in part upon its ability to enhance its existing products and to develop and introduce, on a timely basis, new products and features that meet changing customer requirements and emerging industry standards. The Company's product development efforts are subject to a number of risks and there can be no assurance that such efforts will result in the introduction of any new products that achieve market acceptance. See "Risk Factors -- Risks Associated with New Product Development."

TECHNOLOGY

     The Company invests in technology development to enable scalable, reliable broadband data communications that can accommodate a wide range of applications. Key technologies include: (i) ATM architecture and ComUNITY Media Access Control ("MAC") and Physical ("PHY") layer protocols, all of which provide the flexibility and scalability to allow cable operators to build multi-tiered services and VPNs; (ii) application-specific integrated circuit ("ASIC") based modem design that allows the Company to provide high-speed, cost-effective, highly functional products; (iii) high performance RF modulators and demodulators which allow the cable operator to use the Company's products in a wider range of cable systems; and (iv) noise mitigation technology, which addresses many of the cable plant upstream noise problems and reduces the cable operator's ongoing maintenance and operational costs.

     ATM Architecture and ComUNITY Protocols. The ComUNITY Access system has been designed using a high-performance cell-switching broadband data transport architecture that optimizes system performance for multiple simultaneous applications with a variety of requirements for data rates and latency, including Internet data, toll-quality voice and desktop video. In order to transport and manage data flows for latency-sensitive applications such as telephony, video conferencing or interactive games, the ComUNITY Access system implements an ATM virtual circuit-based data transport protocol upon shared broadband downstream and upstream channels.

     The ComUNITY Protocols are specifically designed to efficiently manage the ATM cell traffic on the broadband cable television network, taking into account topological and physical constraints of the two-way cable transmission systems. For example, the protocol must:(i) provide secure point-to-point communications in physical media that are inherently insecure broadcast channels; (ii) provide reliable data delivery in a noisy communications channel; (iii) automatically calibrate for variations in phase delay and signal attenuation arising from the condition of the physical cable plant; (iv) minimize simultaneous transmission from multiple modems to prevent return amplifier saturation and distortion; (v) efficiently adapt to the traffic load among a large subscriber base so that the system can grow and still provide high service levels with low overhead costs; and (vi) provide stable performance under increasing traffic loads and various traffic types with different QoS requirements. The protocols also provide flexibility to handle a telephone return capability for applications in a one-way system. As a result of the work to develop robust low-level protocols, the ComUNITY Access system can reliably perform in both coaxial systems as well as modern HFC cable plants.

     In addition, the ComUNITY Access system has been designed so that each cable modem can enable multiple virtual circuits for separate applications, allowing simultaneous, independent data flows with different performance requirements. Specifically, a single ComUNITY-based cable modem can simultaneously provide a high-speed, latency-insensitive 10 Mbps IP-based Internet connection and a low-speed, short delay, latency-sensitive 64 Kbps link for a toll-quality voice connection, with both data and voice applications operating independently.

     ASIC-Based Modems. The Company has internally developed a custom ASIC to implement the major portions of the cable modem functionality, including ComUNITY protocol control, DES encryption, ATM segmentation and reassembly ("SAR"), packet switching and filtering and multicast control. Because these functions are integrated into the ASIC, the cable modem can operate at high speeds without requiring an expensive external processor or ATM SAR components. As a result, the material cost of the additional ATM and networking functionality is insignificant, and the Company has been able to decrease the size of the electronics design and reduce the implementation to a single-sided printed circuit board.

     High Performance RF Modulator and Demodulator Design. The ComUNITY Access system's downstream and upstream channels occupy a small portion of the HFC spectrum and must coexist with existing signals occupied by entertainment television channels in the 54-750 MHz band as well as other upstream services such as pay-per-view or cable telephony in the 5-40 MHz band. The RF modulator design must be accurate enough to convert multi-bit symbols into a multi-level phase/amplitude signal without creating interference into adjacent channels and robust enough to perform in noisy upstream environments. The RF demodulator implementations must be sensitive enough to detect and synchronize a complex QAM signal in cable systems that induce signal distortions and are susceptible to spurious environmental noise. QAM encoding is a digital transmission technique which combines multi-level phase and amplitude modulation to increase the effective data transmission rate in a communications channel, trading off higher noise immunity for higher information content. Additionally, these designs must be cost-effective and self-tuning without the need for expensive, precision components for manual parametric adjustments during the manufacturing process.

     The Company has designed its own RF modem technology that is less sensitive to operating temperature fluctuations, has higher sensitivity to low signal levels, has improved tolerance to adjacent TV signals, adapts to channel phase and noise impairments, and cleanly transmits signals with low spurious noise and harmonic distortion. The Company expects to continue to enhance its proprietary RF technology as new 256QAM and 16QAM components become available. This technology has enabled the Company to sell its internally developed RF modulator as an integrated component of its ComCONTROLLER product family, whereas most other commercially available cable modem systems require cable operators to purchase an external IF-to-RF converter from third-party cable equipment suppliers.

     Noise Mitigation Technology. Reliable system performance in the presence of a significant level of noise in the upstream channel is a key issue for any cable modem system. There are two basic ways to minimize the effect of noise on upstream data transmission: (i) reduce or eliminate noise from the upstream channel; or (ii) compensate for errors caused by high noise levels using upstream protocols, modulation schemes or encoding techniques. The Company utilizes a combination of these techniques.

     The Company has developed technology specifically designed to reduce upstream noise observed by the ComCONTROLLER headend receiver. The INB is a modem-activated filter attached to the cable tap outside the subscriber's house. Using the Company's signal-powered dynamic RF filter technology, the INB blocks upstream noise and only allows return signals when the ComPORT is transmitting upstream. An industry source has stated that most of the upstream ingress noise on cable plants originates from sources which inject noise into the cabling system from the cable tap to a subscriber's television set. A cable plant with INB technology installed will have a lower level of ingress noise in the upstream return path, resulting in reduced plant maintenance costs related to identifying, minimizing and correcting ingress noise problems.

     The Company is developing an RPM, which is a high-speed, multiport analog switching device which allows up to eight upstream return paths to be connected to a single ComCONTROLLER RF receiver without electrically combining the accumulated noise from the return paths. The Company has developed high-speed RF switching technology in the RPM which will allow a control signal from the ComCONTROLLER to electrically switch from one return path to another to enable a specified modem using a specific return path to transmit to the ComCONTROLLER. The Company has also developed control mechanisms and management protocols to efficiently manage traffic switching through the RPM. To illustrate an RPM application, an HFC system serving 100,000 homes would require 25 separate return paths (assuming 500 home fiber nodes and eight return nodes combined). Without the Company's RPM, the cable operator would have to purchase several headend units to enable data service for the entire HFC network. Instead, the cable operator will be able to purchase a single ComCONTROLLER and several RPMs at a significantly lower cost. The Company's product development efforts are subject to a number of risks, and there can be no assurance that such efforts will result in the successful introduction of the RPM or any other new products, or that such products will achieve market acceptance. See "Risk Factors -- Risks Associated with New Product Development."

     The ComUNITY Access system incorporates an encoding technique called Forward Error Correction ("FEC") on upstream, as well as downstream, channels. FEC is a technique that inserts redundant information into the data stream so that a certain number of data errors can be detected and corrected. This technique, coupled with the Company's high performance RF modem design, allows the Company's cable modems to operate at high data rates with nominal Bit Error Rate ("BER") of 10(-9) in a cable plant with a Carrier-to-Noise-Ratio ("CNR") of 16dB. This BER performance is substantially better than the MCNS specification of 10(-9) BER at 25dB CNR. As a result, the Company's products can provide more reliable data service in noisier cable plants than a modem built to that specification. More specifically, the 9dB difference in performance lowers noise sensitivity by a factor of eight.

CUSTOMERS AND MARKETS

     Customers. The Company began commercial shipments of its cable modem products in April 1997 and in 1997 shipped approximately 170 headend systems with more than 12,000 cable modems for use in 61 locations worldwide. Fourteen of these customers have commercially deployed the Company's products while the remainder are running trials or performing evaluation tests with the products. In the U.S., the Company sells directly to cable operators. Internationally, the Company sells primarily to systems integrators, including Philips and Siemens, who in turn sell to cable operators.

     The following table depicts commercial deployments of the ComUNITY Access system as of March 31, 1998. The Company considers a sale as a commercial deployment if the cable operator to whom the sale was made has begun offering data-over-cable services to paying subscribers. "Homes passed" is defined as the number of homes currently passed by a cable system, as represented to the Company by each respective cable operator in the chart below, regardless of whether each such home is currently receiving data-over-cable.

-----------------------------------------------------------------------------------
                           COM21 COMMERCIAL DEPLOYMENTS
-----------------------------------------------------------------------------------
   CUSTOMER                         LOCATION                       HOMES PASSED
-----------------------------------------------------------------------------------
   Baerum Kabel-TV                  Oslo, Norway                       36,000
-----------------------------------------------------------------------------------
   Cablecom Holding AG              Zurich, Switzerland               200,000
-----------------------------------------------------------------------------------
   CableVision TCI-International    Buenos Aires, Argentina         1,200,000
-----------------------------------------------------------------------------------
   Halifax Cable                    Halifax, Nova Scotia              205,000
-----------------------------------------------------------------------------------
   NV Eneco                         Rotterdam, The Netherlands        600,000
-----------------------------------------------------------------------------------
   Palo Alto Cable Co-op            Palo Alto, California              56,000
-----------------------------------------------------------------------------------
   Spie Trindel                     Colmar, France                     25,000
-----------------------------------------------------------------------------------
   Telindus NV/SA                   Nyon, Switzerland                  80,000
-----------------------------------------------------------------------------------
   Videopole                        Meudon, France                     23,000
-----------------------------------------------------------------------------------
   Cablecom Holding AG              Geneva, Switzerland               450,000
-----------------------------------------------------------------------------------
   Charter Communications           Pasadena, California              110,000
-----------------------------------------------------------------------------------
   Prime Cable                      Las Vegas, Nevada                 480,000
-----------------------------------------------------------------------------------
   Super Canal Holding              Mendoza, Argentina                 50,000
-----------------------------------------------------------------------------------
   Telekabel                        Leeuwarden, The Netherlands       120,000
-----------------------------------------------------------------------------------
   Telia Stofa A/S                  Horsens, Denmark                  200,000
-----------------------------------------------------------------------------------
   Telindus NV/SA                   Lausanne, Switzerland             200,000
-----------------------------------------------------------------------------------
   Charter Communications           Newtown, Connecticut               63,400
-----------------------------------------------------------------------------------
   Prime Cable                      Chicago, Illinois                 460,000
-----------------------------------------------------------------------------------
            TOTAL                                                   4,558,400
                                                                    =========
-----------------------------------------------------------------------------------

     The Company did not commence product shipments until April 1997. The Company's success will depend on the timely adoption of its products by cable operators and end users. The market for the Company's products has only recently begun to develop, is rapidly evolving and is characterized by an increasing number of market entrants that compete or intend to compete with the Company. The Company shipped its ComUNITY Access System for commercial deployment to nine cable operator customers in the second quarter of 1997, seven cable operator customers in the third quarter of 1997 and two cable operator customers in the first quarter of 1998. There can be no assurance that the market for cable modems will develop as the Company anticipates or that the Company will be able to compete with new market entrants should the market develop. See "Risk
Factors -- Limited Operating History; History of Losses; No Assurance of Profitability," "-- Potential Fluctuations in Operating Results," "-- Early Stage of the Market for Cable Modems; Unproven Acceptance of the Company's Products" and "Competition."

     In 1997, revenues attributable to Philips, 3Com and Siemens accounted for 21%, 16% and 12% of total revenues, respectively. In the three months ended March 31, 1998, revenues attributable to TCI, Philips, Siemens, Prime Cable and Cablecom accounted for 31%, 13%, 13%, 11% and 10% of total revenues, respectively. See "Risk Factors -- Customer Concentration" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     In 1997 and the three months ended March 31, 1998, revenues attributable to international customers constituted 64% and 50% of total revenues, respectively. The Company believes that its ATM-based system has been adopted more rapidly in Europe and other international markets because of the greater acceptance of the benefits of ATM-based technology as well as the more recently upgraded and installed cable plants. See "Risk Factors -- Risks Associated with International Markets" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     The following customer examples illustrate how certain of the Company's customers have deployed its products:

     Cablevision/TCI-International, Argentina ("Cablevision") is a cable operator with approximately 1,200,000 homes passed in Buenos Aires. Cablevision offers a single Internet service priced at $125 per month for two-way service. Because Cablevision's cable system is not yet completely two-way enabled, it is also planning to offer one-way (telephone return) service using Com21's products. Cablevision is marketing a private corporate networking service that uses Com21's VLAN capability and selling dedicated line connections for business applications using Com21's QoS capability to provision constant-bit-rate service per modem. Cablevision uses various features of the ComUNITY Access system to provide different service products for different subscribers' needs.

     Charter, one of the largest cable television operators in the U.S. with approximately 1.1 million subscribers, has deployed service in the Pasadena, California area, which passes approximately 300,000 homes. Charter offers Charter Pipeline, its general Internet service, at prices ranging from $50 per month to $500 per month with five service tiers, with the following service levels (upstream/ downstream data rates): (i) "diamond service" (2 Mbps/1 Mbps);
(ii) "platinum service" (1 Mbps/512 Kbps); (iii) "gold service" (768 Kbps/384
Kbps); (iv) "silver service" (512 Kbps/128 Kbps); and (v) "bronze service" (256 Kbps/56 Kbps). In addition to its general Internet access service, Charter has established a campus local area network ("LAN") extension on its cable network using the ComUNITY Access system's VLAN capability and provides off-campus connections to the students and staff of the California Institute of Technology. Charter also plans to use the ComUNITY Access system's telephone return feature to provide access for subscribers who are not yet two-way enabled.

     Telia Stofa A/S is the second largest cable operator in Denmark with more than 200,000 homes passed. Telia Stofa is using the ComUNITY Access system to deliver high-speed data-over-cable service, along with other integrated services, to residential and business customers, allocating varying levels of bandwidth to address different subscriber requirements. Telia Stofa gives residential and business users the option of choosing from three different tiers of service: StofaNet Private, StofaNet Study and StofaNet Business. This allows Telia Stofa to charge subscribers according to the bandwidth used, versus a flat fee, and results in increased revenues. Telia Stofa has indicated that one of the primary reasons that Telia Stofa selected Com21 was because of the Company's ability to offer QoS, VLANs and other future integrated services.

     Markets. Com21's products enable cable operators to serve three primary end-user markets each of which has widely varying speed, service and pricing requirements. The table below divides these markets by user segment and outlines their typical access requirements and attributes:

----------------------------------------------------------------------------------------------
                                                                     TYPICAL ACCESS
                                                                     SOLUTION
USER SEGMENT           ACCESS REQUIREMENT     POTENTIAL              USED TODAY
                                              APPLICATIONS
----------------------------------------------------------------------------------------------
   Corporate           - Remote access to     - Remote LAN access    - Analog modem
   Telecommuter and      corporate LANs and   - VPN provisioning     (28.8 - 56 Kbps)
   Remote Office        Intranets             - File transfer        - ISDN (128 Kbps)
   Users               - High speed Internet  - "Always on"          - T-1 (1.54 Mbps)
                         access               Internet access
                                              - High security
                                              - Telephony
                                                enhancements, e.g.,
                                                PBX extension
                                              - Desktop video
                                                conferencing
----------------------------------------------------------------------------------------------

   SOHO Users          - Remote access to     - "Always on"          - Analog modem
                       LANs                   Internet access          (28.8 - 56 Kbps)
                       - High speed Internet  - Connectivity to      - ISDN (128 Kbps)
                         access               several businesses     - Fractional T-1 (384
                                              - Alternate telephone    Kbps)
                                                service
                                              - Desktop video
                                                conferencing
----------------------------------------------------------------------------------------------

   Residential         - Low to high speed    - Internet access      - Analog modem
   Consumer Internet    Internet access       - Web-based             (28.8 - 56 Kbps)
   Users (Occasional                          multimedia content,    - ISDN (128 Kbps)
   and Frequent)                                e.g. on-line
                                                services
                                              - E-mail, file
                                              transfer
----------------------------------------------------------------------------------------------

     Corporate Telecommuter and Remote Office Users. The needs of corporate telecommuter and remote office business users include high availability, high-speed access to corporate intranets and corporate LANs. These users also must interconnect the LANs among their various offices. Such offices may be co-located, as in the case of a large campus, or remotely located, as in the case of a sales office or a telecommuter's home. A parallel application for this business market is the interconnection of remote workers to a central telephone PBX, distributing voice traffic to users throughout a campus or to a remote office. Security and reliability are of utmost importance for corporate users. Other applications which business users may require include desktop video conferencing and rapid two-way transfer of large data files. Corporate telecommuters and remote office users are generally willing to pay a premium for highly reliable, high-speed service with advanced features.

     SOHO Users. SOHO businesses increasingly find the Internet an efficient and cost-effective means to communicate and transact with their customers and suppliers. The Company believes these businesses require medium-to-high speed Internet access that is reliable and always available. SOHO users may have a LAN to connect to cable modem services and may require routing in order to connect multiple terminals. These businesses may also require desktop video conferencing capability and connectivity with other businesses. Because these requirements may be critical to running their business, certain SOHO users are willing to pay more for higher-quality, secure, reliable service than are residential consumer Internet users.

     Residential Consumer Internet Users. Residential consumer Internet users generally only require a connection to their ISP, without the same level of security and reliability required by business users. Frequent users desire medium-to-high speed access to the Internet for Web browsing and downloading of multimedia applications and files. Occasional users require low-to-medium speed access to the Internet on a limited basis for Web browsing, e-mail and on-line services. Occasional users generally prefer low-cost service, whereas more frequent users are generally willing to pay a slight premium for higher speed.

MANUFACTURING

     Com21 tests and assembles its ComCONTROLLER headend equipment in the Company's facility in Milpitas, California. The Company outsources ComCONTROLLER printed circuit board assemblies on a turnkey basis to CMC, and performs final integration and burn-in on-site. The Company configures the headend equipment and the network management and provisioning software prior to customer shipment.

     Com21 outsources turnkey manufacturing of the ComPORT cable modem to Celestica, a contract manufacturer located in Toronto, Canada. The Company believes that employing a turnkey manufacturer will enable it to meet anticipated manufacturing needs and reduce the cost of product procurement. Together with Celestica, Com21 has developed and implemented a series of product test methodologies, quality standards and process control parameters.

     The Company's engineering team designs ASICs and performs simulation testing. When the fundamental design is stable, the Company's contract foundry fabricates the ASIC for prototype testing and upon completion of these tests the ASIC is manufactured in volume by Atmel. The Company believes its current manufacturing capabilities can accommodate its requirements through the end of 1999. Warranty and repair support is performed at the Company's Milpitas facility.

     The Company maintains only a limited in-house manufacturing capability for final assembly, testing and integration of headend products. The Company's future success will depend, in significant part, on its ability to manufacture, or have others manufacture, its products cost-effectively and in volumes sufficient to meet customer demand. There are a number of risks associated with the Company's dependence upon third party manufacturers, including but not limited to, reduced control over delivery schedules, quality assurance, manufacturing yields and costs, the potential lack of adequate capacity during periods of excess demand, limited warranties on products supplied to the Company, increases in prices and the potential misappropriation of the Company's intellectual property. A manufacturing disruption could impact the production of the Company's products for a substantial period of time, which could have a material adverse effect on the Company's business, operating results and financial condition. The Company has no long-term contracts or arrangements with any of its vendors that guarantee the availability of product, the continuation of particular payment terms or the extension of credit limits. There can be no assurance that the Company will not experience supply problems in the future from any of its manufacturers. Any such difficulties could have a material adverse effect on the Company's business, operating results and financial condition.

     In addition, Celestica is a foreign corporation, and the Company may increase its use of foreign manufacturers in the future. Any foreign or domestic regulations regarding foreign exports and imports, trade barriers and tariffs currently in place or imposed in the future could materially and adversely affect the Company's ability to obtain modems. Because lead times for materials needed to produce modems and headend equipment can be between eight and 26 weeks, the Company may not be able to meet the demand for its products, which could adversely affect the Company's ability to support cable operators' expansion of cable modem service to cable operators' customers. The Company has had only limited experience manufacturing and arranging for the manufacture of its products, and there can be no assurance that the Company or any manufacturer of the Company's products will be successful in increasing its manufacturing volume. The Company may need to procure additional manufacturing facilities and equipment, adopt new inventory controls and procedures, substantially increase its personnel and revise its quality assurance and testing practices, and there can be no assurance that any of these efforts will be successful. See "Risk Factors -- Limited Manufacturing Experience; Dependence on Third-Party Manufacturing" and "-- Risks Associated with International Markets."

MARKETING AND SALES

     Marketing. Domestically, the Company targets its marketing efforts primarily at cable operators. The domestic cable industry is comprised of a limited number of cable operators, and purchase decisions by each cable operator are typically influenced by the cable operator's technical experts. Direct marketing activities focus on reaching these technical experts and creating product awareness and credibility for

Com21's systems within the cable operator community. Internationally, the Company focuses its marketing efforts on supporting its systems integration partners' marketing programs.

     A key factor to building global brand awareness for Com21 products is promoting the success of the Company's commercial cable modem system deployments. Com21 also educates cable operators regarding the benefits of providing tiered services to a diverse subscriber base, ranging from residential consumers to business users. Com21 is also building its brand name through continued publicity and referral efforts in both media and industry-centered activities. Com21 markets its systems through several promotional programs, including direct mail campaigns to the larger cable operators, editorial presence in various trade magazines, public speaking opportunities, national cable trade show participation, Web site-based communication and promotion, media sponsorships and participation in standards activities.

     Sales. The Company has a sales force of nine people in three domestic locations and The Netherlands. Com21 sells its products in North America primarily through direct sales efforts to cable operators. Internationally, the Company sells its products primarily to systems integrators, who sell to cable operators. The Company's two largest systems integrators are Philips and Siemens, both of whom have a strong presence in numerous markets. The Company's systems integrators have established customer bases and relationships with cable operators. These relationships allow the Company to market and create brand awareness within each region by selling locally into their respective markets, and the local presence of the systems integrators bridges cultural and communication gaps. As of March 31, 1998, the Company had agreements with systems integrators in Europe, Asia, Latin America and the Pacific Rim.

RESEARCH AND DEVELOPMENT

     The Company's research and development efforts are focused on increasing the scalability and performance of its current products, reducing the cable operator's cost of ownership, enhancing value-added services for subscribers, reducing costs and supporting emerging cable modem standards. In addition to enhancements of the current ComUNITY Access system products, the Company has also focused research and development efforts on new products, including the MCNS-compliant cable modem, the RPM, the mini ComCONTROLLER, the parallel port and secure IP AIM modules and the toll-quality voice module and telephony gateway. See "Products -- Products Under Development." Other developments underway include a 100BaseT interface with support for spanning tree and standards-based Institute of Electrical and Electronics Engineering, Inc. ("IEEE") 802.3 VLANs and a 155 Mbps OC-3 ATM interface to provide an integrated connection to the cable operator's fiber SONET distribution network.

     The Company's research and development expenditures were $4.3 million for the three months ended March 31, 1998, $13.5 million in 1997 and $12.4 million in 1996. Research and development expenses primarily consist of salaries and related costs of employees engaged in ongoing research, design and development of the Company's products and technology.

     As of March 31, 1998, Com21 had a team of 73 engineers with expertise in RF design and electronics, encryption, modulation and demodulation, digital electronics design, networking, embedded software, ASIC design, and network management. The engineering team includes three engineers with Ph.D.s and 37 with advanced degrees. The Company is seeking to hire additional skilled engineers for research and development. The Company's business, operating results and financial condition could be adversely affected if it encounters delays in hiring additional engineers. See "Risk Factors -- Dependence on Key Personnel and Hiring of Additional Personnel."

     The Company's future performance depends on a number of factors, including its ability to identify emerging technological trends in its target markets, develop and maintain competitive products, enhance its products by adding innovative features that differentiate its products from those of competitors, bring products to market on a timely basis at competitive prices, properly identify target markets and respond effectively to new technological changes or new product announcements by others. No assurance can be given that the Company's design and introduction schedules for any additions and enhancements to its existing and future products will be met, that these products will achieve market acceptance, or that these products will be able to be sold at average selling prices ("ASPs") that are favorable to the Company. In evaluating new product decisions, the Company must anticipate well in advance the future demand for product features and performance characteristics, as well as available supporting technologies, manufacturing capacity, industry standards and competitive product offerings. The Company must also continue to make significant investments in research and development in order to continually enhance the performance and functionality of its products to keep pace with competitive products and customer demands for improved performance, features and functionality. The technical innovations required for the Company to remain competitive are inherently complex and require long development cycles. Such innovations must be completed before developments in networking technologies or standards render them obsolete and must be sufficiently compelling to induce network equipment vendors to favor them over alternative technologies. Moreover, the Company must generally incur substantial research and development costs before the technical feasibility and commercial viability of a product line can be ascertained. There can be no assurance that revenues from future products or product enhancements will be sufficient to recover the development costs associated with such products or enhancements or that the Company will be able to secure the financial resources necessary to fund future development. The failure to successfully develop new products on a timely basis could have a material adverse effect on the Company's business, operating results and financial condition. See "Risk Factors -- Risks Associated with New Product Development."

CUSTOMER SERVICE AND TECHNICAL SUPPORT

     The Company believes that successful long-term relations with its customers require a service organization committed to customer satisfaction. As of March 31, 1998, the Company had eleven technical support employees at its headquarters. The Company requires all new customers to attend a five day training course prior to receiving and installing a system. Customer personnel are trained in the installation, maintenance and operation of the ComUNITY Access system.

     In North America, the Company provides direct support by telephone and at the customers' locations. The Company supplies support 24 hours a day, seven days a week. Internationally, systems integrators provide first level support, and the Company provides second level support. The Company maintains a customer call tracking system that captures and monitors service activities. The Company is able to identify problems with a customer's ComUNITY Access system via a dialup analog modem connection or a Web-based management interface to assist with diagnostics.

COMPETITION

     The markets for the Company's products are intensely competitive, rapidly evolving and subject to rapid technological change. The principal competitive factors in this market include, or are likely to include, product performance and features, reliability, technical support and service, relationships with cable system operators and systems integrators, compliance with industry standards, compatibility with the products of other suppliers, sales and distribution interoperability, strength of brand name, price, long-term cost of ownership to cable operators and general industry and economic conditions. Many of the Company's current and potential competitors have longer operating histories, greater name recognition and significantly greater financial, technical, marketing and distribution resources than the Company. Such competitors may undertake more extensive marketing campaigns, adopt more aggressive pricing policies and devote substantially more resources to developing new products than the Company. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures faced by the Company will not materially adversely affect the Company's business, operating results and financial condition. In response to changes in the competitive environment, the Company may make certain pricing, service, marketing or other strategic decisions that could have a material adverse effect on the Company's business, operating results and financial condition. There can be no assurance that the Company's competitors will not develop enhancements to, or future generations of, products that will offer prices or performance superior to that of the Company's products. The Company believes that the broad adoption of MCNS will cause increased competition in the North American market, which is likely to negatively affect the Company's gross margin. There can be no assurance that competitors will not more quickly develop MCNS-compliant products than the Company. Current customers of the Company that move to the MCNS platform could choose alternative cable modem suppliers or choose to purchase MCNS-compliant cable modems from multiple suppliers. Such competition could materially adversely affect the Company's business, operating results and financial condition.

     The Company's current and potential competitors include 3Com, Cisco, the LANcity Division of Bay Networks, Inc., Hybrid, General Instrument Corporation, Motorola, Inc., Terayon Communication Systems and Zenith Electronics Corporation. Some of these competitors have existing relationships with many of the Company's prospective customers. There can be no assurance that the Company will establish relationships with cable operators who have existing relationships with those competitors, and failure to establish such relationships could have a material adverse effect on the Company's business, operating results and financial condition. In addition, the Company anticipates that some large consumer electronics companies, such as Matsushita, Sony Corp., Thomson and Toshiba America, Inc., will likely introduce competitive cable modem products in the future. As the MCNS specification is adopted for the North American market, the distribution of cable modems may move into the retail channel. If this occurs, the large consumer electronics companies could gain a competitive advantage, due to their well established retail distribution capabilities. There can be no assurance that the Company will be able to compete successfully against current or future competitors or that competitive pressures faced by the Company will not have a material adverse effect on the Company's business, operating results and financial condition. See "Risk
Factors -- Competition".

     In addition to competitive cable modem offerings, the Company also expects to face intense competition from wireline telco-related and wireless technologies that provide high bandwidth access in the local loop. Competing technologies include telco-related xDSL implementations, such as ADSL and high bit rate digital subscriber line ("HDSL"), wireless offerings such as LMDS, MMDS and DBS. Because of the ubiquity of the telephone infrastructure, competition from telco-related wireline solutions is expected to be intense. There can be no assurance that cable modem technology will compete effectively against wireline and wireless technologies in the market for high bandwidth access in the local loop.

INTELLECTUAL PROPERTY; PATENT LITIGATION

     The Company relies on a combination of patent, copyright and trademark laws, and on trade secrets, confidentiality provisions and other contractual provisions to protect its proprietary rights. These measures afford only limited protection. The Company currently has five issued U.S. patents and several pending patent applications. There can be no assurance that the Company's means of protecting its proprietary rights in the U.S. or abroad will be adequate or that competitors will not independently develop similar technologies. The Company's future success will depend in part on its ability to protect its proprietary rights to the technologies used in its principal products. Despite the Company's efforts to protect its proprietary rights, unauthorized parties may attempt to copy aspects of the Company's products or to obtain and use trade secrets or other information that the Company regards as proprietary. In addition, the laws of some foreign countries do not protect the Company's proprietary rights as fully as do the laws of the U.S. There can be no assurance that any issued patent will preserve the Company's proprietary position, or that competitors or others will not develop technologies similar to or superior to the Company's technology. Failure of the Company to enforce and protect its intellectual property rights could have a material adverse effect on the Company's business, operating results and financial condition.

     From time to time, third parties, including competitors of the Company, have asserted patent, copyright and other intellectual property rights to technologies that are important to the Company. The Company expects that it will increasingly be subject to infringement claims as the number of products and competitors in the cable modem market grows and the functionality of products overlaps. In this regard, in 1997 the Company received a written notice from Hybrid in which Hybrid claimed to have patent rights in certain cable modem technology and requested that the Company review its own products in light of Hybrid's alleged patent rights to U.S. Patent No. 5,586,121 (the "121 patent") issued on December 17, 1996 and entitled "Asymmetric Hybrid Access System and Method" and U.S. Patent No. 5,347,304 (the "304 patent") issued on September 13, 1994 and entitled "Remote Link Adapter for Use in TV Broadcast Data Transmission Systems" (collectively, the "Hybrid patents"). The Company informed Hybrid that it believes that the Company's products do not infringe any valid claim of the Hybrid patents. In January 1998, Hybrid filed an action against the Company in the U.S. District Court for the Eastern District of Virginia, accusing the Company of willfully infringing the Hybrid patents, among other claims. Subsequently, the Company filed suit for declaratory relief against Hybrid in the U.S. District Court for the Northern District of California asserting that it does not infringe the Hybrid patents and that the Hybrid patents are invalid. The Company then filed a motion in the Virginia District Court to transfer the action filed by Hybrid to the Northern District of California, and that motion was granted and the actions were consolidated in the Northern District of California on April 29, 1998. Hybrid's complaint seeks injunctive relief and unspecified damages, among other relief. Hybrid's complaint also identifies a pending application for reissuance of the 304 patent to broaden the scope of its claims, which the U.S. Patent and Trademark Office has allowed for reissuance with respect to certain claims, and states that once the reissue application is issued, it will be substituted for the 304 patent in the action. On April 21, 1998, the 304 patent was reissued; however, to date Hybrid has not moved to amend its complaint. The Company has received opinions of its patent counsel that the claims of the Hybrid patents, including the claims set forth in Hybrid's 304 patent as reissued, are either invalid or not infringed by the Company's products. However, there can be no assurance that some or all of the Company's products will not ultimately be determined to infringe the Hybrid patents, including the 304 patent as reissued, and the Company anticipates that Hybrid will continue to pursue litigation with respect to these claims. The results of any litigation matter are inherently uncertain. In the event of an adverse result in the Hybrid litigation, or in any other litigation with third parties that could arise in the future with respect to intellectual property rights relevant to the Company's products, the Company could be required to pay substantial damages, including treble damages if the Company is held to have willfully infringed, to cease the manufacture, use and sale of infringing products, to expend significant resources to develop non-infringing technology, or to obtain licenses to the infringing technology. There can be no assurance that licenses will be available from Hybrid, or any other third party that asserts intellectual property claims against the Company, on commercially reasonable terms, or at all. In addition, litigation frequently involves substantial expenditures and can require significant management attention, even if the Company ultimately prevails. Accordingly, there can be no assurance that the Hybrid matter will not have a material adverse effect on the Company's business, operating results and financial condition.


     Because of the early stage of this litigation, and because Hybrid has sought unspecified damages, neither the ultimate outcome of this litigation nor any costs and payments resulting from the litigation or any settlement can presently be determined. Accordingly, no provision for any loss which may result from the Hybrid litigation has been recorded in the accompanying financial statements. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Intellectual Property; Patent Litigation" and Note 11 to Notes to Financial Statements.

EMPLOYEES

     As of March 31, 1998, the Company had a total of 136 full-time employees and eleven full-time contractors. Of the total number of employees, 73 were in research and development, 25 in marketing and technical support, 18 in operations, nine in sales and eleven in administration. The Company's employees are not represented by any collective bargaining agreement with respect to their employment by the Company, and the Company has never experienced an organized work stoppage.

     The Company's future success is heavily dependent upon its ability to hire and retain qualified technical, marketing and management personnel. The competition for such personnel is intense, particularly for engineering personnel with related networking and integrated circuit design expertise and for technical support personnel with networking engineering expertise. See "Risk Factors -- Dependence on Key Personnel and Hiring of Additional Personnel."

FACILITIES

     The Company leases approximately 44,600 square feet of administrative, research and development, and manufacturing facilities in Milpitas, California. The Company believes that its current facilities are sufficient to handle the Company's operations for at least the next nine months. The Company believes that future growth can be accommodated by obtaining the necessary additional space. The Company also leases two sales offices, in Denver, Colorado and Atlanta, Georgia.

                                   MANAGEMENT

EXECUTIVE OFFICERS AND DIRECTORS

     The following table sets forth certain information regarding the executive officers and directors of the Company as of March 31, 1998:

               NAME                 AGE                            POSITION
               ----                 ----                           --------
Peter D. Fenner...................   62    President, Chief Executive Officer and Director
Paul Baran........................   71    Chairman of the Board of Directors
David L. Robertson................   56    Chief Financial Officer, Vice President, Finance and
                                           Secretary
William J. Gallagher..............   54    Vice President, Sales
Buck J. Gee.......................   48    Vice President, Marketing
Michael F. Gordon.................   48    Vice President, Field Services and Customer Support
Kenneth C. Gorman.................   53    Vice President, Engineering
Mark Laubach......................   42    Chief Technical Officer and Vice President, Technology
Timothy I. Miller.................   43    Vice President, Manufacturing
C. Richard Kramlich...............   62    Director
Scott J. Loftesness...............   50    Director
Robert C. Hawk....................   58    Director
William R. Hearst III.............   48    Director
Robert A. Hoff....................   45    Director
Robert W. Wilmot..................   53    Director

---------------

     PETER D. FENNER. Mr. Fenner has been President, Chief Executive Officer and a Director of the Company since February 1996. From January 1989 through April 1992, he served as President of the Transmission Systems Business Unit of AT&T Network Systems (Lucent) and Corporate Officer at AT&T. From April 1992 to February 1996, Mr. Fenner was an independent consultant. From February 1986 through December 1988, Mr. Fenner was Vice President, Product Planning for AT&T's Network Systems Division. Mr. Fenner is Director of CorNet Information Ltd. Mr. Fenner received an S.M. from the Sloan School of Management at the Massachusetts Institute of Technology, where he was a Sloan Fellow, and a B.S. in Industrial Engineering from Lehigh University.

     PAUL BARAN. Mr. Baran has been the Chairman of the Board of Directors since the Company's inception in June 1992. He is presently retired and is also a Director of ALOHA Networks, Inc. Mr. Baran was chosen by Communications Week and Data Communications as one of the top 25 visionaries in the data communications industry and was recipient of the Electronic Frontier Foundation Pioneer Award
(1993), the Marconi International Fellowship Award (1991), the Institute of Electronics and Electrical Engineering, Inc. ("IEEE") Alexander Graham Bell Medal (1990), the ACM SIG/Communications Award (1989) and the IEEE Communications Society Edwin Armstrong Award (1987). He co-founded Equatorial Communications, Packet Technologies, Telebit Corporation and Metricom, Inc. Mr. Baran is a Fellow of the IEEE and a Fellow of the AAAS. Mr. Baran received an M.S. in both Electrical Engineering and Computers from the University of California, Los Angeles, and a B.S. in Electrical Engineering from Drexel University.

     DAVID L. ROBERTSON. Mr. Robertson has been Chief Financial Officer and Vice President, Finance of the Company since April 1995. From March 1993 through April 1995, Mr. Robertson was the Vice President of Finance and Chief Financial Officer at Endosonics Corporation, a medical device company. From December 1992 to March 1993, Mr. Robertson was an independent consultant. From November 1990 through December 1992, Mr. Robertson was the Vice President and Chief Financial Officer at Circadian, Inc., a medical device company. He also participated in the founding of StrataCom, Inc. and served as a Director of StrataCom for two years during its early stages.

Mr. Robertson is a Certified Public Accountant, and received an M.B.A. from the University of California, Berkeley and a B.A. in economics from the University of Washington.

     WILLIAM J. GALLAGHER. Mr. Gallagher has been Vice President of Sales since August 1995. From October 1994 to July 1995 he was Vice President of Marketing at Pacific Gas & Electric Company ("PG&E"), a utility company. From October 1993 to September 1994, Mr. Gallagher was with MCI Telecommunications Corp. as Vice President, Carrier Services. From August 1991 to September 1994, Mr. Gallagher was a Vice President and Consultant at San Francisco Consulting Group. He received a B.A. from the University of New Mexico.

     BUCK J. GEE. Mr. Gee has been Vice President of Marketing since November 1994. From September 1993 through October 1994, Mr. Gee was the Manager of the FDDI Adapters Group at Cisco. From December 1990 through September 1993 he was Director of Marketing and Director of Business Development for Crescendo Communications, Inc., a computer networking company. Mr. Gee has also held engineering and marketing positions at Hewlett-Packard Company, 3Com and National Semiconductor Corp. He received an M.B.A. from Harvard Business School and both a B.S. and a M.S. in Electrical Engineering from Stanford University.

     MICHAEL F. GORDON. Mr. Gordon has been Vice President of Field Services and Customer Support since July 1997. From December 1995 through June 1997, he was an independent technical and management consultant. From February 1992 through December 1997, Mr. Gordon was the President and Chief Operating Officer of Telecoupon Network, Inc. a coupon delivery kiosk company. Mr. Gordon received a B.S. in Computer Science from the University of Michigan.

     KENNETH C. GORMAN. Mr. Gorman has been Vice President of Engineering since July 1995. From April 1992 through June 1995, he was employed at Resound, Inc., a consumer health company where he served in various capacities including Vice President, Engineering. From April 1989 to April 1992 Mr. Gorman was employed at Sun Microsystems, Inc. ("Sun"). Mr. Gorman received an S.M.E. in Electrical Engineering from the Massachusetts Institute of Technology and a B.S. in Electrical Engineering from the University of Kansas.

     MARK LAUBACH. Mr. Laubach has been Vice President of Technology and Chief Technical Officer of the Company since June 1996. He is a co-founder of the Company and has also been Chief Architect since June 1994. From November 1979 to June 1994, Mr. Laubach was an engineer at Hewlett-Packard Laboratories, where he was directly responsible for impacting the international IP over ATM networking standards. He is a member of the Internet Engineering Task Force ("IETF") and past chair of the IP over ATM Working Group. Mr. Laubach participates in the ATM Forum's Residential Broadband working group and is the past liaison to the IEEE
802.14 working group. He participates in the IEEE 802.14 working group and the SCTE High-Speed Digital Communications standards working group. Mr. Laubach received both a M.S.C.S. in Computer Engineering and a B.S. in Electrical Engineering from the University of Delaware.

     TIMOTHY I. MILLER. Mr. Miller has been Vice President of Manufacturing since November 1996 and has been employed by the Company since October 1994. From November 1990 to September 1994, he was Director of Manufacturing and Materials at Coactive Computers, a computer software company, where he was responsible for scheduling and production. Mr. Miller received both a B.S. in Business Administration and a B.A. from San Jose State University.

     C. RICHARD KRAMLICH. Mr. Kramlich has been a Director of the Company since May 1994. Mr. Kramlich is the co-founder and has been General Partner of New Enterprise Associates since 1978. He is a Director of Ascend Communications, Inc., Chalone, Inc., Lumisys, Inc., Macromedia, Inc., Silicon Graphics, Inc., and SyQuest Technology. Mr. Kramlich received an M.B.A. from Harvard Business School and a B.S. from Northwestern University.

     SCOTT J. LOFTESNESS. Mr. Loftesness has been a Director of the Company since its inception in 1992 and is a co-founder of the Company. Mr. Loftesness is Group Executive of Merchant Systems, First Data Corporation, a credit card processing and payment system company, where he has been employed since June 1994. From September 1991 through June 1994, he was Group Executive at Visa International. His other prior experience includes senior management positions with FMR Corp. (a parent of Fidelity Investments) and International Business Machines Corporation. He is a Director of First Virtual Holdings and Consensus Development, Inc. Mr. Loftesness attended the University of California, Berkeley.

     ROBERT C. HAWK. Mr. Hawk has been a Director of the Company since January 1997. Mr. Hawk has been an independent business consultant since April 1997. From April 1996 through March 1997, he was President of U.S. West Multimedia, a cable Company. From April 1986 through March 1996, he was the President of Carrier Division, U.S. West Communications, a telecommunications Company. He is a Director of PairGain Technologies, Premisys Communications, Inc., Xylan Corp., Concord Corp., and RADCom Corp. Mr. Hawk received an M.B.A. from the University of San Francisco and a B.B.A. from the University of Iowa.

     WILLIAM R. HEARST III. Mr. Hearst has been a Director of the Company since April 1998. Mr. Hearst has also been a Director of @Home Corporation ("@Home") since August 1995 and has served as Vice Chairman of the Board of Directors of @Home since July 1996. He has been a general partner of KPCB, a venture capital firm, since January 1995. From May 1995 to July 1996, he was the founding Chief Executive Officer of @Home. Before joining KPCB, Mr. Hearst was editor and publisher of the San Francisco Examiner for ten years. He is a Fellow of the AAAS and a Trustee of the Carnegie Institute of Washington and the California Academy of Sciences. Mr. Hearst holds an A.B. in mathematics from Harvard University.

     ROBERT A. HOFF. Mr. Hoff has been a Director since the Company's inception in May 1994. He has been a general partner at CrossPoint Venture Partners ("CrossPoint") since 1983. Mr. Hoff serves as a Director of PairGain Inc., Onyx Acceptance Corp. and US Web Corporation. Mr. Hoff received an M.B.A. from Harvard Business School and a B.S. in Business Administration from Bucknell University.

     ROBERT W. WILMOT. Dr. Wilmot has been a Director of the Company since April 1995. Dr. Wilmot has been Chairman at Wilmot Consulting Inc. since May 1995. From April 1994 to May 1995, Mr. Wilmot was an independent consultant and investor. From May 1985 through April 1994, he was Chairman at Wilmot Enterprises Ltd. His other prior positions include Vice President and Managing Director of Texas Instruments and CEO of International Computers PLC, a computer company. Dr. Wilmot is a founder of a number of companies including ES2 SA, the OASiS Group Plc, CMI Ltd., MOVID Technology Inc., Poqet Computer Inc., Vxtreme, Inc. and Integrity Arts, Inc. He is a Director of Sequent Computer Systems. Dr. Wilmot received a B.S. in Electrical Engineering from Nottingham University.

     The Company has authorized eight directors. Each director is elected for a period of one year at the Company's annual meeting of stockholders and serves until the next annual meeting or until his successor is duly elected and qualified. The executive officers serve at the discretion of the Board of Directors. There are no family relationships among any of the Company's directors or executive officers.

COMMITTEES OF THE BOARD OF DIRECTORS

     Compensation Committee. The Compensation Committee is primarily responsible for reviewing and approving the Company's general compensation policies and setting compensation levels for the Company's executive officers. The committee also administers the Company's incentive compensation plans. The committee currently consists of two directors, Mr. Loftesness and Mr. Hoff.

     Audit Committee. The Audit Committee is primarily responsible for approving the services performed by the Company's independent auditors and reviewing the auditor's reports regarding the Company's accounting practices and systems of internal accounting controls. The committee currently consists of two directors, Mr. Wilmot and Mr. Kramlich.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER PARTICIPATION

     The members of the Compensation Committee of the Company's Board of Directors are Mr. Loftesness and Mr. Hoff. No executive officer of the Company serves on the board of directors or compensation committee of any entity which has one or more executive officers serving as a member of the Company's Board of Directors or Compensation Committee.

DIRECTOR COMPENSATION

     The Company currently does not compensate any member of the Company's Board of Directors. Members of the Board of Directors will be eligible to receive discretionary option grants and stock issuances under the 1998 Stock Incentive Plan. In addition, under the 1998 Stock Incentive Plan non-employee directors will receive automatic option grants upon becoming directors and on the date of each annual meeting of stockholders. The 1998 Stock Incentive Plan also contains a director fee option grant program. Should this program be activated in the future, each non-employee Board member will have the opportunity to apply all or a portion of any annual retainer fee otherwise payable in cash to the acquisition of a below-market option grant. See "Management -- Benefit Plans."

EXECUTIVE COMPENSATION

     The following table sets forth for the fiscal year ended December 31, 1997 (the "Last Fiscal Year") certain information with respect to the compensation of the Company's Chief Executive Officer and each of the four other executive officers of the Company who were serving as executive officers of the Company at the end of the Last Fiscal Year and whose total annual salary and bonus during such fiscal year exceeded $100,000 (collectively, the "Named Executive Officers").

                           SUMMARY COMPENSATION TABLE

                                                                      ANNUAL COMPENSATION($)
                         NAME AND                                     ----------------------
                    PRINCIPAL POSITION                       YEAR       SALARY        BONUS
-----------------------------------------------------------  -----    -----------    -------
Peter D. Fenner............................................  1997      $300,040           --
  President and Chief Executive Officer

Buck J. Gee................................................  1997      $144,585           --
  Vice President, Marketing

David L. Robertson.........................................  1997      $144,585           --
  Chief Financial Officer, Vice President, Finance and
  Secretary

William J. Gallagher.......................................  1997      $150,020      $78,065
  Vice President, Sales

Kenneth C. Gorman..........................................  1997      $152,790      $25,000
  Vice President, Engineering

                     OPTION/SAR GRANTS IN LAST FISCAL YEAR

     No stock options or stock appreciation rights were granted to the Named Executive Officers during fiscal 1997.

              AGGREGATED OPTION/SAR EXERCISES IN LAST FISCAL YEAR
                     AND LAST FISCAL YEAR-END OPTION VALUES

     The following table sets forth information concerning option exercises and option holdings for the last Fiscal Year with respect to the Named Executive Officers. Except as set forth below, no options or stock appreciation rights were exercised by any such individual during such year, and no stock appreciation rights were outstanding on December 31, 1997.

                                                               NUMBER OF SECURITIES
                                                              UNDERLYING UNEXERCISED      VALUE OF UNEXERCISED IN-THE-
                                                                 OPTIONS AT FISCAL           MONEY OPTIONS AT FISCAL
                            SHARES                                YEAR-END(#)(2)                 YEAR-END($)(4)
                          ACQUIRED ON          VALUE        ---------------------------   -----------------------------
        NAME           EXERCISE(#)(1)(2)   REALIZED($)(3)   EXERCISABLE   UNEXERCISABLE   EXERCISABLE    UNEXERCISABLE
        ----           -----------------   --------------   -----------   -------------   ------------   --------------
Peter D. Fenner......       115,500           $147,450        371,500             --       $2,414,750            --
Buck J. Gee..........        25,000           $ 62,500             --             --               --            --
David L. Robertson...        39,168           $109,587         15,000             --       $   91,500            --
William J.
  Gallagher..........            --                 --         97,500             --       $  624,750            --
Kenneth C. Gorman....        50,000           $ 10,000             --             --               --            --

---------------

(1) As of December 31, 1997, Mr. Fenner was vested in 115,500 of the shares exercised, Mr. Gee was vested in 7,917 of the shares exercised, Mr. Robertson was vested in 16,667 of the shares exercised and Mr. Gorman was vested in 13,125 of the shares exercised.

(2) Each of the Options was granted under the Company's 1995 Stock Option Plan. Each of the options is immediately exercisable, but any shares purchased under the options are subject to vesting requirements and may be repurchased by the Company at the original exercise price paid per share upon the optionee's cessation of service prior to vesting in such shares. The repurchase right lapses with respect to 25% of the option shares upon completion of one year of service from the vesting commencement date and the balance in a series of equal monthly installments over the next 36 months of service thereafter. Each option has a maximum term of ten years, subject to earlier termination in the event of the optionee's cessation of service with the Company. As of December 31, 1997, Mr. Fenner was vested in 100,665 shares of his outstanding options, Mr. Robertson was vested in 3,750 of his outstanding options and Mr. Gallagher was vested in 52,187 shares of his outstanding options.

(3) Based on the fair market value of the purchased option shares at the time of exercise less the option exercise price paid for those shares.

(4) Based on the fair market value of the option shares at the end of 1997 ($6.90 per share) less the option exercise price payable for those shares.

OPTION GRANTS UNDER THE 1998 STOCK INCENTIVE PLAN

     Effective April 22, 1998 the Board of Directors authorized the Compensation Committee to grant options to purchase an aggregate of 505,250 shares of Common Stock, at a price of $9.00 per share, to certain of the Company's employees, including executive officers.

BENEFIT PLANS

     1998 Stock Incentive Plan. The Company's 1998 Stock Incentive Plan (the "1998 Plan") is intended to serve as the successor equity incentive program to the Company's 1995 Stock Option Plan, as amended (the "Predecessor Plan"). The 1998 Plan was adopted by the Board on March 10, 1998 and was subsequently approved by the stockholders in March 1998. The 1998 Plan became effective on April 1, 1998 (the "Plan Effective Date").

     2,523,510 shares of Common Stock have been authorized for issuance under the 1998 Plan. Such share reserve consists of the number of shares available for issuance under the Predecessor Plan on the date the Underwriting Agreement for this offering is executed (the "Underwriting Date"), including the shares subject to outstanding options and an increase of 500,000 shares approved by the Board and the Stockholders on April 22, 1998. This initial reserve may be increased to the extent any unvested shares of Common Stock issued under the Predecessor Plan are repurchased by the Company after the Underwriting Date, at the exercise price paid per share, in connection with the holder's termination of service, but in no event shall the number of such repurchased shares added to the reserve exceed 271,570. In addition, the number of shares of Common Stock reserved for issuance under the 1998 Plan will automatically be increased on the first trading day of each calendar year, beginning in calendar year 1999, by an amount equal to the lesser of five percent (5%) of the total number of shares of Common Stock outstanding on the last trading day of the preceding calendar year or 1,500,000 shares. In no event, however, may any one participant in the 1998 Plan receive option grants, separately exercisable stock appreciation rights or direct stock issuances for more than 500,000 shares of Common Stock in the aggregate per calendar year.

     On the Underwriting Date, outstanding options and unvested shares issued under the Predecessor Plan will be incorporated into the 1998 Plan, and no further option grants will be made under the Predecessor Plan. The incorporated options and unvested shares will continue to be governed by their existing terms, unless the Plan Administrator elects to extend one or more features of the 1998 Plan to those options or unvested shares. Except as otherwise noted below, the incorporated options have substantially the same terms as will be in effect for grants made under the Discretionary Option Grant Program of the 1998 Plan.

     The 1998 Plan is divided into five separate components: (i) the Discretionary Option Grant Program under which eligible individuals in the Company's employ or service (including officers, non-employee Board members and consultants) may, at the discretion of the Plan Administrator, be granted options to purchase shares of Common Stock at an exercise price not less than 100% of their fair market value on the grant date, (ii) the Stock Issuance Program under which such individuals may, in the Plan Administrator's discretion, be issued shares of Common Stock directly, through the purchase of such shares at a price not less than 100% of their fair market value at the time of issuance or as a bonus tied to the performance of services, (iii) the Salary Investment Option Grant Program which may, at the Plan Administrator's sole discretion, be activated for one or more calendar years and, if so activated, will allow executive officers and other highly compensated employees the opportunity to apply a portion of their base salary to the acquisition of special below-market stock option grants, (iv) the Automatic Option Grant Program under which option grants will automatically be made at periodic intervals to eligible non-employee Board members to purchase shares of Common Stock at an exercise price equal to 100% of their fair market value on the grant date and (v) the Director Fee Option Grant Program which may, in the Plan Administrator's sole discretion, be activated for one or more calendar years and, if so activated, will allow non-employee Board members the opportunity to apply a portion of the annual retainer fee otherwise payable to them in cash each year to the acquisition of special below-market option grants.

     The Discretionary Option Grant Program and the Stock Issuance Program will be administered by the Compensation Committee. The Compensation Committee as Plan Administrator will have complete discretion to determine which eligible individuals are to receive option grants or stock issuances under those programs, the time or times when such option grants or stock issuances are to be made, the number of shares subject to each such grant or issuance, the status of any granted option as either an incentive stock option or a non-statutory stock option under the Federal tax laws, the vesting schedule to be in effect for the option grant or stock issuance and the maximum term for which any granted option is to remain outstanding. However, any discretionary option grants or stock issuances to members of the Compensation Committee shall be made by a disinterested majority of the Board. The Compensation Committee will also have the exclusive authority to select the executive officers and other highly compensated employees who may participate in the Salary Investment Option Grant Program in the event that program is activated for one or more calendar years, but neither the Compensation Committee nor the Board will exercise any administrative discretion with respect to option grants under the Salary Investment Option Grant Program or under the Automatic Option Grant or Director Fee Option Grant Program for the non-employee Board members. All grants under those three latter programs will be made in strict compliance with the express provisions of each such program.

     The exercise price for the shares of Common Stock subject to option grants made under the 1998 Plan may be paid in cash or in shares of Common Stock held for the requisite period to avoid an accounting charge and valued at fair market value on the exercise date. The option may also be exercised through a same-day sale program without any cash outlay by the optionee. In addition, the Plan Administrator may provide financial assistance to one or more optionees in the exercise of their outstanding options or the purchase of their unvested shares by allowing such individuals to deliver a full-recourse, interest-bearing promissory note in payment of the exercise price and any associated withholding taxes incurred in connection with such exercise or purchase.

     The Plan Administrator will have the authority to effect the cancellation of outstanding options under the Discretionary Option Grant Program (including options incorporated from the Predecessor Plan) in return for the grant of new options for the same or different number of option shares with an exercise price per share based upon the fair market value of the Common Stock on the new grant date.

     Stock appreciation rights are authorized for issuance under the Discretionary Option Grant Program which provide the holders with the election to surrender their outstanding options for an appreciation distribution from the Company equal to the excess of (i) the fair market value of the vested shares of Common Stock subject to the surrendered option over (ii) the aggregate exercise price payable for such shares. Such appreciation distribution may be made in cash or in shares of Common Stock. None of the incorporated options from the Predecessor Plan contain any stock appreciation rights.

     In the event that the Company is acquired by merger or asset sale, each outstanding option under the Discretionary Option Grant Program which is not to be assumed by the successor corporation will automatically accelerate in full, and all unvested shares under the Discretionary Option Grant and Stock Issuance Programs will immediately vest, except to the extent the Company's repurchase rights with respect to those shares are to be assigned to the successor corporation. The Plan Administrator will have complete discretion to grant one or more options under the Discretionary Option Grant Program which will become fully exercisable for all the option shares in the event those options are assumed in the acquisition and the optionee's service with the Company or the acquiring entity involuntarily terminates within a designated period (not to exceed eighteen months) following such acquisition. The vesting of outstanding shares under the Stock Issuance Program may be accelerated upon similar terms and conditions. The Plan Administrator will also have the authority to grant options which will immediately vest upon an acquisition of the Company, whether or not those options are assumed by the successor corporation. The Plan Administrator is also authorized under the Discretionary Option Grant and Stock Issuance Programs to grant options and to structure repurchase rights so that the shares subject to those options or repurchase rights will immediately vest in connection with a change in control of the Company (whether by successful tender offer for more than fifty percent (50%) of the outstanding voting stock or by a change in the majority of the Board by reason of one or more contested elections for Board membership), with such vesting to occur either at the time of such change in control or upon the subsequent involuntary termination of the individual's service within a designated period (not to exceed eighteen months) following such change in control. The options incorporated from the Predecessor Plan will immediately vest upon an acquisition of the Company by merger or asset sale, unless those options are assumed or replaced by, and the Company's repurchase rights assigned to, the successor entity. In addition, certain option grants to executive officers provide that if the options are assumed in an acquisition and the Optionee's service is involuntarily terminated within eighteen months following such acquisition, the option shares will vest in full and the Company's repurchase rights will lapse. The Plan Administrator will have the discretion to extend the acceleration provisions of the 1998 Plan to options outstanding under the Predecessor Plan.

     In the event the Plan Administrator elects to activate the Salary Investment Option Grant Program for one or more calendar years, each executive officer and other highly compensated employee of the Company selected for participation may elect, prior to the start of the calendar year, to reduce his or her base salary for that calendar year by a specified dollar amount not less than $10,000 nor more than $50,000. If such election is approved by the Plan Administrator, the individual will automatically be granted, on the first trading day in January of the calendar year for which that salary reduction is to be in effect, a non-statutory option to purchase that number of shares of Common Stock determined by dividing the salary reduction amount by two-thirds of the fair market value per share of Common Stock on the grant date. The option will be exercisable at a price per share equal to one-third of the fair market value of the option shares on the grant date. As a result, the total spread on the option shares at the time of grant (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) will be equal to the amount of salary invested in that option. The option will vest and become exercisable in a series of twelve (12) equal monthly installments over the calendar year for which the salary reduction is to be in effect and will be subject to full and immediate vesting upon certain changes in the ownership or control of the Company.

     Under the Automatic Option Grant Program, each individual who first becomes a non-employee Board member at any time after the completion of this offering will automatically receive an option grant for 15,000 shares as of the date such individual joins the Board, provided such individual has not been in the prior employ of the Company. In addition, on the date of each Annual Stockholders Meeting held after the Plan Effective Date, each non-employee Board member who is to continue to serve as a non-employee Board member will automatically be granted an option to purchase 5,000 shares of Common Stock, provided such individual has served on the Board for at least six months.

     Each automatic grant for the non-employee Board members will have a term of 10 years, subject to earlier termination following the optionee's cessation of Board service. Each automatic option will be immediately exercisable for all of the option shares; however, any unvested shares purchased under the option will be subject to repurchase by the Company, at the exercise price paid per share, should the optionee cease Board service prior to vesting in those shares. The shares subject to each initial 15,000-share automatic option grant will vest over a four-year period in successive equal annual installments upon the individual's completion of each year of Board service measured from the option grant date. Each 5,000-share automatic option grant will vest over a two-year period in successive equal annual installments upon the individual's completion of each year of Board service measured from the option grant date. However, the shares subject to each automatic grant will immediately vest in full upon certain changes in control or ownership of the Company or upon the optionee's death or disability while a Board member.

     Should the Director Fee Option Grant Program be activated in the future, each non-employee Board member will have the opportunity to apply all or a portion of any annual retainer fee otherwise payable in cash to the acquisition of a below-market option grant. The option grant will automatically be made on the first trading day in January in the year for which the retainer fee would otherwise be payable in cash. The option will have an exercise price per share equal to one-third of the fair market value of the option shares on the grant date, and the number of shares subject to the option will be determined by dividing the amount of the retainer fee applied to the program by two-thirds of the fair market value per share of Common Stock on the grant date. As a result, the total spread on the option (the fair market value of the option shares on the grant date less the aggregate exercise price payable for those shares) will be equal to the portion of the retainer fee invested in that option. The option will vest and become exercisable for the option shares in a series of twelve
(12) equal monthly installments over the calendar year for which the election is to be in effect. However, the option will become immediately exercisable and vested for all the option shares upon (i) certain changes in the ownership or control of the Company or (ii) the death or disability of the optionee while serving as a Board member.

     The shares subject to each option under the Salary Investment Option Grant, Automatic Option Grant and Director Fee Option Grant Programs will immediately vest upon (i) an acquisition of the Company by merger or asset sale or (ii) the successful completion of a tender offer for more than 50% of the Company's outstanding voting stock or a change in the majority of the Board effected through one or more contested elections for Board membership.

     Limited stock appreciation rights will automatically be included as part of each grant made under the Automatic Option Grant, Salary Investment Option Grant and Director Fee Option Grant Programs and may be granted to one or more officers of the Company as part of their option grants under the

Discretionary Option Grant Program. Options with such a limited stock appreciation right may be surrendered to the Company upon the successful completion of a hostile tender offer for more than 50% of the Company's outstanding voting stock. In return for the surrendered option, the optionee will be entitled to a cash distribution from the Company in an amount per surrendered option share equal to the excess of (i) the highest price per share of Common Stock paid in connection with the tender offer over (ii) the exercise price payable for such share.

     The Board may amend or modify the 1998 Plan at any time, subject to any required stockholder approval. The 1998 Plan will terminate on the earliest of
(i) March 9, 2008, (ii) the date on which all shares available for issuance under the 1998 Plan have been issued as fully-vested shares or (iii) the termination of all outstanding options in connection with certain changes in control or ownership of the Company.

     1998 Employee Stock Purchase Plan. The Company's 1998 Employee Stock Purchase Plan (the "Purchase Plan") was adopted by the Board on March 10, 1998 and approved by the stockholders in March 1998 and will become effective immediately upon the execution of the Underwriting Agreement for this offering. The Purchase Plan is designed to allow eligible employees of the Company and participating subsidiaries to purchase shares of Common Stock, at semi-annual intervals, through their periodic payroll deductions under the Purchase Plan, and a reserve of 250,000 shares of Common Stock has been established for this purpose.

     The Purchase Plan will be implemented in a series of successive offering periods, each with a maximum duration for 24 months. However, the initial offering period will begin on the execution date of the Underwriting Agreement and will end on the last business day in April 2000. The next offering period will commence on the first business day in May 2000, and subsequent offering periods will commence as designated by the Plan Administrator.

     Individuals who are eligible employees (scheduled to work more than 20 hours per week for more than 5 calendar months per year) on the start date of any offering period may enter the Purchase Plan on that start date or on any subsequent semi-annual entry date (the first business day of May or November each year). Individuals who become eligible employees after the start date of the offering period may join the Purchase Plan on any subsequent semi-annual entry date within that offering period.

     Payroll deductions may not exceed 10% of base salary and the accumulated payroll deductions of each participant will be applied to the purchase of shares on his or her behalf on each semi-annual purchase date (the last business day in April and October each year) at a purchase price per share equal to 85% of the lower of (i) the fair market value of the Common Stock on the participant's entry date into the offering period or (ii) the fair market value on the semi-annual purchase date. In no event, however, may any one participant purchase more than 1,500 shares, nor may all participants in the aggregate purchase more than 60,000 shares on any one semi-annual purchase date.

     Should the fair market value per share of Common Stock on any purchase date be less than the fair market value per share on the start date of the two-year offering period, then that offering period will automatically terminate, and a new two-year offering period will begin on the next business day, with all participants in the terminated offering to be automatically transferred to the new offering period.

     In the event the Company is acquired by merger or asset sale, all outstanding purchase rights will automatically be exercised immediately prior to the effective date of such acquisition. The purchase price will be equal to 85% of the lower of (i) the fair market value per share of Common Stock on the participant's entry date into the offering period in which such acquisition occurs or (ii) the fair market value per share of Common Stock immediately prior to such acquisition.

     The Purchase Plan will terminate on the earlier of (i) the last business day of April 2008 (ii) the date on which all shares available for issuance under the Purchase Plan shall have been sold pursuant to purchase rights exercised thereunder or (iii) the date on which all purchase rights are exercised in connection with an acquisition of the Company by merger or asset sale.

     The Board may at any time alter, suspend or discontinue the Purchase Plan. However, certain amendments to the Purchase Plan may require stockholder approval.

EMPLOYMENT AGREEMENTS AND CHANGE IN CONTROL ARRANGEMENTS

     The Company does not presently have any employment contracts in effect with the Chief Executive Officer or any other Named Executive Officers. The Company provides incentives such as salary, benefits and option grants to attract and retain qualified employees.

     In the event that the Company is acquired by merger or asset sale, each outstanding option held by the Chief Executive Officer or any Named Executive Officer under the 1998 Plan will automatically accelerate in full, and all unvested shares held by such individuals under such Plan will immediately vest in full, except to the extent such options are to be assumed by, and the Company's repurchase rights with respect to those shares are to be assigned to, the successor corporation. The Plan Administrator will have the authority to grant options which will immediately vest upon an acquisition of the Company, whether or not those options are assumed by the successor corporation. The Plan Administrator is also authorized under the Discretionary Option Grant and Stock Issuance Programs to grant options and to structure repurchase rights so that the shares subject to those options or repurchase rights will immediately vest in connection with a change in control of the Company (whether by merger or asset sale, or successful tender offer for more than fifty percent (50%) of the outstanding voting stock or a change in the majority of the Board by reason of one or more contested elections for Board membership), with such vesting to occur either at the time of such change in control or upon the subsequent termination of the individual's service within a designated period (not to exceed eighteen months) following such change in control. The options incorporated from the Predecessor Plan will immediately vest upon an acquisition of the Company by merger or asset sale, unless those options are assumed by, and the Company's repurchase rights are assigned to, the successor entity. In addition, certain options granted to executive officers provide that if the options are assumed in an acquisition and the Optionee's service is involuntarily terminated within eighteen months following such acquisition the option shares will vest in full and the Company's repurchase rights will lapse. The Plan Administrator will have the discretion to extend the acceleration provisions of the 1998 Plan to options outstanding under the Predecessor Plan.

LIMITATION OF LIABILITY AND INDEMNIFICATION MATTERS

     The Company's Certificate of Incorporation limits the liability of the Company's directors for monetary damages arising from a breach of their fiduciary duty as directors, except to the extent otherwise required by the Delaware General Corporation Law. Such limitation of liability does not affect the availability of equitable remedies such as injunctive relief or recision.

     The Company's Bylaws provide that the Company shall indemnify its directors and officers to the fullest extent permitted by Delaware law, including in circumstances in which indemnification is otherwise discretionary under Delaware law. The Company has entered into indemnification agreements with its officers and directors containing provisions that may require the Company, among other things, to indemnify such officers and directors against certain liabilities that may arise by reason of their status or service as directors or officers (other than liabilities arising from willful misconduct of a culpable nature), to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to obtain directors' and officers' insurance if available on reasonable terms.

     At present, there is no pending litigation or proceeding involving a director or officer of the Company where indemnification is required or permitted.

                              CERTAIN TRANSACTIONS

TRANSACTIONS WITH DIRECTORS, OFFICERS AND 5% STOCKHOLDERS

     Since the Company's inception, the Company has raised capital primarily through the sale of its Preferred Stock. In June 1994, the Company sold 1,805,674 shares of Series A Preferred Stock at a price of $1.58 per share. In September 1994, the Company sold 250,000 shares of Series B Preferred Stock at a price of $2.00 per share, each share of Series B Preferred Stock was accompanied by the right to purchase 0.667 shares of Series C Preferred Stock at a price $3.00 per share. In May 1995, upon the exercise of the Series C Preferred Stock Warrants, the Company issued 166,667 shares of Series C Preferred Stock for aggregate consideration of $500,000. In May 1995, the Company sold 1,812,500 shares of Series D Preferred Stock at a price of $4.00 per share, each share of Series D Preferred Stock was accompanied by the right to purchase 0.20 shares of Series E Preferred Stock at a price of $4.50 per share. From August 1997 through December 1997, upon exercise of the Series E Preferred Stock Warrants, the Company issued 361,908 shares of Series E Preferred Stock for aggregate consideration of $1.63 million. From April 1996 through July 1996 the Company sold 2,905,730 shares of Series F Preferred Stock at a price of $8.00 per share. From July 1997 through September 1997, the Company sold 2,655,125 shares of Series G Preferred stock at a price of $8.70 per share.

     The following table summarizes the shares of Preferred Stock purchased by executive officers, directors, and 5% stockholders of the Company and persons associated with them since June 1994. All share numbers reflect the number of shares purchased by the respective party on an as-converted basis, and includes 292,070 shares of Series F Preferred Stock and 81,339 shares of Series G Preferred Stock sold by 3Com Corporation to each of the entities affiliated with CrossPoint Venture Partners LS 1997, Kleiner Perkins Caufield Byers and New Enterprise Associates for an aggregate of 1,120,222 shares at a per share price of $9.00 for an aggregate purchase price of $10,082,043.

                                                                PREFERRED STOCK
     EXECUTIVE OFFICERS,        --------------------------------------------------------------------------------
DIRECTORS AND 5% STOCKHOLDERS   SERIES A    SERIES B    SERIES C    SERIES D    SERIES E    SERIES F    SERIES G
-----------------------------   --------    --------    --------    --------    --------    --------    --------
Entities affiliated with
  CrossPoint Venture
  Partners(1).................  632,910          --          --     295,888      59,178     386,952     196,282
Entities affiliated with
  Kleiner Perkins Caufield and
  Byers(2)....................       --          --          --     750,000     150,000     349,135      99,826
Entities affiliated with Paul
  and Evelyn Baran Trust
  Agreement(3)................  235,441          --          --     110,070      22,014      12,500          --
Entities affiliated with New
  Enterprise Associates(4)....  632,912          --          --     295,888      59,178     386,951     541,109
Paul Baran(5).................  235,441          --          --     110,070      22,014      12,500          --
Robert C. Hawk................       --          --          --          --          --       6,250       7,453
Robert A. Hoff(6).............  632,910          --          --     295,888      59,178      94,882     114,943
C. Richard Kramlich(7)........  632,912          --          --     295,888      59,178      94,881     459,770
Scott J. Loftesness...........    6,329          --          --       2,960         592          --      22,989
Robert W. Wilmot(8)...........       --          --          --      62,500      12,500          --          --

---------------
(1) Represents shares purchased by CrossPoint Venture Partners 1993, CrossPoint Entrepreneurs Fund and CrossPoint Venture Partners LS 1997. Mr. Hoff, a General Partner of CrossPoint Venture Partners, is a Director of the Company.

(2) Represents shares purchased by Kleiner Perkins Caufield & Byers VII and KPCB Information Sciences Zaibatsu Fund II.

(3) Represents shares held by the Paul and Evelyn Baran Trust Agreement dated May 23, 1984. Mr. Baran is Chairman of the Board of Directors of the Company.

(4) Represents shares held by New Enterprise Associates VI, Limited Partnership, New Enterprise Associates VI, L.P. New Enterprise Associates VII, NEA Venture 1998 L.P. and NEA Presidents Fund L.P. Mr. Kramlich, a Managing Partner of New Enterprise Associates, is a Director of the Company. Mr. Kramlich disclaims beneficial ownership of all such shares.

(5) Mr. Baran is co-trustee of the Paul or Evelyn Baran Trust Agreement dated May 23, 1984 and serves as Chairman of the Company's Board of Directors. Mr. Baran disclaims beneficial ownership of 500,000 of such shares.

(6) Mr. Hoff, a General Partner of CrossPoint Venture Partners, is a Director of the Company.

(7) Mr. Kramlich, a General Partner of New Enterprise Associates VI, L.P., is a Director of the Company. Mr. Kramlich disclaims beneficial ownership of such shares.

(8) Represents shares purchased by Dr. Wilmot as trustee of a living trust. Dr. Wilmot is a Director of the Company.

     In February 1996, in connection with the acceptance of his employment offer, Peter D. Fenner, the Company's President and Chief Executive Officer, was granted an option to purchase 500,000 shares of Common Stock at an exercise price of $0.40 per share. The Company also has granted additional options to certain of its executive officers. Such options are described further in "Management -- Executive Compensation."

     The Company has entered into a Technology License and Reseller Agreement with 3Com to license certain technology on a nonexclusive basis to 3Com. Under the terms of this agreement: (i) the Company received a nonrefundable license fee of $1.0 million in 1996, and (ii) if the Company met certain conditions in 1997, it would be entitled to an additional $500,000 of nonrefundable license fees. In March 1997, the Company met such conditions and received additional nonrefundable license fees of $500,000 from 3Com. Such license fees were recognized as revenue in 1997. In addition, the Company received prepaid royalties pursuant to the licensing agreement of $1.0 million which have been deferred and will be recognized ratably upon sale of the first 100,000 units of product sold by 3Com incorporating the Company's technology. The prepaid royalties will be earned at the earlier of the sale of the 100,000 cable modems or the expiration of the royalty period at December 31, 1998. See "Management's Discussion and Analysis of Financial Conditions and Results of
Operations -- Overview" and Note 9 of Notes to Financial Statements. 3Com was a greater than five percent stockholder in the Company until it sold all of its stock to three existing stockholders of the Company on April 21, 1998. See
"-- Transaction Among Stockholders."

     The Company believes that all of the transactions set forth herein were made on terms no less favorable to the Company than could have been obtained from unaffiliated third parties. All future transactions, including loans (if any), between the Company and its officers, directors, and principal stockholders and their affiliates will be approved by a majority of the Board of Directors, including a majority of the independent and disinterested outside directors of the Board of Directors, and will be on terms no less favorable to the Company than could be obtained from unaffiliated third parties.

TRANSACTION AMONG STOCKHOLDERS

     On April 21, 1998, 3Com Corporation sold 292,070 shares of Series F Preferred Stock and 81,339 shares of Series G Preferred Stock to each of the entities affiliated with CrossPoint Venture Partners, Kleiner Perkins Caufield & Byers and New Enterprises Associates for an aggregate of 1,120,227 shares at a per share price of $9.00 per share for an aggregate purchase price of $10,082,043.

                             PRINCIPAL STOCKHOLDERS


     The following table sets forth certain information known to the Company with respect to the beneficial ownership of the Company's Common Stock as of March 31, 1998 except as noted in the footnotes below by (i) all persons who are beneficial owners of five percent (5%) or more of the Company's Common Stock,
(ii) each director, (iii) the Company's Named Executive Officers, and (iv) all directors and executive officers as a group. Unless otherwise indicated, each of the stockholders has sole voting and investment power with respect to the shares beneficially owned, subject to community property laws, where applicable.



                                                                                PERCENTAGE OF
                                                                                    SHARES
                                                                                 BENEFICIALLY
                                                                                   OWNED(2)
                                                             NUMBER OF      ----------------------
                                                               SHARES                      AFTER
                                                            BENEFICIALLY    PRIOR TO        THE
         NAMES AND ADDRESS OF BENEFICIAL OWNER(1)             OWNED(2)      OFFERING     OFFERING
         ----------------------------------------           ------------    ---------    ---------
C. Richard Kramlich(3)....................................   1,916,038        15.0%        10.8%
  New Enterprise Associates VI, L.P.
  2490 Sand Hill Road
  Menlo Park, CA 94025
Robert A. Hoff(4).........................................   1,571,212        12.3          8.8
  CrossPoint Venture Partners 1993
  18552 MacArthur Boulevard, Suite 400
  Irvine, CA 92715
William R. Hearst III(5)..................................   1,349,863        10.6          7.6
  Kleiner Perkins Caufield and Byers
  2750 Sand Hill Road
  Menlo Park, CA 94025
Peter D. Fenner(6)........................................     506,000         3.9          2.9
Paul and Evelyn Baran Trust Agreement(7)..................     980,025         7.7          5.5
Paul Baran(8).............................................     980,025         7.7          5.5
David L. Robertson(9).....................................      90,000           *            *
William J. Gallagher(10)..................................      97,500           *            *
Buck J. Gee(11)...........................................      90,000           *            *
Kenneth C. Gorman(12).....................................      90,000           *            *
Scott J. Loftesness.......................................     287,870         2.3          1.6
Robert C. Hawk(13)........................................      34,703           *            *
Robert W. Wilmot(14)......................................     112,500           *            *
All directors and officers as a group (15 persons)(15)....   7,346,676        55.1         40.1


---------------

* Less than one percent.

 (1) Except as otherwise noted below, the address of each person listed on the table is c/o Com21, Inc. 750 Tasman Drive, Milpitas, California 95035.

 (2) Number of shares beneficially owned and the percentage of shares beneficially owned are based on 12,764,512 shares outstanding as of March 31, 1998. Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission, and includes voting and investment power with respect to such shares. All shares of Common Stock subject to options currently exercisable or exercisable within 60 days after March 31, 1998 are deemed to be outstanding and to be beneficially owned by the person holding such options for the purpose of computing the number of shares beneficially owned and the percentage ownership of such person, but are not deemed to be outstanding and to be beneficially owned for the purpose of computing the percentage ownership of any other person. Except as indicated in the footnotes to the table and subject to applicable community property laws, based on information provided by the persons named in the table, such persons have sole voting and investment power with respect to all shares of Common Stock shown as beneficially owned by them.

 (3) Includes 1,542,629 shares held by New Enterprise Associates VI, L.P. Also includes 369,521 shares held by New Enterprise Associates VII, 556 shares held by NEA Venture 1998 L.P. and 3,333 shares held by NEA Presidents Fund L.P. which were purchased from 3Com on April 21, 1998. Voting and dispositive power over the shares is held among all the general partners of New Enterprise Associates. Mr. Kramlich is a General Partner at New Enterprise Associates, the General Partner of New Enterprise Associates VI, L.P., and as such he may be deemed to share voting and investment power with respect to such shares. However, Mr. Kramlich disclaims beneficial ownership of all such shares.

 (4) Includes 1,161,579 shares held by CrossPoint Venture Partners 1993 and 36,224 shares held by CrossPoint 1993 Entrepreneurs Fund. Also includes 373,409 shares held by CrossPoint Venture Partners LS 1997 which were purchased from 3Com on April 21, 1998. Voting and dispositive power over the shares is held by all the general partners of CrossPoint Venture Partners. Mr. Hoff is a General Partner at CrossPoint Venture Partners and as such he may be deemed to share voting and investment power with respect to such shares. However, Mr. Hoff disclaims beneficial ownership of all such shares.

 (5) Includes 1,316,116 shares held by Kleiner Perkins Caufield & Byers VII and 33,747 shares held by KPCB Information Sciences Zaibatsu Fund II. Also includes 364,075 shares held by Kleiner Perkins Caufield & Byers VII and 9,336 shares held by KPCB Information Sciences Zaibatsu Fund II which were purchased from 3Com on April 21, 1998. Voting and dispositive power over the shares is held by all the general partners of Kleiner Perkins Caufield & Byers. Mr. Hearst is a General Partner of Kleiner Perkins Caufield & Byers, and as such he may be deemed to share voting and investment power with respect to such shares. However, Mr. Hearst disclaims beneficial ownership of all such shares.

 (6) Includes 326,500 shares of Common Stock issuable upon exercise of immediately exercisable options, 239,583 shares of which are subject to the Company's right of repurchase.

 (7) Includes 600,000 shares held by the Baran Family Limited Partnership and 380,025 shares held under the Paul and Evelyn Baran Trust Agreement dated May 23, 1984.

 (8) Represents 380,025 shares held in the name of the Paul or Evelyn Baran Trust Agreement dated May 23, 1984 and 600,000 shares held by the Baran Family Limited Partnership. Mr. Baran is a General Partner of the Baran Family Limited Partnership, and as such, he may be deemed to share voting and investment power with respect to such shares. However, Mr. Baran disclaims beneficial ownership of 500,000 of such shares.

 (9) Includes 30,000 shares of Common Stock issuable upon exercise of immediately exercisable options, 25,313 shares of which are subject to the Company's right of repurchase. Also includes 60,000 shares acquired pursuant to the exercise, of which 18,750 shares are subject to the Company's right of repurchase.

(10) Includes 97,500 shares of Common Stock issuable upon exercise of immediately exercisable options, 39,219 shares of which are subject to the Company's right of repurchase.

(11) Includes 15,000 shares of Common Stock issuable upon exercise of immediately exercisable options, all of which are subject to the Company's right of repurchase. Also includes 75,000 shares of Common Stock acquired pursuant to a stock option exercise, of which 15,522 shares are subject to the Company's right of repurchase.

(12) Includes 15,000 shares of Common Stock issuable upon exercise of immediately exercisable options, all which are subject to the Company's right of repurchase. Also includes 75,000 shares of Common Stock were acquired pursuant to a stock option exercise, 32,188 of which shares are subject to the Company's right of repurchase.

(13) Includes 15,000 shares of Common Stock acquired pursuant to the exercise, of which 10,625 are subject to the Company's right of repurchase.

(14) Includes 4,536 shares of the Company's Common Stock subject to the Company's right of repurchase.

(15) Includes 577,895 shares of Common Stock issuable upon exercise of immediately exercisable options, of which 495,425 shares are subject to the Company's right of repurchase.

                          DESCRIPTION OF CAPITAL STOCK


     Upon the closing of this Offering, the authorized capital stock of the Company will consist of 40,000,000 shares of Common Stock, $0.001 par value per share and 5,000,000 shares of undesignated Preferred Stock, $0.001 par value per share. Immediately after completion of this Offering, the Company estimates there will be an aggregate of 17,764,512 shares of Common Stock issued and outstanding and approximately 1,926,217 shares of Common Stock issuable upon exercise of outstanding options. Upon completion of this offering, there will be no shares of Preferred Stock issued or outstanding.


     The following description of the Company's capital stock does not purport to be complete and is subject to and qualified in its entirety by the Company's Amended and Restated Certificate of Incorporation and Bylaws and by the provisions of the applicable Delaware law.

COMMON STOCK

     The holders of Common Stock are entitled to one vote per share on all matters to be voted upon by the stockholders. Subject to preferences that may be applicable to any outstanding Preferred Stock that may come into existence, the holders of Common Stock are entitled to receive ratably such dividends, if any, as may be declared from time to time by the Board of Directors out of funds legally available therefor. See "Dividend Policy." In the event of liquidation, dissolution or winding up of the Company, the holders of Common Stock are entitled to share ratably in all assets remaining after payment of liabilities, subject to prior distribution rights of Preferred Stock, if any, then outstanding. The Common Stock has no preemptive or conversion rights or other subscription rights. There are no redemption or sinking fund provisions applicable to the Common Stock. All outstanding shares of Common Stock are fully paid and nonassessable, and the shares of Common Stock to be outstanding upon completion of this Offering will be fully paid and nonassessable.

PREFERRED STOCK

     The Board of Directors has the authority to issue the Preferred Stock in one or more series and to fix the price, rights, preferences, privileges and restrictions thereof, including dividend rights, dividend rates, conversion rights, voting rights, terms of redemption, redemption prices, liquidation preferences and the number of shares constituting a series or the designation of such series, without any further vote or action by the Company's stockholders. The issuance of Preferred Stock, while providing desirable flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of delaying, deferring or preventing a change in control of the Company without further action by the stockholders and may adversely affect the market price, and the voting and other rights, of the holders of Common Stock. The issuance of Preferred Stock with voting and conversion rights may adversely affect the voting power of the holders of Common Stock, including the loss of voting control to others. The Company has no current plans to issue any shares of Preferred Stock.

WARRANTS

     As of March 31, 1998 the Company had outstanding, warrants to purchase 5,154 shares of Series D Preferred Stock at an exercise price of $5.82 per share and warrants to purchase 41,132 shares of Series F Preferred Stock at an exercise price of $8.00 per share. Upon the effectiveness of the registration statement related to this Offering, these outstanding warrants will automatically convert into warrants to purchase an aggregate of 46,286 shares of Common Stock at a weighted average exercise price of $7.76 per share.

REGISTRATION RIGHTS

     Under the terms of a registration rights agreement, subject to certain exceptions, if the Company proposes to register any of its shares of Common Stock under the Securities Act, either for its own account or the account of any shareholder, in any public offering, certain investors holding Common Stock of the Company issued or issuable upon conversion of the Company's convertible securities (the "Registrable Securities") are entitled to notice of such registration and are entitled to include their Registrable Securities therein. In addition, the holder or holders of an aggregate of at least 33% of the then outstanding Registrable Securities shall have the right to require the Company to file a registration statement on a form, other than Form S-3 under the Securities Act, in order to register the

Registrable Securities then held by such holder or holders, provided that, (i) at least three months have passed since the Company's initial public offering of shares of Common Stock under a registration statement and (ii) the anticipated aggregate offering price to the public is at least $7,500,000. Further, a holder or holders may require the Company to use all reasonable efforts to file additional registration statements on Form S-3, provided that the Company shall not be required to file more than two such registration statements in any twelve month period. The right to include any of the above described Registrable Securities in any registration is subject to certain limitations and conditions, including the underwriters' right to limit the number of shares being registered by all holders. The Company is required to indemnify holders of Registrable Securities and the underwriters, if any, for such holders under certain circumstances. In general, the Company is required to bear the expenses of two requested demand and all piggyback registrations, except for the selling shareholders' pro rata portion of the underwriting discounts and commissions.

LISTING

     The Company's Common Stock has been approved for quotation on the Nasdaq National Market under the trading symbol "CMTO" upon notice of the effectiveness of the offering.

TRANSFER AGENT AND REGISTRAR

     The transfer agent and registrar of the Common Stock will be Boston EquiServe.

DELAWARE ANTI-TAKEOVER LAW AND CERTAIN CHARTER PROVISIONS

     Certificate of Incorporation and Bylaws. The Company's Certificate of Incorporation and Bylaws contain certain provisions that, together with the ownership position of the officers, directors and their affiliates, could discourage potential takeover attempts and make more difficult, attempts by stockholders to change management, which could adversely affect the market price of the Company's Common Stock. Furthermore, the Company's Board of Directors has the authority to impose various procedural and other requirements that could make it more difficult for stockholders to effect certain corporate actions. Any vacancy on the Board of Directors may be filled only by vote of the majority of directors then in office.

     Upon completion of this Offering, the Company's Board of Directors will have the authority to issue up to 5,000,000 shares of Preferred Stock and to determine the price, rights, preferences, privileges and restrictions, including voting rights, of those shares without any further vote or action by the stockholders. The rights of the holders of Common Stock will be subject to, and may be adversely affected by, the rights of the holders of any Preferred Stock that may be issued in the future. The issuance of Preferred Stock, while providing flexibility in connection with possible acquisitions and other corporate purposes, could have the effect of making it more difficult for a third party to acquire a majority of the outstanding voting stock of the Company See "Risk Factors -- Control by Principal Stockholders; Certain Anti-Takeover Provisions."

     Section 203 of the Delaware General Corporation Law. Upon the closing of the Offering, the Company will be subject to Section 203 of the DGCL which imposes restrictions on business combinations (which include a merger, asset sale or other transaction resulting in a financial benefit to the interested stockholder) with interested stockholders (being any person who acquired 15% or more of the Company's outstanding voting stock). In general, the Company is prohibited from engaging in business combinations with an interested stockholder, unless (i) before such person became an interested stockholder, the Board of Directors of the Company approved the transaction in which the interested stockholder became an interested stockholder or approved the business combination; (ii) upon consummation of the transaction that resulted in the stockholder becoming an interested stockholder, the interested stockholder owned at least 85% of the voting stock of the Company outstanding at the time the transaction commenced (excluding for purposes of determining the number of shares outstanding stock held by directors who are also officers of the Company and by employee stock plans that do not provide employees with the rights to determine confidentiality whether shares held subject to the plan will be tendered in a tender or exchange offer); or (iii) at or subsequent to the time which such person became an interested stockholder, the business combination is approved by the Board of Directors of the Company and authorized at a meeting of stockholders by the affirmative vote of the holders of two-thirds of the outstanding voting stock of the Company not owned by the interested stockholder. Under Section 203, the restrictions described above also do not apply to certain business combinations proposed by an interested stockholder following the earlier of the announcement or notification of one of certain extraordinary transactions involving the Company and a person who had not been an interested stockholder during the previous three years or who became an interested stockholder with the approval of the Company's Board of Directors, if such extraordinary transaction is approved or not opposed by a majority of the directors who are directors prior to any person becoming an interested stockholder during the previous three years or who were recommended for election or elected to succeed such directors by a majority of such directors. By restricting the ability of the Company to engage in business combinations with an interested person, the application of Section 203 to the Company may provide a barrier to hostile or unwanted takeovers.

                        SHARES ELIGIBLE FOR FUTURE SALE

     Prior to this offering, there has been no public market for the shares of Common Stock of the Company. Future sales of substantial amounts of shares of Common Stock in the public market could adversely affect prevailing market prices. Furthermore, since only a limited number of shares will be available for sale shortly after this offering because of certain contractual and legal restrictions on resale (as described below), sales of substantial amounts of Common Stock in the public market after the restrictions lapse could adversely affect the prevailing market price.


     Upon completion of this offering, the Company will have outstanding an aggregate of 17,764,512 shares of Common Stock assuming the issuance of the 5,000,000 shares of Common Stock offered hereby and no exercise of the Underwriters' over-allotment option. Of the total outstanding shares of Common Stock, all 5,000,000 shares of Common Stock sold in this offering will be freely tradeable without restriction or further registration under the Act, unless purchased by "affiliates" of the Company, as that term is defined in Rule 144 under the Act. The remaining 12,764,512 shares will be "restricted securities" as defined in Rule 144 (the "Restricted Shares"). The Restricted Shares will be available for sale in the public market following the expiration of one hundred eighty (180)-day lock-up agreements. In addition, the holders of warrants for 46,286 shares of Preferred Stock can exercise such warrants at any time, but such shares cannot be sold until the expiration of the 180-day lock-up period following the date of the Prospectus. Beginning six months after the date of this Prospectus the holders of 9,957,604 Restricted Shares and the holders of warrants for 46,286 shares of Common Stock are entitled to certain rights with respect to registrations of such shares for sale in the public market, assuming no exercise of the Underwriters' over-allotment option. If such holders sell in the public market, such sales could have a material adverse effect on the market price of the Company's Common Stock.


     All of the officers and Directors and certain stockholders and optionholders of the Company have entered into lock-up agreements generally providing that they will not offer, pledge, sell, offer to sell, contract to sell, sell any option or contract to purchase, purchase any option to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of, directly or indirectly, any of the shares of Common Stock or any securities convertible into, or exercisable or exchangeable for, Common Stock owned by them, or enter into any swap or other arrangement that transfers to another, in whole or in part, any of the economic consequences of ownership of the Common Stock, for a period of 180 days after the date of this Prospectus, without the prior written consent of Deutsche Morgan Grenfell Inc., subject to certain limited exceptions. Deutsche Morgan Grenfell Inc. may, in its sole discretion and at any time without notice, release all or any portion of the securities subject to lock-up agreements. Deutsche Morgan Grenfell Inc. currently has no plans to release any portion of the securities subject to lock-up agreements. When determining whether or not to release shares from the lock-up agreements, Deutsche Morgan Grenfell Inc. will consider, among other factors, the stockholder's reasons for requesting the release, the number of shares for which the release is being requested and market conditions at the time. Following the expiration of the 180 day lock-up period, all 12,764,512 shares of Common Stock will be available for sale in the public market subject to compliance with Rule 144 or Rule 701.

     In general, under Rule 144 as currently in effect, an affiliate of the Company or a person (or persons whose shares are aggregated) who has beneficially owned restricted securities for at least one (1) year, including the holding period of any prior owner except an affiliate, would be entitled to sell within any three-month period a number of shares that does not exceed the greater of one percent (1%) of the then outstanding shares of the Company's Common Stock or the average weekly trading volume of the Company's Common Stock on the Nasdaq National Market during the four (4) calendar weeks preceding such sale. Sales under Rule 144 are also subject to certain manner of sale provisions, notice requirements and the availability of current public information about the Company. Any person (or persons whose shares are aggregated) who is not deemed to have been an affiliate of the Company at any time during the ninety (90) days preceding a sale, and who has beneficially owned shares for at least two (2) years (including any period of ownership of preceding non-affiliated holders), would be entitled to sell such shares under Rule 144(k) without regard to the volume limitations, manner of sale provisions, public information requirements or notice requirements.

     The Company plans to file, after the consummation of the offering made hereby, a registration statement under the Act covering the 3,045,080 shares of Common Stock reserved for issuance under its 1998 Stock Incentive Plan and the 1998 Employee Stock Purchase Plan. See "Management -- Benefit Plans." Shares registered under such registration statement would be available for sale in the open market in the future unless such shares are subject to vesting restrictions with the Company or the contractual restrictions described above.

     The Company has also agreed not to offer, sell, contract to sell or otherwise dispose of shares of Common Stock or any securities convertible into Common Stock for a period of one hundred eighty (180) days after the date of this Prospectus, without the prior written consent of Deutsche Morgan Grenfell Inc., subject to certain limited exceptions.

                                  UNDERWRITING

     Under the terms and subject to conditions contained in an Underwriting Agreement dated the date hereof (the Underwriting Agreement), the Underwriters named below (the Underwriters), for whom Deutsche Morgan Grenfell Inc., Merrill Lynch, Pierce, Fenner & Smith Incorporated and Dain Rauscher Wessels, a division of Dain Rauscher Incorporated ("Dain Rauscher Wessels") are acting as Representatives, (the Representatives), have severally agreed to purchase, and the Company has agreed to sell to them, severally, the respective number of shares of Common Stock set forth opposite the names of such Underwriters below:


                                                              NUMBER OF
                        UNDERWRITERS                           SHARES
                        ------------                          ---------
Deutsche Morgan Grenfell Inc. ..............................
Merrill Lynch, Pierce, Fenner & Smith
             Incorporated ..................................
Dain Rauscher Wessels ......................................
                                                              ---------

          Total.............................................  5,000,000
                                                              =========


     The Underwriting Agreement provides that the obligations of the several Underwriters to pay for and accept delivery of the shares of Common Stock offered hereby are subject to the approval of certain legal matters by their counsel and to certain other conditions.

     The Underwriters initially propose to offer a portion of the shares of Common Stock directly to the public on the terms set forth on the cover page hereof and a portion to certain dealers at a price that represents a concession
not in excess of $   per share. Any Underwriter may allow, and such dealers may
re-allow, a concession not in excess of $   per share to certain other dealers.
After the initial offering of the shares of Common Stock, the offering price and other selling terms may from time to time be varied by the Representatives.


     The Company has granted to the Underwriters an option, exercisable for thirty (30) days from the date of this Prospectus, to purchase up to an aggregate of 750,000 additional shares of Common Stock at the initial public offering price set forth on the cover page hereof, less underwriting discounts and commissions. The Underwriters may exercise such option solely for the purpose of covering over-allotments, if any, made in connection with the offering of the shares of Common Stock offered hereby. To the extent such option is exercised, each Underwriter will become obligated, subject to certain conditions, to purchase approximately the same percentage of such additional shares of Common Stock as the number set forth next to such Underwriter's name in the preceding table bears to the total number of shares of Common Stock set forth next to the names of all Underwriters in the preceding table.


     The Representatives of the Underwriters have informed the Company that the Underwriters do not intend sales to discretionary accounts to exceed five percent of the total number of shares of Common Stock offered by them.

     See "Shares Eligible for Future Sale" for a description of certain arrangements by which all officers and Directors and certain stockholders and optionholders of the Company have agreed not to sell or otherwise dispose of Common Stock or convertible securities of the Company for a period of 180 days after the date of the final Prospectus without the prior consent of Deutsche Morgan Grenfell Inc. The Company has agreed in the Underwriting Agreement that it will not, directly or indirectly, without the prior written consent of Deutsche Morgan Grenfell Inc., offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option to sell, grant any option, right or warrant to purchase, or otherwise transfer or dispose of any shares of Common Stock or any securities convertible into or exchangeable for Common Stock, for a period of 180 days after the date of the final

Prospectus without the consent of Deutsche Morgan Grenfell Inc., except under certain circumstances.

     In order to facilitate the Offering of the Common Stock, the Underwriters may engage in transactions that stabilize, maintain or otherwise affect the price of the Common Stock. Specifically, the Underwriters may over-allot in connection with the Offering, creating a short position in the Common Stock for their own account. In addition, to cover over-allotments or to stabilize the price of the Common Stock, the Underwriters may bid for, and purchase, shares of Common Stock in the open market. Finally, the underwriting syndicate may reclaim selling concessions allowed to an Underwriter or a dealer for distributing the Common Stock in the Offering, if the syndicate repurchases previously distributed Common Stock in transactions to cover syndicate short positions, in stabilization transactions or otherwise. Any of these activities may stabilize or maintain the market price of the Common Stock above independent market levels. The Underwriters are not required to engage in these activities, and may end any of these activities at any time.

     At the request of the Company, the Underwriters have reserved for sale at the initial public offering price to persons designated by the Company a number of shares of Common Stock not to exceed five percent of the total number of shares of Common Stock in this Offering. The number of shares available for sale to the general public will be reduced to the extent such persons purchase these shares.

     The Underwriting Agreement provides that the Company will indemnify the several Underwriters against certain liabilities, including civil liabilities under the Securities Act, as amended, or will contribute to payments the Underwriters may be required to make in respect thereof.

     Deutsche Morgan Grenfell Inc. acted as the placement agent of a private placement of Series G Convertible Preferred Stock of the Company and, in connection with that placement received cash compensation.

     Prior to this Offering, there has been no public market for the Common Stock. The initial public offering price will be determined by negotiation between the Company and the Representatives. The principal factors to be considered in determining the initial public offering price will include the information set forth in this Prospectus and otherwise available to the Representatives; the history and the prospects for the industry in which the Company will compete; the ability of the Company's management; the prospects for future earnings of the Company; the present state of the Company's development and its current financial condition; the general condition of the securities market at the time of the Offering; and the recent market prices of, and the demand for, publicly traded common stock of generally comparable companies. Each of the Representatives has informed the Company that it currently intends to make a market in the shares subsequent to the effectiveness of this Offering, but there can be no assurance that the Representatives will take any action to make a market in any securities of the Company.

                                 LEGAL MATTERS

     The validity of the issuance of the shares of Common Stock offered hereby will be passed upon for the Company by Brobeck, Phleger & Harrison LLP, Palo Alto, California. Members of the firm Brobeck, Phleger & Harrison LLP beneficially own an aggregate of 2,161 shares of the Company's Common Stock. Certain legal matters in connection with this offering will be passed upon for the Underwriters by Wilson Sonsini Goodrich & Rosati, Professional Corporation, Palo Alto, California.

                                    EXPERTS

     The financial statements as of December 31, 1996 and 1997, and for each of the three years in the period ended December 31, 1997, included in this Prospectus and Registration Statement have been audited by Deloitte & Touche LLP, independent auditors, as stated in their report appearing herein and have been so included in reliance upon the report of such firm given upon their authority as experts in accounting and auditing.

                         CHANGE IN INDEPENDENT AUDITORS

     In November 1997, the Company's Board of Directors retained Deloitte & Touche LLP as its independent auditors and dismissed the Company's former auditors, KPMG Peat Marwick LLP ("KPMG"). The decision to change independent auditors was approved by resolution of the Board of Directors. The former independent auditors' report on the Company's financial statements as of and for the years ended December 31, 1995 and 1996 did not contain an adverse opinion, a disclaimer of opinion or any qualifications or modifications related to uncertainty, limitation of audit scope or application of accounting principles. The former independent auditors' report does not cover any of the financial statements of the Company included in this Prospectus. There were no disagreements with the former independent auditors on any matter of accounting principles or practices, financial statement disclosure or auditing scope or procedure with respect to the Company's financial statements up through the time of dismissal that, if not resolved to the former independent auditors' satisfaction, would have caused them to make reference to the subject matter of the disagreement in connection with their report. Prior to retaining Deloitte & Touche LLP, the Company had not consulted with Deloitte & Touche LLP regarding accounting principles.

                             ADDITIONAL INFORMATION

     The Company has filed with the SEC a Registration Statement (of which this Prospectus is a part and which term shall encompass any amendments thereto) on Form S-1 pursuant to the Securities Act with respect to the Common Stock offered hereby. This Prospectus does not contain all the information set forth in the Registration Statement and the exhibits and schedules thereto, certain portions of which are omitted as permitted by the rules and regulations of the SEC. Statements made in this Prospectus as to the contents of any contract, agreement or other document referred to are not necessarily complete. With respect to any such contract, agreement or other document filed as an exhibit to the Registration Statement, reference is made to the exhibit for a more complete description of the matters involved, and each such statement shall be deemed qualified in its entirety by such reference.

     Upon completion of this offering, the Company will be subject to the information requirements of the Exchange Act, and, in accordance therewith, will file reports and other information with the SEC. The Registration Statement, the exhibits and schedules forming a part thereof and the report and other information filed by the Company with the SEC in accordance with the Exchange Act may be inspected and copied at the public reference facilities maintained by the SEC at Room 1024, Judiciary Plaza, 450 Fifth Street, N.W., Washington, D.C. 20549; 7 World Trade Center, 13th Floor, New York, New York 10048; and Northwestern Atrium Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511. Copies of such material can also be obtained at prescribed rates from the Public Reference Section of the SEC, 450 Fifth Street, N.W., Washington, D.C. 20549. Such material may also be accessed electronically by means of the SEC's home page on the World Wide Web at http://www.sec.gov.

     The Company intends to furnish its stockholders with annual reports containing audited financial statements and to make available quarterly reports containing unaudited summary financial information for the first three fiscal quarters of each fiscal year.

                          GLOSSARY OF TECHNICAL TERMS

10BASET.......................   Ethernet standard which applies to the physical
                                 layer of the OSI Reference Model for 10 Mbps
                                 Ethernet over two pairs of category 3, 4 or 5
                                 Unshielded Twisted Pair (UTP) wire.

56-KBPS.......................   Equivalent to a single high-speed telephone
                                 service line, capable of transmitting one voice call or 56 Kbps of data.

ANALOG........................   A from of transmission employing a continuous
                                 electrical signal (rather than a pulsed or digital system) that varies in frequency and amplitude.

ADSL..........................   Asymmetric Digital Subscriber Line. A
                                 high-speed technology that enables the transfer of data over existing copper line.

ASYNCHRONOUS..................   A form of concurrent input and output
                                 communication transmission with no timing relationship between the two signals.
                                 Slower-speed asynchronous transmission requires start and stop bits to avoid a dependency on timing clocks (10 bits to send an 8-bit byte).

ATM...........................   Asynchronous Transfer Mode. A fixed length
                                 53-byte packet-based transmission technology that may be used to transmit data, voice and video traffic; ATM utilizes cell switching.

BANDWIDTH.....................   A range of signal frequencies, measured in
                                 cycles per second or Hertz (Hz). Also refers to the speed at which data is transmitted, measured in bits per second (bps).

BER...........................   Bit Error Rate. Percentage of received bits in
                                 error compared to the total number of bits received. Usually expressed as a number to a power of 10.

BROADBAND COMMUNICATIONS......   A transmission that has a bandwidth greater
                                 than a voice-grade line of 3KHz, usually at transmission speeds of greater than 1.5 Mbps
                                 (T-1).

CNR...........................   Carrier-to-Noise Ratio.

CATV-CABLE TELEVISION.........   Community Antenna Television. A community
                                 television system, served by cable and
                                 connected to a common (set of) antenna(s).

CENTRAL OFFICE................   A facility that provides switching services for
                                 telephone calls. A local exchange central office can switch calls within exchange groupings that are identified by an area code and the first three digits of a phone number. A long-distance carrier central office switches calls between the long-distance network and the local exchange central office.

COAXIAL CABLE.................   A large-capacity data transmission medium
                                 consisting of insulated wires grouped together inside an insulated cable. Used for broadband and baseband communications networks and cable
                                 TV; usually free from most external
                                 interferences and capable of high transmission rates over long-distances.

DAVIC.........................   Digital Audio Video Interactive Council. A
                                 European standards-setting committee.

DES...........................   Data Encryption Standard.

DSL...........................   Digital Subscriber Line. Point-to-point public
                                 network access technologies that allow multiple forms of data, voice and video to be carried over twisted-pair copper wire on the local loop between a network service provider's central office and the customer site at limited distances.

DBS...........................   Direct Broadcast Satellite. A broadband
                                 communications technology that broadcasts digital television programming from satellites directly to dish antennas.

DOWNSTREAM....................   The data path from service provider to
                                 customer.

ETHERNET (10BASET)............   Networking standard for the access method
                                 widely used in LANs for connecting devices by means of copper twisted pair wiring at speeds of 10 Mbps.

FAST ETHERNET (100BASET)......   An extension to the 10BaseT Ethernet network
                                 access method which operates at 100 Mbps.

FEC...........................   Forward Error Correction. A receiver technique
                                 for correcting errors in the received data.

FREQUENCY.....................   The number of identical cycles per second,
                                 measured in hertz, of a periodic oscillation or wave in radio propagation.

GBPS..........................   Gigabits per second. Billion bits per second.

HEADEND.......................   The central distribution point in a cable
                                 television system. Typically serves tens to hundreds of thousands of homes.

HDSL..........................   High Bit Rate Digital Subscriber Line. A
                                 technology that enables high speed transmission of data over copper wires.

HFC...........................   Hybrid Fiber Coax. Upgraded cable plant which
                                 uses a combination of fiber optic cable in the backbone and coaxial cable in the subscriber feeder plant.

IC............................   Integrated Circuit.

IEEE..........................   Institute of Electrical and Electronics
                                 Engineers, Inc.

IETF..........................   Internet Engineering Task Force.

ISDN..........................   Integrated Services Digital Network. An
                                 internationally accepted standard for voice, data and signaling that makes all transmission circuits end-to end digital and defines a standard out-of-band signaling system.

KBPS..........................   Kilobits per second. Thousand bits per second.

LAN...........................   Local Area Network. A private data
                                 communications network linking a variety of data services such as computers and printers within an office or home environment.

LOCAL LOOP....................   A term used to describe the copper cables that
                                 connect a customer's phone to the Central
                                 Office.

LMDS..........................   Local Multipoint Distribution Service. A
                                 broadband wireless communications network that uses millimeter wave frequencies around 28 to 38 GHz to transmit video and data to residences over a cellular-like network at distances under a few miles.

MBPS..........................   Megabits per second.

MMDS..........................   Multichannel Multipoint Distribution Service. A
                                 broadband wireless communications network that uses microwave frequencies around 2.5 GHz to transmit video to residences at distances up to tens of miles.

MCNS..........................   Multimedia Cable Network System. Industry
                                 specification that defines the technical requirement for interoperability of high-speed cable modem and headend equipment.

QAM...........................   Quadrature Amplitude Modulation. A digital
                                 modulation technique that allows very efficient transmission of data over media with limited available bandwidth.

QPSK..........................   Quadrature Phase Shift Keying. A digital
                                 modulation technique which is widely employed in direct broadcast satellite transmission systems.

RF............................   Radio Frequency. The range of electro-magnetic
                                 frequencies above the audio range and below visible light.

RF MODULATION.................   The transmission of a signal through a carrier
                                 frequency.

ROUTER........................   A device for interconnecting local area
                                 networks that have dissimilar operating
                                 protocols but which share a common network interconnection protocol. A router receives and transmits data packs between segments in a network or different networks.

SYNCHRONOUS...................   A form of communication transmission with a
                                 direct timing relationship between input and output signals. The transmitter and receiver are in sync and signals sent at a fixed rate.
                                 Information is sent in multibyte packets.

S-CDMA........................   Synchronous Code Division Multiple Access. A
                                 digital spectrum technology that codes signals over the airwaves to accommodate more transmission streams over a single frequency band.

T1 LINES......................   Telecommunications lines that operate in North
                                 America at speeds of 1.544 Mbps.

UPSTREAM......................   The data path from the customer to the service
                                 provider.

VLAN..........................   Virtual Local Area Network. The use of a
                                 selected group of computers that are permitted to communicate directly with each other, irrespective of their physical location within a network.

VPN...........................   Virtual Private Network. A public data network
                                 that transports private data reliably, securely and seamlessly to the end user.

XDSL..........................   Other Digital Subscriber Line. Generic
                                 representation of entire family of Digital
                                 Subscriber Line technology spanning data rates from 128 Kbps to 52 Mbps depending on the distance between the central office and the subscriber.

                                  COM21, INC.

                         INDEX TO FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
Independent Auditors' Report................................   F-2
Balance Sheets as of December 31, 1996 and 1997 and March
  31, 1998 (Unaudited)......................................   F-3
Statements of Operations for the Years Ended December 31,
  1995, 1996 and 1997 and the Three Months Ended March 31,
  1997 and 1998 (Unaudited).................................   F-4
Statements of Stockholders' Equity for the Years Ended
  December 31, 1995, 1996 and 1997 and the Three Months
  Ended March 31, 1998 (Unaudited)..........................   F-5
Statements of Cash Flows for the Years Ended December 31,
  1995, 1996 and 1997 and the Three Months Ended March 31,
  1997 and 1998 (Unaudited).................................   F-6
Notes to Financial Statements...............................   F-7

                          INDEPENDENT AUDITORS' REPORT

To the Board of Directors and Stockholders of Com21, Inc.:

We have audited the accompanying balance sheets of Com21, Inc. as of December 31, 1996 and 1997, and the related statements of operations, stockholders' equity and cash flows for each of the three years in the period ended December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

In our opinion, such financial statements present fairly, in all material respects, the financial position of Com21, Inc. as of December 31, 1996 and 1997, and the results of its operations and its cash flows for each of the three years in the period ended December 31, 1997 in conformity with generally accepted accounting principles.

DELOITTE & TOUCHE LLP
San Jose, California
January 16, 1998
  (March 10, 1998 as to the first through fifth paragraphs of Note 11; April 22, 1998 as to the last two paragraphs of Note 11; and May 13, 1998 as to the sixth paragraph of Note 11)

                                  COM21, INC.

                                 BALANCE SHEETS
               (IN THOUSANDS, EXCEPT SHARE AND PAR VALUE AMOUNTS)

                                                                                                PRO FORMA
                                                                 DECEMBER 31,                   (NOTE 1)
                                                              -------------------   MARCH 31,   MARCH 31,
                                                                1996       1997       1998        1998
                                                              --------   --------   ---------   ---------
                                                                                         (UNAUDITED)
                                           ASSETS
Current Assets:
  Cash and cash equivalents.................................  $12,427..  $ 17,950   $ 14,082    $ 14,082
  Accounts receivable:
    Trade (net of allowances of $121 and $232 at December                              5,657
      1997 and March 1998, respectively)....................        --      3,984                  5,657
    Related parties.........................................        --      1,052        810         810
  Inventories...............................................        --      2,643      1,669       1,669
  Prepaid expenses and other................................       281        430        847         847
                                                              --------   --------   --------    --------
         Total current assets...............................    12,708     26,059     23,065      23,065
Property and Equipment -- Net...............................     4,223      5,311      5,110       5,110
Other Assets................................................       105        203        202         202
                                                              --------   --------   --------    --------
         Total Assets.......................................  $ 17,036   $ 31,573   $ 28,377    $ 28,377
                                                              ========   ========   ========    ========
LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable..........................................  $  1,220   $  2,832   $  3,662    $  3,662
  Accrued compensation and related benefits.................       581        871        913         913
  Deferred revenue (principally related party)..............     1,000      1,004      1,088       1,088
  Other current liabilities.................................        93        619        675         675
  Current portion of capital lease and debt obligations.....       717      1,210      1,219       1,219
                                                              --------   --------   --------    --------
         Total current liabilities..........................     3,611      6,536      7,557       7,557
Deferred Rent...............................................        77        246        258         258
Capital Lease Obligations...................................     1,089      1,320      1,292       1,292
Debt Obligations............................................       203        188        149         149
                                                              --------   --------   --------    --------
         Total liabilities..................................     4,980      8,290      9,256       9,256
                                                              --------   --------   --------    --------
Commitments and Contingencies(Notes 5 and 11)
Stockholders' Equity:
  Convertible preferred stock, none issued and outstanding
    on a pro forma basis:
    Series A; $0.001 par value; 1,805,674 shares authorized,                               2
      issued and outstanding; liquidation preference
      $2,853................................................         2          2                     --
    Series B; $0.001 par value; 250,000 shares authorized,                                --
      issued and outstanding; liquidation preference $500...        --         --                     --
    Series C; $0.001 par value; 166,667 shares authorized,                                --
      issued and outstanding; liquidation preference $500...        --         --                     --
    Series D; $0.001 par value; 1,817,655 shares authorized;                               2
      1,812,500 shares issued and outstanding; liquidation
      preference $7,250.....................................         2          2                     --
    Series E; $0.001 par value; 362,500 shares authorized;                                --
      361,908 shares issued and outstanding; liquidation
      preference $1,629.....................................        --         --                     --
    Series F; $0.001 par value; 3,125,000 shares authorized;                               3
      2,905,730 shares issued and outstanding; liquidation
      preference $23,246....................................         3          3                     --
    Series G; $0.001 par value; 3,000,000 shares authorized;                               3
      2,655,125 shares issued and outstanding; liquidation
      preference $23,100....................................        --          3                     --
  Common stock, $0.001 par value; 35,000,000 shares                                        3
    authorized; shares issued and outstanding: 1996,
    1,998,097; 1997, 2,772,139; March 31, 1998: actual,
    2,806,908; pro forma, 12,764,512........................         2          3                     13
  Additional paid-in capital................................    34,328     58,722     58,784      58,784
  Deferred stock compensation...............................        --       (116)      (108)       (108)
  Accumulated deficit.......................................   (22,281)   (35,336)   (39,568)    (39,568)
                                                              --------   --------   --------    --------
         Total stockholders' equity.........................    12,056     23,283     19,121      19,121
                                                              --------   --------   --------    --------
         Total Liabilities and Stockholders' Equity.........  $ 17,036   $ 31,573   $ 28,377    $ 28,377
                                                              ========   ========   ========    ========

                       See Notes to Financial Statements.

                                  COM21, INC.

                            STATEMENTS OF OPERATIONS
                    (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)

                                                                   THREE MONTHS ENDED
                                   YEARS ENDED DECEMBER 31,            MARCH 31,
                                -------------------------------    ------------------
                                 1995        1996        1997       1997       1998
                                -------    --------    --------    -------    -------
                                                                      (UNAUDITED)
Revenues:
  Product ($4,021 and $953 in
     1997 and the three months
     ended March 31, 1998,
     respectively, from
     related parties).........  $    --    $     --    $ 15,149    $    --    $ 7,020
  License fees -- related
     party....................       --       1,000         500        500         --
                                -------    --------    --------    -------    -------
          Total revenues......       --       1,000      15,649        500      7,020
Cost of Product Revenues
  ($2,024 and $787 in 1997 and
  the three months ended March
  31, 1998, respectively, for
  related parties)............       --          --       8,372         --      4,676
                                -------    --------    --------    -------    -------
Gross Profit..................       --       1,000       7,277        500      2,344
                                -------    --------    --------    -------    -------
Operating Expenses:
  Research and development....    5,233      12,395      13,481      3,128      4,278
  Sales and marketing.........      770       1,970       5,277        870      1,803
  General and
     administrative...........      919       1,548       1,782        367        580
                                -------    --------    --------    -------    -------
          Total operating
            expenses..........    6,922      15,913      20,540      4,365      6,661
                                -------    --------    --------    -------    -------
Loss From Operations..........   (6,922)    (14,913)    (13,263)    (3,865)    (4,317)
                                -------    --------    --------    -------    -------
Other Income (Expense):
  Interest income.............      264         629         679        125        194
  Interest expense............       (5)       (185)       (396)       (88)       (85)
  Other income (expense) --
     net......................       (2)          3         (54)        --        (15)
                                -------    --------    --------    -------    -------
          Total other
            income............      257         447         229         37         94
                                -------    --------    --------    -------    -------
Loss Before Income Taxes......   (6,665)    (14,466)    (13,034)    (3,828)    (4,223)
Income Taxes..................        1           5          21         --          9
                                -------    --------    --------    -------    -------
Net Loss......................  $(6,666)   $(14,471)   $(13,055)   $(3,828)   $(4,232)
                                =======    ========    ========    =======    =======
Net Loss Per Share, Basic and
  Diluted.....................  $ (3.53)   $  (7.64)   $  (6.15)   $ (1.95)   $ (1.69)
                                =======    ========    ========    =======    =======
Shares Used in Computation,
  Basic and Diluted...........    1,887       1,894       2,124      1,968      2,497
                                =======    ========    ========    =======    =======
Pro Forma Net Loss Per Share,
  Basic and Diluted (Note 1)..                         $  (1.27)   $ (0.43)   $ (0.34)
                                                       ========    =======    =======
Shares Used in Pro Forma
  Computation, Basic and
  Diluted (Note 1)............                           10,279      8,909     12,455
                                                       ========    =======    =======

                       See Notes to Financial Statements.

                                  COM21, INC.

                       STATEMENTS OF STOCKHOLDERS' EQUITY
                      (IN THOUSANDS, EXCEPT SHARE AMOUNTS)

                               CONVERTIBLE                                        DEFERRED
                             PREFERRED STOCK       COMMON STOCK      ADDITIONAL    STOCK                       TOTAL
                            -----------------   ------------------    PAID-IN     COMPEN-    ACCUMULATED   STOCKHOLDERS'
                             SHARES    AMOUNT    SHARES     AMOUNT    CAPITAL      SATION      DEFICIT        EQUITY
                            ---------  ------   ---------   ------   ----------   --------   -----------   -------------
Balances, January 1,
  1995....................  2,055,674   $ 2     1,890,542     $2      $ 3,362      $  --      $ (1,144)      $  2,222
Exercise of stock
  options.................         --  --..        25,000     --           10         --            --             10
Repurchase of shares......         --  --..        (5,500)    --           (1)        --            --             (1)
Exercise of Series C
  preferred warrants......    166,667  --..            --     --          500         --            --            500
Sale of Series D
  convertible preferred
  stock (net of issuance
  costs of $27)...........  1,812,500  2...            --     --        7,221         --            --          7,223
Net loss..................         --  --..            --     --           --         --        (6,666)        (6,666)
                            ---------   ---     ---------     --      -------      -----      --------       --------
Balances, December 31,
  1995....................  4,034,841  4...     1,910,042      2       11,092         --        (7,810)         3,288
Exercise of stock
  options.................         --  --..       102,639     --           46         --            --             46
Repurchase of shares......         --  --..       (14,584)    --           (3)        --            --             (3)
Sale of Series F
  convertible preferred
  stock (net of issuance
  costs of $50)...........  2,905,730  3...            --     --       23,193         --            --         23,196
Net loss..................         --  --..            --     --           --         --       (14,471)       (14,471)
                            ---------   ---     ---------     --      -------      -----      --------       --------
Balances, December 31,
  1996....................  6,940,571  7...     1,998,097      2       34,328         --       (22,281)        12,056
Exercise of stock
  options.................         --  --..       774,042      1          529         --            --            530
Exercise of Series E
  preferred warrants......  361,908..    --            --     --        1,629         --            --          1,629
Issuance of Series F
  preferred warrants......         --  --..            --     --           72         --            --             72
Sale of Series G
  convertible preferred
  stock (net of issuance
  costs of $1,069)........  2,655,125  3...            --     --       22,028         --            --         22,031
Deferred stock
  compensation............         --  --..            --     --          136       (136)           --             --
Amortization of deferred
  stock compensation......         --  --..            --     --           --         20            --             20
Net loss..................         --  --..            --     --           --         --       (13,055)       (13,055)
                            ---------   ---     ---------     --      -------      -----      --------       --------
Balances, December 31,
  1997....................  9,957,604  10..     2,772,139      3       58,722       (116)      (35,336)        23,283
Exercise of stock
  options*................         --  --..        74,810     --           72         --            --             72
Repurchase of shares*.....         --  --..       (40,041)    --          (10)        --            --            (10)
Amortization of deferred
  stock compensation*.....         --  --..            --     --           --          8            --              8
Net loss*.................         --  --..            --     --           --         --        (4,232)        (4,232)
                            ---------   ---     ---------     --      -------      -----      --------       --------
Balances, March 31,
  1998*...................  9,957,604   $10     2,806,908     $3      $58,784      $(108)     $(39,568)      $ 19,121
                            =========   ===     =========     ==      =======      =====      ========       ========

---------------------------

* Unaudited

                       See Notes to Financial Statements.

                                  COM21, INC.

                            STATEMENTS OF CASH FLOWS
                                 (IN THOUSANDS)

                                                 YEARS ENDED DECEMBER 31,      THREE MONTHS ENDED
                                               -----------------------------        MARCH 31,
                                                1995       1996       1997     -------------------
                                               -------   --------   --------     1997       1998
                                                                                   (UNAUDITED)
Cash Flows From Operating Activities:
  Net loss...................................  $(6,666)  $(14,471)  $(13,055)  $(3,828)   $(4,232)
  Adjustments to reconcile net loss to net
     cash used in operating activities:
     Interest expense (Note 6)...............       --         --         72        --         --
     Depreciation and amortization...........      137      1,042      2,163       398        801
     Deferred rent...........................       --         77        169        57         12
     Changes in operating assets and
       liabilities:
       Accounts receivable -- trade..........       --         --     (3,984)       --     (1,673)
       Accounts receivable -- related
          parties............................       --         --     (1,052)     (500)       242
       Inventories...........................       --         --     (2,643)     (685)       974
       Prepaid expenses and other............      (71)      (183)      (149)       55       (417)
       Other assets..........................      (30)       (68)       (98)        1          1
       Accounts payable......................      782        379      1,612        28        830
       Accrued compensation and related
          benefits...........................       49        518        290      (168)        42
       Deferred revenue (principally related
          party).............................       --      1,000          4        --         84
       Other current liabilities.............       13         68        526       (20)        56
                                               -------   --------   --------   -------    -------
     Net Cash Used in Operating Activities...   (5,786)   (11,638)   (16,145)   (4,662)    (3,280)
                                               -------   --------   --------   -------    -------
Cash Used in Investing Activities:
  Purchases of property and equipment........     (987)    (2,345)    (2,085)     (300)      (389)
                                               -------   --------   --------   -------    -------
Cash Flows From Financing Activities:
  Net proceeds from issuance of common
     stock...................................        9         43        530        49         62
  Net proceeds from issuance of preferred
     stock...................................    7,723     23,196     23,660        --         --
  Proceeds from issuance of debt
     obligations.............................      241        250      2,440       340         --
  Repayments under capital lease
     obligations.............................       (8)      (232)      (607)     (167)      (182)
  Repayments on debt obligations.............       --       (120)    (2,270)      (69)       (79)
                                               -------   --------   --------   -------    -------
     Net Cash Provided by (Used in) Financing
       Activities............................    7,965     23,137     23,753       153       (199)
                                               -------   --------   --------   -------    -------
Net Change in Cash and Cash Equivalents......    1,192      9,154      5,523    (4,809)    (3,868)
Cash and Cash Equivalents, Beginning of
  period.....................................    2,081      3,273     12,427    12,427     17,950
                                               -------   --------   --------   -------    -------
Cash and Cash Equivalents, End of period.....  $ 3,273   $ 12,427   $ 17,950   $ 7,618    $14,082
                                               =======   ========   ========   =======    =======
Noncash Investing and Financing Activities:
  Property and equipment acquired under
     capital leases..........................  $   156   $  1,722   $  1,146   $    --    $   203
                                               =======   ========   ========   =======    =======
  Deferred stock compensation................  $    --   $     --   $    136   $    --    $    --
                                               =======   ========   ========   =======    =======
  Issuance of preferred stock warrants in
     connection with debt obligations........  $    --   $     --   $     72   $    --    $    --
                                               =======   ========   ========   =======    =======
Supplemental Cash Flow Information:
  Cash paid for income taxes.................  $     1   $      5   $     14   $    --    $     9
                                               =======   ========   ========   =======    =======
  Cash paid for interest.....................  $     5   $    182   $    324   $    96    $    85
                                               =======   ========   ========   =======    =======

                       See Notes to Financial Statements.

                                  COM21, INC.

                         NOTES TO FINANCIAL STATEMENTS
              YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 AND FOR
           THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 (UNAUDITED)

1. BUSINESS AND SIGNIFICANT ACCOUNTING POLICIES

     Business -- Com21, Inc. (the "Company") was incorporated in Delaware in June 1992. The Company designs, develops, markets and sells value-added, high-speed communications solutions for the broadband access market. During 1997, the Company exited the development stage for financial reporting purposes as it completed its initial product development activities and commenced shipping product.

     Financial Statements Estimates -- The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amounts of revenues and expenses during the reporting period. Such estimates include allowances for potentially uncollectible accounts receivable, lower of cost or market inventory valuation reserves, warranty costs, sales returns and a valuation allowance for deferred tax assets. Actual results could differ from those estimates.

     Fiscal Period -- Although for presentation purposes the Company has indicated that its year end is December 31, its fiscal year actually ends on the last business day of the year. The Company's fiscal years for 1995, 1996 and 1997 ended on December 29, 1995, December 31, 1996, and December 31, 1997, respectively.

     Cash Equivalents -- The Company considers all highly liquid debt instruments with maturities at the date of purchase of three months or less to be cash equivalents.

     Inventories -- Inventories consist of computer products and sub-assemblies stated at the lower of cost (first-in, first-out method) or market.

     Property and Equipment -- Property and equipment are stated at cost. Depreciation is computed using the straight-line method over the estimated useful lives of the assets, generally three to seven years. Amortization of leasehold improvements and assets recorded under capital lease agreements are computed using the straight-line method over the shorter of the lease term or the estimated useful lives of the related assets.

     Long-Lived Assets -- On January 1, 1996, the Company adopted Statement of Financial Accounting Standards ("SFAS") No. 121, "Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed Of." SFAS No. 121 requires long-lived assets to be evaluated for impairment whenever events or changes in circumstances indicate that the carrying amount of an asset may not be recoverable. Adoption of SFAS No. 121 did not have a material effect on the Company's financial position, results of operations or cash flows.

     Income Taxes -- The Company accounts for income taxes under an asset and liability approach. Deferred income taxes reflect the net tax effects of temporary differences between the carrying amounts of assets and liabilities for financial reporting purposes and the amounts used for income tax purposes, and operating loss and tax credit carryforwards measured by applying currently enacted tax laws. Valuation allowances are provided when necessary to reduce net deferred tax assets to an amount that is more likely than not to be realized.

     Certain Significant Risks and Uncertainties -- Financial instruments which potentially subject the Company to concentrations of credit risk consist primarily of cash and cash equivalents and accounts receivable. Cash and cash equivalents are held primarily with one financial institution and consist primarily of commercial paper and cash in bank accounts. The Company sells its products primarily to cable operators in North America and primarily to systems integrators in Europe, and generally does not require its customers to provide collateral or other security to support accounts receivable. To reduce credit risk, management performs ongoing credit evaluations of its customers' financial

                                  COM21, INC.

              YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 AND FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 (UNAUDITED)

condition. The Company maintains allowances for estimated potential bad debt losses. The recorded carrying amount of cash and cash equivalents, accounts receivable, accounts payable and debt obligations approximate fair value.

     The Company's customer base is highly concentrated. A relatively small number of customers have accounted for a significant portion of the Company's revenues, and the Company expects that this trend will continue for the foreseeable future. In 1997 and the three months ended March 31, 1998, the top six customers comprised 66% and 85%, respectively of the Company's total revenues.

     The Company participates in a dynamic high technology industry and believes that changes in any of the following areas could have a material adverse effect on the Company's future financial position, results of operations or cash flows: advances and trends in new technologies and industry standards; competitive pressures in the form of new products or price reductions on current products; changes in product mix; changes in the overall demand for products offered by the Company; changes in certain strategic relationships or customer relationships; litigation or claims against the Company based on intellectual property (Note 11), patent, product, regulatory or other factors; risk associated with changes in domestic and international economic and/or political conditions or regulations; availability of necessary components; risks associated with Year 2000 compliance; and the Company's ability to attract and retain employees necessary to support its growth.

     Revenue Recognition -- The Company recognizes product revenue upon shipment. Estimated sales returns and warranty costs, based on historical experience by product, are recorded at the time the product revenue is recognized. Revenue for software licenses is recognized upon delivery provided that any remaining obligations are insignificant and collection is probable. Software support and maintenance revenue are deferred and amortized over the maintenance period on a straight-line basis. Installation and training revenue are recognized as services are provided.

     Software Development Costs -- Development costs incurred in the research and development of new software products and enhancements to existing software products are expensed as incurred until technological feasibility has been established, at which time certain development costs required to attain general production release would be capitalized. To date, the Company's software development has essentially been completed concurrent with the establishment of technological feasibility, and, accordingly, no costs have been capitalized.

     Stock-Based Compensation -- The Company accounts for stock-based awards to employees using the intrinsic value method in accordance with Accounting Principles Board Opinion ("APB") No. 25, "Accounting for Stock Issued to Employees."

     Net Loss Per Share -- In the fourth quarter of 1997, the Company adopted SFAS No. 128, "Earnings Per Share" which requires a dual presentation of basic and diluted earnings per share ("EPS"). Basic EPS excludes dilution and is computed by dividing net income attributable to common stockholders by the weighted average of common shares outstanding for the period. Diluted EPS reflects the potential dilution that could occur if securities or other contracts to issue common stock (convertible preferred stock, warrants to purchase convertible preferred stock and common stock options using the treasury stock method) were exercised or converted into common stock. Potential common shares in the diluted EPS computation are excluded in net loss periods as their effect would be antidilutive. EPS for all periods have been computed in accordance with SFAS No. 128.

     Pro Forma Net Loss Per Share -- Pro forma net loss per share, basic and diluted, is computed by dividing net loss attributable to common stockholders by the weighted average number of common

                                  COM21, INC.

              YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 AND FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 (UNAUDITED)

shares outstanding for the period and the weighted average number of shares resulting from the assumed conversion of all outstanding shares of convertible preferred stock.

     Unaudited Pro Forma Information -- The unaudited pro forma information in the accompanying balance sheet reflects the conversion of the outstanding shares of convertible preferred stock into 9,957,604 shares of common stock upon the effectiveness of the registration statement relating to the initial public offering.

     Unaudited Interim Financial Information -- The interim financial information as of March 31, 1998 and for the three months ended March 31, 1997 and 1998 is unaudited and has been prepared on the same basis as the audited financial statements. In the opinion of management, such unaudited information includes all adjustments (consisting only of normal recurring adjustments) necessary for a fair presentation of the interim information. Operating results for the three months ended March 31, 1998 are not necessarily indicative of the results that may be expected for the year ending December 31, 1998.

     Recently Adopted Accounting Standards -- In the first quarter of 1998, the Company adopted SFAS No. 130, "Reporting Comprehensive Income" and Statement of Position ("SOP") 97-2, "Software Revenue Recognition."

     SFAS No. 130 requires an enterprise to report, by major components and as a single total, the change in net assets during the period from nonowner sources. For the periods presented, net loss and comprehensive loss were the same.

     SOP 97-2 requires revenue earned on software arrangements involving multiple elements to be allocated to each element based on the relative fair values of the elements. Adoption of this statement did not have a material impact on the Company's financial position, results of operations and cash flows.

     Recently Issued Accounting Standard -- In June 1997, the Financial Accounting Standards Board issued SFAS No. 131, "Disclosures about Segments of an Enterprise and Related Information," which establishes annual and interim reporting standards for an enterprise's business segments and related disclosures about its products, services, geographic areas and major customers. This statement is effective for fiscal year 1998 and adoption will not impact the Company's financial position, results of operations or cash flows.

 2. INVENTORIES

     Inventories consist of:

                                                   DECEMBER 31,      MARCH 31,
                                                       1997             1998
                                                   ------------      ----------
                                                          (IN THOUSANDS)
Raw materials and sub-assemblies.................     $  633           $  476
Work-in-process..................................        980              588
Finished goods...................................      1,030              605
                                                      ------           ------
                                                      $2,643           $1,669
                                                      ======           ======

                                  COM21, INC.

              YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 AND FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 (UNAUDITED)

 3. PROPERTY AND EQUIPMENT

     Property and equipment consists of:

                                           DECEMBER 31,
                                       --------------------      MARCH 31,
                                        1996         1997          1998
                                       -------      -------      ---------
                                                 (IN THOUSANDS)
Equipment under capital lease........  $ 1,953      $ 3,367       $ 3,644
Computer equipment and software......    1,997        2,904         3,047
Production equipment.................    1,066        1,931         2,071
Leasehold improvements...............      181          208           230
Furniture and fixtures...............      171          189           199
                                       -------      -------       -------
                                         5,368        8,599         9,191
Accumulated depreciation and
  amortization.......................   (1,145)      (3,288)       (4,081)
                                       -------      -------       -------
                                       $ 4,223      $ 5,311       $ 5,110
                                       =======      =======       =======

     Accumulated amortization on capital leases as of December 31, 1996 and 1997 and March 31, 1998 was approximately $376,000, $1,167,000 and $1,445,000, respectively.

 4. DEBT OBLIGATIONS

     Debt obligations consist of the following:

                                                    DECEMBER 31,
                                                   --------------
                                                   1996     1997
                                                   -----    -----
                                                   (IN THOUSANDS)
Unsecured borrowings due July 1, 1998............  $ 169    $  84
Unsecured borrowings due October 1, 1998.........    202      119
Unsecured borrowings due August 1, 1999..........     --      257
Unsecured borrowings due November 1, 1999........     --       81
                                                   -----    -----
                                                     371      541
Current portion..................................   (168)    (353)
                                                   -----    -----
Long-term portion................................  $ 203    $ 188
                                                   =====    =====

  Notes Payable

     The unsecured borrowings were obtained from notes payable issued to a financing company for the purchase of computer software and equipment. Borrowings bear interest at an effective interest rate of 16.94% per annum and are payable in monthly installments with the remaining unpaid principal and interest due upon the maturity date. There are no debt covenants associated with the notes payable.

     In consideration for the unsecured borrowings due on October 1, 1998 and August 1, 1999 the Company issued the financing company warrants to purchase 4,688 and 2,125 shares of Series F convertible preferred stock, respectively, at a price of $8.00 per share. The fair values of the warrants were insignificant (Note 6).

     Future annual maturities on the notes payable at December 31, 1997 are as follows for the years ending 1998 - $353,000; 1999 - $188,000.

                                  COM21, INC.

              YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 AND FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 (UNAUDITED)

  Revolving Line of Credit

     In May 1997, the Company entered into a revolving line of credit arrangement for working capital purposes. Under the arrangement, the Company may borrow up to the lesser of $5,000,000 or 80% of the Company's eligible domestic and foreign accounts receivable. Borrowings bear interest at the LIBOR rate (5.94% at December 31, 1997) plus 4.875% per annum. The arrangement automatically renews for successive one-year periods until terminated at the option of either party. Dividends may not be declared by the Company without the lender's prior consent. As of December 31, 1997, no amounts were outstanding under the arrangement.

     Concurrent with executing the revolving line of credit arrangement, the Company borrowed an additional $2,000,000 on a note which was repaid in full in 1997.

     In consideration for these financing arrangements, the Company issued warrants to purchase 25,000 shares of Series F convertible preferred stock at a price of $8.00 per share (Note 6). As described in Note 6, the fair value of such warrants was $72,000 which was recorded as additional interest expense in the accompanying statement of operations for 1997.

 5. COMMITMENTS

     The Company leases its facilities and certain equipment under noncancelable operating and capital leases. Future minimum lease payments under the Company's capital and operating leases and the present value of minimum lease payments under capital leases as of December 31, 1997 are as follows:

                  YEAR ENDING                    CAPITAL    OPERATING
                 DECEMBER 31,                    LEASES      LEASES
                 ------------                    -------    ---------
                                                    (IN THOUSANDS)
  1998.........................................  $1,088      $  763
  1999.........................................     878         785
  2000.........................................     424         812
  2001.........................................     150         839
  2002.........................................      --         866
Thereafter.....................................      --       1,499
                                                 ------      ------
Future minimum lease payments..................   2,540      $5,564
                                                             ======
Amounts representing interest (15.0%)..........    (363)
                                                 ------
Present value of future minimum lease
  payments.....................................  $2,177
                                                 ======

     In consideration for providing capital lease financing in 1996, the Company issued warrants to purchase 2,505 shares and 6,814 shares of Series F convertible preferred stock at a price of $8.00 per share to two financing companies. The fair values of the warrants were insignificant (Note 6).

     Rent expense incurred under the operating leases was approximately $174,000, $501,000 and $843,000 for the years ended December 31, 1995, 1996 and
1997, respectively. Rent expense under the facilities lease is recognized on a straight-line basis over the term of the lease. The difference between the amounts paid and the amounts expensed is classified as deferred rent in the accompanying balance sheets.

                                  COM21, INC.

              YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 AND FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 (UNAUDITED)

 6. STOCKHOLDERS' EQUITY

  Convertible Preferred Stock

     As of December 31, 1997, the Company was authorized to issue 22,000,000 shares of convertible preferred stock, with a par value of $0.001 per share. The Company has designated 1,805,674 shares as Series A, 250,000 shares as Series B, 166,667 shares as Series C, 1,817,655 as Series D, 362,500 shares as Series E, 3,125,000 shares as Series F and 3,000,000 shares as Series G.

     Significant terms of the convertible preferred stock are as follows:

     - Holders of convertible preferred stock are entitled to noncumulative dividends when and as declared by the Board of Directors. Holders of outstanding Series A, B, C, D, E, F and G convertible preferred stock are entitled to a dividend rate of $0.10, $0.12, $0.14, $0.40, $0.44, $0.80 and $0.86 per share per annum, respectively. Preferred stock dividends are payable before any cash dividend is paid on the common stock.

     - Holders of Series A, B, C, D, E, F and G convertible preferred stock have a liquidation preference of $1.58, $2.00, $3.00, $4.00, $4.50, $8.00 and
       $8.70 per share, respectively, plus any declared but unpaid dividends. The holders of Series D, E, F and G convertible preferred stock have a priority liquidation preference over Series A, B and C convertible preferred stock.

     - Each share is convertible into one share of common stock, subject to adjustments for events of dilution, at the option of the holder any time after the date of issuance.

     - Each share has the right to vote equal to the number of shares of common stock into which it is convertible.

     - Shares of Series A, B and C convertible preferred stock will automatically be converted into common stock either (i) upon completion of a public offering of common stock with aggregate proceeds greater than $7,000,000 and at a price per share of not less than $5.00 or (ii) at such time as the holders of more than 50% of the Series A, B and C convertible preferred stock, voting as a single class, consent solely to the conversion of Series A, B and C convertible preferred stock.

     - Shares of Series D, E, F and G convertible preferred stock will automatically be converted into common stock either (i) upon completion of a public offering of common stock with aggregate proceeds greater than $10,000,000 and at a price per share of not less than $20.00; (ii) at such time as the holders of more than 50% of the Series D, E, F and G convertible preferred stock, voting as a single class, consent solely to the conversion of Series D, E, F and G convertible preferred stock; or
       (iii) at such time as the holders of more than 50% of the Series F convertible preferred stock consents solely to the conversion of Series F convertible preferred stock.

                                  COM21, INC.

              YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 AND FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 (UNAUDITED)

  Preferred Stock Warrants

     At December 31, 1996 and 1997, warrants to purchase 381,661 and 46,286 shares, respectively, of various series of convertible preferred stock were outstanding and consist of the following:

     - In April 1995, in connection with the sale of 1,812,500 shares of Series D convertible preferred stock at $4.00 per share, purchasers of the Series D convertible preferred stock were issued warrants to purchase 362,500 shares of Series E convertible preferred stock at $4.50 per share. In 1997, warrants to purchase 361,908 shares of Series E preferred stock were exercised, and the remaining warrants expired in November 1997.

     - In December 1995, in consideration of capital lease financing provided by a financing company, the Company issued warrants to purchase 5,154 shares of Series D convertible preferred stock at a price of $5.82 per share. The warrants expire in December 2005. All warrants issued were outstanding at December 31, 1996 and 1997.

     - During 1996, in consideration of debt and capital lease financing provided by two financing companies, the Company issued warrants to purchase 14,007 shares of Series F convertible preferred stock at a price of $8.00 per share. The warrants expire in 2006. All warrants issued were outstanding at December 31, 1996 and 1997.

     - During 1997, in consideration of financing arrangements provided, the Company issued warrants to purchase 27,125 shares of Series F convertible preferred stock at a price of $8.00 per share. The warrants will expire in May 2002 (25,000 warrants) and February 2007 (2,125 warrants). All warrants issued were outstanding at December 31, 1997.

     The fair values of the warrants issued in 1995 and 1996, in connection with debt financing, were insignificant. The fair value of the warrants issued in 1997, in connection with debt financing, was approximately $72,000. Accordingly, the fair value was recognized as additional interest expense in the accompanying statement of operations for 1997.

  Common Stock

     At December 31, 1996 and 1997 and March 31, 1998, the Company had the right to repurchase 44,301, 320,311 and 271,570 shares of common stock outstanding, respectively. The number of shares subject to repurchase is reduced over a two- to four-year vesting period. The Company has the right to repurchase these shares at the original issuance price.

                                  COM21, INC.

              YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 AND FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 (UNAUDITED)

  Net Loss Per Share

     The following is a reconciliation of the numerators and denominators of the basic and diluted net loss per share computations (in thousands, except per share amounts):

                                                        THREE MONTHS ENDED
                          YEARS ENDED DECEMBER 31,           MARCH 31,
                        -----------------------------   -------------------
                         1995       1996       1997       1997       1998
                        -------   --------   --------   --------   --------
Net Loss (Numerator):
  Net loss, basic and
     diluted..........  $(6,666)  $(14,471)  $(13,055)  $(3,828)   $(4,232)
                        -------   --------   --------   -------    -------
Shares (Denominator):
  Weighted average
     common shares
     outstanding......    1,888      1,910      2,244     2,010      2,796
  Weighted average
     common shares
     outstanding
     subject to
     repurchase.......       (1)       (16)      (120)      (42)      (299)
                        -------   --------   --------   -------    -------
  Shares used in
     computation,
     basic and
     diluted..........    1,887      1,894      2,124     1,968      2,497
                        -------   --------   --------   -------    -------
Net Loss Per Share,
  Basic and Diluted...  $ (3.53)  $  (7.64)  $  (6.15)  $ (1.95)   $ (1.69)
                        =======   ========   ========   =======    =======

     During 1995, 1996, 1997 and the three-month periods ended March 31, 1997 and 1998, the Company had securities outstanding which could potentially dilute basic EPS in the future, but were excluded in the computation of diluted EPS in such periods, as their effect would have been antidilutive due to the net loss reported in such periods. Such outstanding securities consist of the following at March 31, 1998: 9,957,604 shares of convertible preferred stock; warrants to purchase 46,286 shares of convertible preferred stock; 271,570 outstanding shares of common stock subject to repurchase; and options to purchase 1,420,967 shares of common stock.

  Stock Option Plan

     Under the Company's 1995 Stock Option Plan (the "1995 Plan"), as restated and amended in January 1998, the Company may grant options to purchase up to 3,750,000 shares of common stock to employees, directors and consultants at prices not less than the fair market value (as determined by the Board of Directors) at the date of grant for incentive stock options and not less than 85% of fair market value at the date of grant for nonstatutory stock options. These options generally expire ten years from the date of grant and are immediately exercisable. The Company has a right of repurchase (at the option exercise price) of common stock issued from option exercises for unvested shares. The right of repurchase generally expires 25% after the first 12 months from the date of grant and then ratably over a 36-month period. The Board of Directors in their determination of fair market value takes into consideration many factors including, but not limited to, the Company's financial performance, current economic trends, actions by competitors, market maturity, emerging technologies, near-term backlog and, in certain circumstances, valuation analyses performed by independent appraisers. These valuation analyses utilize generally accepted valuation methodologies such as the income and market approaches to valuing the Company's business.

                                  COM21, INC.

              YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 AND FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 (UNAUDITED)

     Stock option activity under the 1995 Plan was as follows:

                                                         OUTSTANDING OPTIONS
                                      SHARES       -------------------------------
                                     AVAILABLE       NUMBER       WEIGHTED AVERAGE
                                     FOR GRANT      OF SHARES      EXERCISE PRICE
                                    -----------    -----------    ----------------
Balances, January 1, 1995.........           --             --         $  --
Reserved..........................      750,000             --            --
Granted (weighted average fair
  value of $0.11).................     (598,250)       598,250          0.39
Canceled..........................        7,000         (7,000)         0.40
Exercised.........................           --        (25,000)         0.40
                                    -----------    -----------
Balances, December 31, 1995 (3,130
  vested at a weighted average
  price of $0.40).................      158,750        566,250          0.39
Reserved..........................    1,000,000             --            --
Granted (weighted average fair
  value of $0.16).................   (1,171,315)     1,171,315          0.58
Canceled..........................       44,698        (44,697)         0.62
Exercised.........................           --       (102,639)         0.45
                                    -----------    -----------
Balances, December 31, 1996
  (205,706 vested at a weighted
  average price of $0.44).........       32,133      1,590,229          0.52
Reserved..........................      500,000             --            --
Granted (weighted average fair
  value of $1.29).................     (587,990)       587,990          3.66
Canceled..........................       75,266        (75,266)         0.64
Exercised.........................           --       (774,042)         0.68
                                    -----------    -----------
Balances, December 31, 1997.......       19,409      1,328,911          1.80
Reserved..........................      750,000             --            --
Granted...........................     (218,440)       218,440          7.02
Canceled..........................       51,574        (51,574)         2.08
Exercised.........................           --        (74,810)         0.97
                                    -----------    -----------
Balances, March 31, 1998..........      602,543      1,420,967         $2.64
                                    ===========    ===========

     Additional information regarding options outstanding at December 31, 1997 is as follows:

                       OPTIONS OUTSTANDING              VESTED OPTIONS
              -------------------------------------   -------------------
                              WEIGHTED
                              AVERAGE      WEIGHTED              WEIGHTED
 RANGE OF                    REMAINING     AVERAGE               AVERAGE
 EXERCISE       NUMBER      CONTRACTUAL    EXERCISE    NUMBER    EXERCISE
  PRICES      OUTSTANDING   LIFE (YEARS)    PRICE      VESTED     PRICE
-----------   -----------   ------------   --------   --------   --------
$0.20-$0.40      628,065        7.9         $0.40      212,821    $0.40
$0.80-$0.88      393,875        8.9          0.81       70,112     0.80
$3.30-$6.90      306,971        9.8          5.96        3,197     6.89
              ----------                              --------
$0.20-$6.90    1,328,911        8.6         $1.80      286,130    $0.57
              ==========                              ========

                                  COM21, INC.

              YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 AND FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 (UNAUDITED)

  Deferred Stock Compensation

     As discussed in Note 1, the Company accounts for its stock-based awards to employees using the intrinsic value method in accordance with APB No. 25. Accordingly, the Company recorded deferred compensation expense equal to the difference between the grant price and deemed fair value of the Company's common stock for options granted prior to December 31, 1997. Such deferred compensation expense aggregated $136,000 and is being amortized to expense over the four-year vesting period of the options.

  Additional Stock Plan Information

     Since the Company continues to account for its stock-based awards to employees using the intrinsic value method in accordance with APB No. 25, SFAS No. 123, "Accounting for Stock-Based Compensation," requires the disclosure of pro forma net income (loss) and earnings (loss) per share had the Company adopted the fair value method as of the beginning of 1995. The Company's calculations were made using the minimum value pricing model which requires subjective assumptions, including expected time to exercise, which affects the calculated values. The following weighted average assumptions were used for 1995, 1996 and 1997: expected life, 5 years; risk-free interest rate, 6.75%; and no dividends during the expected term. The Company's calculations are based on a single option award valuation approach, and forfeitures are recognized as they occur. If the computed fair values of the 1995, 1996 and 1997 awards had been amortized to expense over the vesting period of the awards, pro forma net loss would have been approximately $(6,676,000)($(3.54) per share, basic and diluted) in 1995, $(14,522,000)($(7.67) per share, basic and diluted) in 1996 and
$(13,153,000)($(6.19) per share, basic and diluted) in 1997.

 7. INCOME TAXES

     Income tax expense for the years ended December 31, 1995, 1996 and 1997 consisted solely of state franchise taxes.

     The components of deferred income tax assets are as follows:

                                                DECEMBER 31,
                                            --------------------
                                              1996        1997
                                            --------    --------
                                               (IN THOUSANDS)
Deferred tax assets:
  Accruals and reserves not currently
     deductible...........................  $    133    $    827
  Capitalized start-up costs..............       966         765
  Capitalized research and development
     costs................................        --         890
  Net operating loss carryforwards........     7,930      11,272
  Tax credit carryforwards................     1,181       2,998
  Depreciation............................       162         500
                                            --------    --------
Total gross deferred tax assets...........    10,372      17,252
Valuation allowance.......................   (10,372)    (17,252)
                                            --------    --------
Total deferred tax assets.................  $     --    $     --
                                            ========    ========

     The net change in the total valuation allowance for the year ended December 31, 1997 was a net increase of $6,880,000. The increase in the valuation allowance was primarily a result of increased

                                  COM21, INC.

              YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 AND FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 (UNAUDITED)

net operating loss and tax credit carryforwards generated in 1997 which the Company provided a full valuation allowance against based on the Company's evaluation of the likelihood of realization of future tax benefits resulting from the deferred tax assets.

     As of December 31, 1997, the Company had available for carryforward net operating losses for federal and state income tax purposes of approximately $28,344,000 and $18,495,000, respectively. Federal net operating loss carryforwards will expire if not utilized beginning in the years 2009 through 2012. State net operating loss carryforwards will expire if not utilized beginning in the years 1999 through 2001.

     As of December 31, 1997, the Company had available for carryforward research and experimental tax credits for federal and state income tax purposes of approximately $1,531,000 and $1,300,000, respectively. Federal research and experimentation tax credit carryforwards expire from 2009 through 2012. The Company also had approximately $170,000 in California manufacturers investment credits.

     Current Federal and California tax laws include substantial restrictions on the utilization of net operating losses and tax credits in the event of an "ownership change" of a corporation. Accordingly, the Company's ability to utilize net operating loss and tax credit carryforwards may be limited as a result of such "ownership change" as defined. Such a limitation could result in the expiration of carryforwards before they are utilized.

 8. MAJOR CUSTOMERS AND EXPORT SALES

     Revenues for 1996 resulted from license fee revenue from one preferred stockholder.

     As of December 31, 1997, one unaffiliated customer and one preferred stockholder represented 24% and 14%, respectively, of total accounts receivable. Sales to these customers in 1997 represented 21% and 12% of total 1997 revenues, respectively. In addition, 1997 sales to another preferred stockholder represented 16% of total 1997 revenues.

     Revenues for the three months ended March 31, 1997 resulted from license fee revenue from one preferred stockholder.

     As of March 31, 1998, four unaffiliated customers and one preferred stockholder represented 34%, 11%, 10%, 10% and 12%, respectively, of total accounts receivable. Sales to these customers for the three months ended March 31, 1998 represented 31%, 10%, 13%, 11% and 13%, respectively, of total revenues for the quarter.

     Export sales attributable to international customers accounted for 64% and 50% of total revenues for the year ended December 31, 1997 and the three months ended March 31, 1998, respectively.

 9. RELATED PARTY TRANSACTIONS

     In March 1996, a preferred stockholder entered into a five-year licensing agreement with the Company to license certain technology on a nonexclusive basis. Under the terms of this agreement: (i) the Company received a nonrefundable license fee of $1,000,000 in 1996 (which accounted for all of 1996 revenues), and (ii) if the Company met certain conditions in 1997, it would be entitled to an additional $500,000 of nonrefundable license fees. In March 1997, the Company met such conditions and received additional nonrefundable license fees of $500,000 from this preferred stockholder. Such license fees were recognized as revenue in 1997. In addition, the Company received prepaid royalties pursuant to the licensing agreement of $1,000,000, which have been

                                  COM21, INC.

              YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 AND FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 (UNAUDITED)

deferred and will be recognized ratably upon sale of the first 100,000 units of product sold by the preferred stockholder incorporating the Company's technology. The prepaid royalties will be earned at the earlier of the sale of the 100,000 units of product or the expiration of the royalty period at December 31, 1998. As of December 31, 1997, approximately $993,000 of prepaid royalties was unrecognized. In addition, this preferred stockholder purchased 876,261 shares of Series F preferred stock for $8.00 per share in 1996.

     In 1996, the Company paid a director $22,000 in consulting fees.

     For the year ended December 31, 1997, total revenues included sales to three preferred stockholders of approximately $2,509,000, $1,889,000 and $123,000 (with related cost of revenues of approximately $999,000, $951,000 and $74,000, respectively). As of December 31, 1997, accounts receivable included amounts due from the same three preferred stockholders of approximately $364,000, $688,000, and $0, respectively.

     For the three months ended March 31, 1998, total revenues included sales to two preferred stockholders of approximately $922,000 and $31,000 (with related cost of revenues of approximately $772,000 and $15,000, respectively). As of March 31, 1998, accounts receivable included amounts due from the same two preferred stockholders of approximately $746,000 and $64,000, respectively.

10. EMPLOYEE BENEFIT PLAN

     In 1995, the Company adopted a defined contribution retirement plan (the "Retirement Plan"), which has been determined by the Internal Revenue Service to be qualified under Section 401(k) of the Internal Revenue Code of 1986. The Retirement Plan covers essentially all full-time employees. Eligible employees may make voluntary contributions to the Retirement Plan up to 15% of their annual compensation. The Company has not made any employer contributions to the Retirement Plan.

11. SUBSEQUENT EVENTS

  Litigation


     In 1997 the Company received a written notice from Hybrid Networks, Inc. ("Hybrid") in which Hybrid claimed to have patent rights in certain cable modem technology and requested that the Company review its own products in light of Hybrid's alleged patent rights to U.S. Patent No. 5,586,121 (the "121 patent") issued on December 17, 1996 and entitled "Asymmetric Hybrid Access System and Method" and U.S. Patent No. 5,347,304 (the "304 patent") issued on September 13, 1994 and entitled "Remote Link Adapter for Use in TV Broadcast Data Transmission Systems" (collectively, the "Hybrid patents"). The Company informed Hybrid that it believes that the Company's products do not infringe any valid claim of the Hybrid patents. In January 1998, Hybrid filed an action against the Company in the U.S. District Court for the Eastern District of Virginia, accusing the Company of willfully infringing the Hybrid patents, among other claims. Subsequently, the Company filed suit for declaratory relief against Hybrid in the U.S. District Court for the Northern District of California asserting that it does not infringe the Hybrid patents and that the Hybrid patents are invalid. The Company then filed a motion in the Virginia District Court to transfer the action filed by Hybrid to the Northern District of California, and that motion was granted and the actions were consolidated in the Northern District of California on April 29, 1998. Hybrid's complaint seeks injunctive relief and unspecified damages, among other relief. Hybrid's complaint also identifies a pending application for reissuance of the 304 patent to broaden the scope of its claims, which the U.S. Patent and Trademark Office has allowed for reissuance with respect to certain claims, and states

                                  COM21, INC.

              YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 AND FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 (UNAUDITED)


that once the reissue application is issued, it will be substituted for the 304 patent in the action. On April 21, 1998, the 304 patent was reissued; however, to date Hybrid has not moved to amend its complaint. The Company has received opinions of its patent counsel that the claims of the Hybrid patents, including the claims set forth in Hybrid's 304 patent as reissued, are either invalid or not infringed by the Company's products. However, there can be no assurance that some or all of the Company's products will not ultimately be determined to infringe the Hybrid patents, including the 304 patent as reissued, and the Company anticipates that Hybrid will continue to pursue litigation with respect to these claims. The results of any litigation matter are inherently uncertain. In the event of an adverse result in the Hybrid litigation, or in any other litigation with third parties that could arise in the future with respect to intellectual property rights relevant to the Company's products, the Company could be required to pay substantial damages, including treble damages if the Company is held to have willfully infringed, to cease the manufacture, use and sale of infringing products, to expend significant resources to develop non-infringing technology, or to obtain licenses to the infringing technology. There can be no assurance that licenses will be available from Hybrid, or any other third party that asserts intellectual property claims against the Company, on commercially reasonable terms, or at all. In addition, litigation frequently involves substantial expenditures and can require significant management attention, even if the Company ultimately prevails. Accordingly, there can be no assurance that the Hybrid matter will not have a material adverse effect on the Company's business, operating results and financial condition. Because of the early stage of this litigation, and because Hybrid has sought unspecified damages, neither the ultimate outcome of this litigation nor any costs and payments resulting from the litigation or any settlement can presently be determined. Accordingly, no provision for any loss which may result from the Hybrid litigation has been recorded in the accompanying financial statements.


  1998 Equity Plans

     On March 10, 1998, the Board of Directors adopted, subject to stockholder approval, the 1998 Stock Incentive Plan (the "1998 Stock Plan") and the 1998 Employee Stock Purchase Plan (the "1998 Purchase Plan").

     The 1998 Stock Plan will serve as the successor equity incentive program to the Company's existing 1995 Plan effective April 1, 1998. A total of 2,023,510 shares of Common Stock have been reserved for issuance under the 1998 Stock Plan. In addition, the share reserve may be increased up to 271,570 shares for repurchases of unvested common shares issued under the 1995 Plan. Options outstanding under the 1995 Plan on the date of execution and final pricing of the underwriting agreement for the initial public offering will be incorporated into the 1998 Stock Plan. Such incorporated options will continue to be governed by their existing terms. Under the 1998 Stock Plan, the Company is authorized to issue shares of common stock to employees, directors and consultants under five separate programs: Discretionary Option, Stock Issuance, Salary Investment Option Grant, Automatic Option Grant and Director Fee Option Grant. The number of shares reserved for issuance under the 1998 Stock Plan will automatically increase at the beginning of each calendar year, beginning in 1999, by an amount equal to 5% of the total number of shares of common stock outstanding at the end of the preceding year. The Discretionary Option Program of the 1998 Stock Plan provides for the grant of options under terms comparable to those provided on options granted under the 1995 Plan except that all options are to be granted at a price not less than fair market value on the date of grant.

     Under the 1998 Purchase Plan, eligible employees are allowed to have salary withholdings of up to 10% of their base compensation to purchase shares of common stock at a price equal to 85% of the lower of the market value of the stock at the beginning or end of defined purchase periods. The

                                  COM21, INC.

              YEARS ENDED DECEMBER 31, 1995, 1996 AND 1997 AND FOR THE THREE MONTHS ENDED MARCH 31, 1997 AND 1998 (UNAUDITED)

initial purchase period commences upon the execution and final pricing of the underwriting agreement for the initial public offering of the Company's common stock. The Company has reserved 250,000 shares of common stock for issuance under this plan.

  Board Resolutions

     On March 10, 1998, the Board of Directors adopted, subject to stockholder approval, a change in the authorized number of shares of the Common and Convertible Preferred stock to 40,000,000 and 5,000,000, respectively. An Amended and Restated Certificate of Incorporation will be filed following the effectiveness of the registration statement relating to the initial public offering.

     On March 10, 1998, the Board of Directors adopted, subject to stockholder approval (which was received April 21, 1998), a one-for-two reverse split of the outstanding shares of common and convertible preferred stock. On May 13, 1998, the Company filed an amendment to its Amended and Restated Certificate of Incorporation to effect the reverse stock split. All share and per share amounts in these financial statements have been adjusted to give effect to the reverse stock split.

     On April 22, 1998, the Board of Directors approved an amendment to the 1998 Stock Plan to reserve an additional 500,000 shares for issuance under the 1998 Stock Plan. In addition, the Board of Directors authorized the grant of options to purchase 505,250 shares of common stock at $9.00 per share. Such grants were made to employees and officers under the 1998 Stock Plan.

  Stockholder Consent

     On April 22, 1998, holders of more than 50% of the Series D, E, F and G convertible preferred stock, voting as a single class, consented to the automatic conversion of all outstanding shares of Series D, E, F and G convertible preferred stock into common stock upon the completion of the initial public offering regardless of the offering price per share.

NO DEALER, SALESPERSON OR OTHER INDIVIDUAL HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR TO MAKE ANY REPRESENTATIONS NOT CONTAINED IN THIS PROSPECTUS. IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON US HAVING BEEN AUTHORIZED BY THE COMPANY OR THE UNDERWRITERS. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, THE COMMON STOCK IN ANY JURISDICTION WHERE, OR TO ANY PERSON TO WHOM, IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS NOT BEEN ANY CHANGE IN THE FACTS SET FORTH IN THIS PROSPECTUS OR IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF.

                               TABLE OF CONTENTS

                                        PAGE
                                        ----
Prospectus Summary....................    3
The Company...........................    4
Risk Factors..........................    5
Use of Proceeds.......................   20
Dividend Policy.......................   20
Capitalization........................   20
Dilution..............................   21
Selected Financial Data...............   22
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations.......................   23
Business..............................   31
Management............................   51
Certain Transactions..................   61
Principal Stockholders................   63
Description of Capital Stock..........   65
Shares Eligible for Future Sale.......   68
Underwriting..........................   70
Legal Matters.........................   71
Experts...............................   72
Change in Independent Auditors........   72
Additional Information................   72
Glossary of Technical Terms...........   73
Index to Financial Statements.........  F-1

UNTIL             , 1998 (25 DAYS FROM THE DATE OF THIS PROSPECTUS), ALL DEALERS
EFFECTING TRANSACTIONS IN THE REGISTERED SECURITIES, WHETHER OR NOT PARTICIPATING IN THIS DISTRIBUTION, MAY BE REQUIRED TO DELIVER A PROSPECTUS. THIS IS IN ADDITION TO THE OBLIGATION OF DEALERS TO DELIVER A PROSPECTUS WHEN ACTING AS UNDERWRITERS AND WITH RESPECT TO THEIR UNSOLD ALLOTMENTS OR SUBSCRIPTIONS.

COM21 LOGO


5,000,000 SHARES


COMMON STOCK

DEUTSCHE MORGAN GRENFELL
MERRILL LYNCH & CO.
DAIN RAUSCHER WESSELS
 A DIVISION OF DAIN RAUSCHER INCORPORATED

PROSPECTUS

            , 1998

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

     The following table sets forth the costs and expenses, other than underwriting discounts and commissions, payable by the Company in connection with the sale of Common Stock being registered. All amounts are estimates except the SEC registration fee and the NASD filing fees.


SEC Registration Fee........................................  $   20,355
NASD Filing Fee.............................................       7,400
Nasdaq National Market Listing Fee..........................      71,875
Printing and Engraving Expenses.............................     150,000
Legal Fees and Expenses of the Company......................     375,000
Accounting Fees and Expenses................................     400,000
Blue Sky Fees and Expenses..................................       5,000
Transfer Agent Fees.........................................      15,000
Miscellaneous...............................................       5,370
                                                              ----------
          Total.............................................  $1,050,000
                                                              ==========


---------------

* To be completed by amendment

ITEM 14. INDEMNIFICATION OF DIRECTORS AND OFFICERS

     Section 145 of the Delaware General Corporation Law authorizes a court to award or a corporation's Board of Directors to grant indemnification to directors and officers in terms sufficiently broad to permit such indemnification under certain circumstances for liabilities (including reimbursement for expenses incurred) arising under the Securities Act of 1933, as amended (the "Securities Act"). The Company's Bylaws provides for mandatory indemnification of its directors and officers and permissible indemnification of employees and other agents to the maximum extent permitted by the Delaware General Corporation Law. The Company's Certificate of Incorporation provides that, subject to Delaware law, its directors shall not be personally liable for monetary damages for breach of the directors' fiduciary duty as directors to the Company and its stockholders. This provision in the Certificate of Incorporation does not eliminate the directors' fiduciary duty, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to the Company or its stockholders for acts or omissions not in good faith or involving intentional misconduct, for knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemptions that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws. The Company has entered into indemnification agreements with its officers and directors, a form of which is filed as Exhibit 10.8 to this Registration Statement (the "Indemnification Agreements"). The Indemnification Agreements provide the Company's officers and directors with further indemnification to the maximum extent permitted by the Delaware General Corporation Law. Reference is also made to Section 6 of the Underwriting Agreement contained in Exhibit 1.1 hereto, indemnifying officers and directors of the Company against certain liabilities, and Section 13 of the Amended and Restated Registration Rights Agreement contained in Exhibit 4.2 hereto, indemnifying certain of the Company's stockholders, including controlling stockholders, against certain liabilities.

ITEM 15. RECENT SALES OF UNREGISTERED SECURITIES

     Since January 1, 1995, the Company has issued and sold the following securities:

      1. The Company issued and sold 916,366 shares of its Common Stock to employees and consultants for an aggregate purchase price of $644,154 pursuant to the exercise of options under its 1995 Stock Option Plan (Exhibit 10.5).

      2. On May 2, 1995, the Company issued 166,667 shares of its Series C Preferred Stock upon exercise of certain warrants, for an aggregate exercise price of $500,000 to several investors.

      3. On May 1, 1995, the Company issued and sold an aggregate of 1,812,500 shares of its Series D Preferred Stock and Warrants to purchase an aggregate of 362,500 shares of its Series E Preferred Stock for an aggregate purchase price of $7,250,000 to several investors.

      4. On December 11, 1995, in connection with an equipment leasing transaction, the Company issued Warrants to purchase 5,154 shares of its Series D Preferred Stock, at an exercise price of $5.82 per share, to Comdisco, Inc.

      5. During the period from September 4, 1997 to November 1, 1997, the Company issued 361,908 shares of its Series E Preferred Stock upon the exercise of certain warrants, at an aggregate purchase price of $1,628,586 to several investors.

      6. On April 4, 1996, April 22, 1996, May 7, 1996, June 28, 1996, and July
         11, 1996, the Company issued and sold an aggregate of 2,905,730 shares of its Series F Preferred Stock for an aggregate purchase price of $23,245,840 to several investors.

      7. During the period from April 11, 1996 to May 5, 1997, in connection with an equipment leasing transaction, the Company issued Warrants to purchase 9,318 shares of its Series F Preferred Stock, at an exercise price of $8.00 per share, to Comdisco, Inc.

      8. On August 30, 1996, in connection with an office equipment lease, the Company issued Warrants to purchase 6,814 shares of its Series F Preferred Stock, at an exercise price of $8.00 per share, to Lindsay-Ferrari.

      9. On May 30, 1997, in connection with a credit agreement, the Company issued Warrants to purchase 25,000 shares of its Series F Preferred Stock, at an aggregate exercise price of $8.00 per share, to GreyRock Business Credit, a division of NationsCredit Commercial Corporation.

     10. On July 22, 1997, August 11, 1997 and September 12, 1997, the Company issued and sold an aggregate of 2,655,125 shares of its Series G Preferred Stock for an aggregate purchase price of $23,099,587 to several investors. Deutsche Morgan Grenfell Inc. acted as the placement agent for this transaction and in connection with that placement received cash compensation.

     The issuances described in paragraph 1 were deemed exempt from registration under the Securities Act in reliance upon Rule 701 promulgated under the Securities Act. The issuances of the securities described in paragraphs 2 through 10 were deemed to be exempt from registration under the Act in reliance on Section 4(2) of the Act as transactions by an issuer not involving any public offering. In addition, the recipients of securities in each such transaction represented their intentions to acquire the securities for investment only and not with a view to or for sale in connection with any distribution thereof and appropriate legends were affixed to the share certificates issued in such transactions. All recipients had adequate access, through their relationships with the Company, to information about the Company.

ITEM 16. EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

     The exhibits listed in the Exhibit Index as filed as part of this Registration Statement.

     (a) Exhibits


    NUMBER                          EXHIBIT TITLE
    ------                          -------------
     1.1*    Form of Underwriting Agreement among the Registrant,
             Deutsche Morgan Grenfell Inc., Merrill Lynch, Pierce, Fenner
             and Smith Incorporated and Wessels, Arnold & Henderson,
             L.L.C..
     3.1*    Registrant's Amended and Restated Certificate of
             Incorporation.
     3.2*    Registrant's Amended and Restated Bylaws.
     4.1*    Form of Registrant's Specimen Common Stock Certificate.
     4.2*    Amended and Restated Information and Registration Rights
             Agreement, among the Registrant and the investors and
             founders named therein, dated July 22, 1997.
     5.1*    Legal Opinion of Brobeck, Phleger & Harrison LLP, counsel
             for the Registrant.
    10.1*    Lease Agreement between the Company, John Arrillaga and
             Richard T. Peery, dated May 10, 1996.
    10.2+*   Technology License and Reseller Agreement between the
             Company and 3Com Corporation, dated March 22, 1996.
    10.3+*   Reseller Agreement between the Company and 3Com Corporation, dated July 30, 1997.
    10.4+*   Hardware and Software Technology License Agreement between the Company, Advanced Telecommunications Modules, Limited
             and Advanced Telecommunications Modules, Inc., dated
             February 1, 1996.
    10.5*    Registrant's 1995 Stock Option Plan.
    10.6*    Registrant's 1998 Stock Incentive Plan.
    10.7*    Registrant's 1998 Employee Stock Purchase Plan.
    10.8*    Form of Indemnity Agreement entered into by Registrant with each of its executive officers and directors.
    10.9*    Loan and Security Agreement between Registrant and Greyrock
             Business Credit, dated May 30, 1997.
    10.10+*  International OEM Agreement between the Company, Advanced
             Telecommunications Modules, Inc. and Advanced
             Telecommunications Modules, Limited, dated March 7, 1996.
    10.11+*  Agreement for Manufacturing Services between the Company and
             Celestica, Inc., dated October 25, 1996.
    10.12*+  Wind River Systems, Inc. VxWorks License Agreement.
    10.13*+  Purchase and License Agreement by and between the Company and Siemens AG, dated December 2, 1997.
    10.14*+  Distribution Agreement by and between the Company and
             Philips Public Telecommunication Systems, dated November 26,
             1997.
    16.1*    Letter from KPMG Peat Marwick LLP regarding Change in
             Certifying Accountant.
    23.1     Consent of Independent Auditors.
    23.2*    Consent of Counsel (see Exhibit 5.1).
    24.1*    Power of Attorney.
    27.1*    Financial Data Schedule.


---------------

* Previously filed.
+ Confidential treatment has been requested as to a portion of this Agreement.

ITEM 17. UNDERTAKINGS

     The Company hereby undertakes to provide to the Underwriters at the closing specified in the Underwriting Agreement, certificates in such denominations and registered in such names as required by the Underwriters to permit prompt delivery to each purchaser.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the Company pursuant to the Delaware General Corporation Law, the Certificate of Incorporation or the Bylaws of the Company, Indemnification Agreements entered into between the Company and its officers and directors, the Underwriting Agreement, or otherwise, the Company has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Securities Act, and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Company of expenses incurred or paid by a director, officer, or controlling person of the Company in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered hereunder, the Company will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

     The undersigned registrant hereby undertakes:

          (1) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of Prospectus filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of Prospectus filed by the Company pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective; and

          (2) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of Prospectus shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


     Pursuant to the requirements of the Securities Act of 1933, as amended, the Registrant certifies that it has reasonable grounds to believe that it meets all the requirements for filing on Form S-1 and has duly caused this Amendment No. 4 to the Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Milpitas, State of California, on this 20th day of May, 1998.


                                          COM21, INC.

                                          By: /s/ DAVID L. ROBERTSON

                                            ------------------------------------
                                            David L. Robertson
                                            Chief Financial Officer, Vice
                                              President, Finance and Secretary

     Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the persons whose signatures appear below, which persons have signed such Registration Statement in the capacities and on the dates indicated:


                       SIGNATURE                                     TITLE                  DATE
                       ---------                                     -----                  ----

                           *                              President, Chief Executive     May 20, 1998
--------------------------------------------------------  Officer (Principal
                   (Peter D. Fenner)                      Executive Officer and
                                                          Director)

                 /s/ David L. Robertson                   Vice President, Finance,       May 20, 1998
--------------------------------------------------------  Chief Financial Officer
                  (David L. Robertson)                    (Principal Financial and
                                                          Accounting Officer) and
                                                          Secretary

                           *                              Director                       May 20, 1998
--------------------------------------------------------
                      (Paul Baran)

                           *                              Director                       May 20, 1998
--------------------------------------------------------
                    (Robert A. Hoff)

                           *                              Director                       May 20, 1998
--------------------------------------------------------
                 (C. Richard Kramlich)

                           *                              Director                       May 20, 1998
--------------------------------------------------------
                 (Scott J. Loftesness)

                           *                              Director                       May 20, 1998
--------------------------------------------------------
                (William R. Hearst, III)

                           *                              Director                       May 20, 1998
--------------------------------------------------------
                    (Robert C. Hawk)

                           *                              Director                       May 20, 1998
--------------------------------------------------------
                   (Robert W. Wilmot)

              *By: /s/ DAVID L. ROBERTSON
  ---------------------------------------------------
                   David L. Robertson
                    Attorney-in-Fact

                                 EXHIBIT INDEX


    NUMBER                           EXHIBIT TITLE
    ------                           -------------
     1.1*     Form of Underwriting Agreement among the Registrant,
              Deutsche Morgan Grenfell Inc., Merrill Lynch, Pierce, Fenner
              and Smith Incorporated and Wessels, Arnold & Henderson,
              L.L.C.
     3.1*     Registrant's Amended and Restated Certificate of
              Incorporation.
     3.2*     Registrant's Amended and Restated Bylaws.
     4.1*     Form of Registrant's Specimen Common Stock Certificate.
     4.2*     Amended and Restated Information and Registration Rights
              Agreement, among the Registrant and the investors and
              founders named therein, dated July 22, 1997.
     5.1*     Legal Opinion of Brobeck, Phleger & Harrison LLP, counsel
              for the Registrant.
    10.1*     Lease Agreement between the Company, John Arrillaga and
              Richard T. Peery, dated May 10, 1996.
    10.2+*    Technology License and Reseller Agreement between the
              Company and 3Com Corporation, dated March 22, 1996.
    10.3+*    Reseller Agreement between the Company and 3Com Corporation, dated July 30, 1997.
    10.4+*    Hardware and Software Technology License Agreement between the Company, Advanced Telecommunications Modules, Limited
              and Advanced Telecommunications Modules, Inc., dated
              February 1, 1996.
    10.5*     Registrant's 1995 Stock Option Plan.
    10.6*     Registrant's 1998 Stock Incentive Plan.
    10.7*     Registrant's 1998 Employee Stock Purchase Plan.
    10.8*     Form of Indemnity Agreement entered into by Registrant with each of its executive officers and directors.
    10.9*     Loan and Security Agreement between Registrant and Greyrock
              Business Credit, dated May 30, 1997.
    10.10+*   International OEM Agreement between the Company, Advanced
              Telecommunications Modules, Inc. and Advanced
              Telecommunications Modules, Limited, dated March 7, 1996.
    10.11+*   Agreement for Manufacturing Services between the Company and
              Celestica, Inc., dated October 25, 1996.
    10.12*+   Wind River Systems, Inc. VxWorks License Agreement.
    10.13*+   Purchase and License Agreement by and between the Company
              and Siemens AG, dated December 2, 1997.
    10.14*+   Distribution Agreement by and between the Company and
              Philips Public Telecommunication Systems, dated November 26,
              1997.
    16.1*     Letter from KPMG Peat Marwick LLP regarding Change in
              Certifying Accountant.
    23.1      Consent of Independent Auditors.
    23.2*     Consent of Counsel (see Exhibit 5.1).
    24.1*     Power of Attorney.
    27.1*     Financial Data Schedule.


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* Previously filed.
+ Confidential treatment has been requested as to a portion of this Agreement.